As filed with the U.S. Securities and Exchange Commission on April 10, 2026.

Registration No. [*]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________

NUCLEA ENERGY INC.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

_______________________________

British Columbia (Canada)	4911	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 5 2425 Skymark Ave,
Mississauga, ON L4W 4Y6, Canada
Tel: (437)784-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Blvd, #2200 Los Angeles, CA 90067 Telephone: +1 310 728-5129	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 Telephone: (212) 421-4100

_______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•        Public Offering Prospectus.    A prospectus to be used for the public offering of 5,555,556 Common Shares of the Registrant (the “Public Offering Prospectus”) through the underwriter named on the cover page of the Public Offering Prospectus.

•        Resale Prospectus.    A prospectus to be used for the resale from time to time by the selling shareholders set forth therein of 2,817,294 Common Shares of the Registrant (the “Selling Shareholders”), as set forth in the resale prospectus (the “Resale Prospectus”).

The Resale Prospectus is substantially identical to the Public Offering Prospectus, except for the following principal differences:

•        they contain different outside and inside front covers and back covers;

•        they contain different “The Offering” sections in the Prospectus Summary section beginning on page 13;

•        they contain different “Use of Proceeds” sections on page 45;

•        the Resale Prospectus does not include a “Dilution” section;

•        a Selling Shareholder section is included in the Resale Prospectus;

•        the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Selling Shareholder Plan of Distribution section is inserted in the Resale Prospectus in its place; and

•        the Legal Matters section on page 116 deletes the reference to counsel for the underwriter in the Resale Prospectus.

The Registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Shareholders. Consummation of the offering made by the Resale Prospectus is conditioned on consummation of the initial public offering of Common Shares of Nuclea Energy Inc. pursuant to the Public Offering Prospectus.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated April 10, 2026

5,555,556 Common Shares

This is the initial public offering of 5,555,556 Common Shares of Nuclea Energy Inc., a company incorporated under the laws of British Columbia, Canada (the “Company”). Prior to this Offering, there has been no public market for our Common Shares (the “Common Shares” or “Shares”). It is currently estimated that the initial public offering price per share will be between US$8.00 and US$10.00 per share. We are offering 5,555,556 Common Shares, assuming an initial public offering price of US$9.00 (which is the midpoint of the estimated range of the initial public offering).

This registration statement also contains a Resale Prospectus, pursuant to which the Selling Shareholders are offering 2,817,294 of our Common Shares (the “Resale Offering”) to be sold pursuant to the Resale Prospectus. The Resale Offering is separate from our initial public offering. We will not receive any proceeds from the sale of the Common Shares to be sold by the Selling Shareholders. No sales of our Common Shares covered by the Resale Prospectus shall occur until our Common Shares sold in our initial public offering begin trading on the New York Stock Exchange (“NYSE”).

Currently, no public market exists for our Common Shares. We plan to apply to list our Shares on the NYSE under the symbol “NCLA.” We will not close this offering unless the NYSE has approved our Shares for listing.

As of the date of this prospectus, each of Mr. Sagar Sanghera, our President and Chairman of the Board, and Mr. Vinayak Ashok Gunda, beneficially owns an aggregate of approximately 29.6% of our Common Shares and each is expected to own approximately 25.4% our Common Shares upon the completion of this offering assuming no exercise of the Underwriter’s over-allotment option. Due to his ownership of a material percentage of our outstanding Common Shares, Mr. Sanghera and/or Mr. Gunda could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. In addition, if Mr. Sanghera and Mr. Gunda act together, they will control the management and affairs of the company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

Investing in the Shares involves risks. See section titled “Risk Factors” of this prospectus.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer’” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Share		TOTAL
Initial public offering price	US$	9.00	US$	50,000,004
Underwriting discounts(1)(2)(3)	US$	0.63	US$	3,500,000
Proceeds, before expenses, to us(3)	US$	8.37	US$	46,500,004

____________

(1)      Represents underwriting discounts equal to six percent (6%) per Common Share. The underwriters will receive compensation in addition to the discounts. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 108.

(2)      Underwriting discounts and commissions do not include a non-accountable expense allowance of one (1%) percent of the initial public offering price payable to the underwriters. For a description of other terms of compensation to be received by the underwriters, see “Underwriting” beginning on page 108.

(3)      The underwriters have been granted a 45-day option to purchase up to 833,333 additional Common Shares at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions will be US$4,025,000 and the additional proceeds to us, before expenses, from the over-allotment option exercise will be US$53,475,001. For additional information regarding the over-allotment option, see “Underwriting” beginning on page 108.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately US$1,000,000, exclusive of the above discounts and approximately US$1,050,000, exclusive of the above discounts assuming the underwriters exercise their option in full. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Common Shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this offering to purchase up to 15% of the total number of our Common Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Common Shares to purchasers against payment on [*], 2026.

Joseph Gunnar & Co., LLC

Prospectus April 10, 2026

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

Neither we, the Selling Shareholders nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

i

Market and Industry Data

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Trademarks, Service Marks, and Trade Names

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Presentation of Financial and Other Information

Our financial statements are presented in United States Dollar. Unless otherwise indicated, all references in this Prospectus to “CAD”, “CAD$” or “C$” are to Canadian dollars and all references to “U.S. dollars,” “US$,” “$” or “USD” are to United States dollars.

The following tables set forth the annual average exchange rate for the year ended June 30, 2025, and the year ended June 30, 2024, as well as for the six months ended December 31, 2025 and December 31, 2024, as supplied by the Bank of Canada. These exchange rates are expressed as one United States dollar converted into Canadian dollars.

(USD$1 = CAD)	December 31, 2025	June 30, 2025	December 31, 2024	June 30, 2024
Current CAD: US$1 exchange rate	C$1.3706	C$1.3643	C$1.4389	C$1.3687
Average CAD: US$1 exchange rate	C$1.3857	C$1.3947	C$1.3812	C$1.3591

The daily average exchange rate on April 8, 2026 as reported by the Bank of Canada for the conversion of USD into CAD was USD$1.00 equals CAD$1.3851.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

Other Companies, Organizations and Agencies

“BCBCA”	The Business Corporations Act (British Columbia).
“CNSC”	The Canadian Nuclear Safety Commission.
“NRC”	The U.S. Nuclear Regulatory Commission.
“Independent Registered Public Accounting Firm”:	Reliant CPA PC
“Underwriters”:	The underwriters for the Offering, of which Joseph Gunnar & Co., LLC is serving as representative.

ii

General

“Articles” or “Amended and Restated Notice of Articles”	The notice of articles and articles of the Company, as amended and restated and filed with the British Columbia Registrar of Companies immediately prior to the consummation of this offering.
“Audit Committee”	The audit committee of our Board of Directors.
“Board” or “Board of Directors”	The board of directors of our Company.
“British Columbia Registrar”	British Columbia Registrar of Companies.
“Common Shares” or “Shares”	Common Shares in the capital of the Company without par value and having the rights provided for in the articles of the Company, as amended or substituted from time to time.
“Compensation Committee”	The compensation committee of our Board of Directors.
“Company” we”, “us”, “our company,” “our,” “the Company” or “Nuclea Energy”	Nuclea Energy Inc., a British Columbia, Canada company that will issue the Common Shares being offered.
“Directors”	The directors of our Company.
“Executive Officers”	The executive officers of our Company. See section titled “Management.”
“Fiscal Year” or “FY”	Financial year ended or, as the case may be, ending, on June 30.
“Group”	The Company, together with its directly owned subsidiary.
“Listing”	The listing and quotation of our Common Shares on the NYSE.
“Nominating and Corporate Governance Committee	The nominating and corporate governance committee of our Board of Directors.
“Offering Price”	US$[*] for each Common Share being offered in this Offering.
“Offering”	The Offering of Common Shares by the Underwriters on behalf of our Company for subscription at the Offering Price, subject to and on the terms and conditions set out in this prospectus.
“Selling Shareholders”	The Selling Shareholders are registering 2,817,294 our Common Shares for sale pursuant to the Resale Prospectus but such Shares are not underwritten nor sold by the Underwriters;
“Shareholders”	Registered holders of Shares.
“SMR”

Also known as a “small modular reactor,” a type of nuclear fission reactor with a rated electrical power of 300 MWe or less. SMRs are designed to be factory-fabricated and transported to the installation site as prefabricated modules, allowing for streamlined construction, enhanced scalability, and potential integration into multi-unit configurations

“U.S. GAAP”	Accounting principles generally accepted in the United States of America.
“Underwriting Agreement”

The Underwriting Agreement dated [*], 2026 entered into between our Company and the representative of the Underwriters, pursuant to which the Underwriters have agreed to purchase, and we have agreed to sell to them, 5,555,556 of our Common Shares at the Offering Price, less the underwriting discounts, as described in the sections titled “Underwriting” of this prospectus.

See also “Business — Technical Glossary” for additional industry-related defined terms.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.”

Overview

Nuclea Energy Inc. (“Nuclea” or the “Company”) is a company incorporated under the laws of British Columbia, Canada. Our principal office is Unit 5 2425 Skymark Ave, Mississauga, ON L4W 4Y6, Canada. We have two wholly owned subsidiaries: Nuclea Energy USA Inc., incorporated under the laws of the State of Delaware on October 8, 2025; and Nuclea Energy Canada Inc., incorporated under the laws of British Columbia, Canada on February 12, 2026.

We are a pre-revenue, development-stage company. Our principal activities currently are focused on the technological development of our potential future products, and more specifically, on executing our 18-Month Development Roadmap (detailed in “Business — Our Strategies and Future Plans — Strategic Roadmap and Milestones” below), which is designed to advance our Morpheus Micro Reactor from its current pre-conceptual stage to regulatory and commercial readiness.

Since our inception on August 24, 2023, we have not generated any revenue. We have incurred operating losses since our inception; for the fiscal year ended June 30, 2025, we reported a net loss of $251,189, and for the period from August 24, 2023 until June 30, 2024 we reported a net loss of $1,475. For the six months ended December 31, 2025, we reported a net loss of $1,945,868, compared to a net loss of $83,657 for the six months ended December 31, 2024. As of December 31, 2025, we had cash of $3,230,952, total current assets of $4,200,704, total stockholders’ equity of $4,108,805 and an accumulated deficit of $2,198,532.

Our Industry

Nuclea’s initial commercial strategy targets four primary markets where our sales model is centered on direct reactor sales with long term service support:

Remote Canadian Arctic & Indigenous Communities

Canada’s North and Arctic regions encompass over 200 off-grid communities, the majority of which rely entirely on diesel generators for both electricity and heat. Approximately 79 of these communities require power exceeding 1 MWe, placing them within Nuclea’s optimal deployment range. Diesel dependence imposes significant economic and environmental burdens such that fuel must be airlifted or barged in during limited seasonal windows, at high cost. The result can be chronic energy insecurity, frequent blackouts, and elevated greenhouse gas emissions.

Mining and Resource Extraction

Mining and heavy industry are among Canada’s most energy intensive sectors, consuming over 20% of total national electricity. Many sites, particularly northern gold, lithium, and critical mineral operations, remain off grid or are located at the edge of transmission capacity. Across Canada, there are 24 current or potential off grid mines, 92 oil sands facilities, and 85 heavy industrial complexes with base load demand profiles exceeding 5 MWe, making them prime candidates for modular nuclear adoption.

Data Centers and Critical Infrastructure

The global data center market is projected to exceed 1,000 TWh of annual electricity consumption by 2030, representing nearly 4% of global demand. In Canada and the U.S., hyperscale operators Meta, Microsoft, Amazon, and Oracle are encountering significant grid access constraints and regional moratoria due to insufficient transmission capacity and environmental permitting delays. Data centers increasingly require “five-nines” reliability (99.999%), which cannot be met by intermittent renewables alone.

Defense and National Security

Energy resilience has emerged as a top defense priority. Both Canada and the U.S. maintain hundreds of critical defense sites, including 25 – 30 Canadian bases and 450 – 500 U.S. installations, many of which are remote or off-grid. Existing reliance on diesel convoys presents serious operational risks fuel supply lines are among the most frequently targeted vulnerabilities in forward operations.

We aim to provide a definitive solution for customers seeking to own and control their clean energy assets. Each of these markets faces acute energy, cost, and carbon challenges that the Morpheus Reactor platform is designed to directly address through scalability, fuel longevity, and autonomous operation.

Collectively, these markets represent a total addressable market exceeding USD $200 billion by 2040, with a serviceable addressable market for early deployable sites in North America estimated at $45 billion, and an initial serviceable obtainable market for Nuclea of roughly $2.5 – 3 billion within its first decade of operations (International Energy Agency [IEA], 2023; McKinsey & Company, 2024; Nuclear Energy Institute [NEI], 2023). Based on the Company’s development plans, our target entry date into the market is currently projected to be 2030-2031.

There cannot, however, be any assurances that we will reach the production stage when currently estimated, or at all. Our business plan will be very costly, and our future cash needs will far exceed the net proceeds that the Company will receive from this offering. In order to develop and implement our business as currently planned and as described in this prospectus, the Company will need to raise substantial amounts of additional capital, potentially hundreds of millions of dollars. See “Risk Factors — Our business plans will require us to raise substantial additional amounts of capital. Future capital needs will require us to sell additional equity or debt securities that will dilute or subordinate the rights of our shareholders. In addition, we may be unable to secure government grants as part of our funding strategy.

Source: International Energy Agency, 2023 Nuclear Energy Institute [NEI], 2023).

Our Core Product

The Company’s main product, currently under development, is the Morpheus Microreactor (the “Morpheus Reactor” or “Morpheus”). Morpheus is designed to be a transportable, factory fabricated, sealed core nuclear reactor designed for sale to qualified customers. It is engineered as a scalable platform, with configurations ranging from 3.5 MWe to 50 MWe, to serve a wide array of customer needs, with some re-engineering work necessary for larger power outputs. The reactor is designed to fit within a transportable container.

The Morpheus design is based on the ZAN4e conceptual design, a lead cooled and graphite moderated thermal spectrum reactor and uses HALEU fuel. This unique combination of features is intended to maximize inherent passive safety, minimize operational complexity, and ensure robust performance in extreme cold-weather environments, such as the Canadian Arctic.

Morpheus Reactor Rendering

Our Competitive Strengths

We believe Nuclea Energy has the potential to become a leader in the advanced nuclear market by capitalizing on the following key competitive strengths, if and when our Morpheus reactor becomes market ready.

Passive Safety for Arctic and Remote Environments

We believe that our core competitive advantage will be our selection of a lead cooled graphite moderated reactor, which is designed to provide passive safety, and we believe will make it well suited for deployment in remote and environmentally sensitive regions such as the Canadian Arctic. Lead-cooled reactors are uniquely suited for Arctic environments because their coolant remains liquid at extremely high temperatures. Their passive safety features and ability to operate without external water sources make them especially reliable in remote, cold, and infrastructure limited regions. We view these geographic areas as naturally complementary to the Morpheus offering.

A Flexible, Capital-Efficient Model

We intend to operate as a technology integrator rather than a fully integrated manufacturer. We do not plan to manufacture the broader balance of plant infrastructure such as power conversion units, district heating exchangers, or heavy civil containment structures. Instead our manufacturing focus is strictly limited to the proprietary reactor core module. Specifically, we intend to oversee the design and fabrication of the vacuum sealed graphite vessel, the internal fuel channel assemblies, and the lead coolant integration systems. The Morpheus microreactor serves as the specialized thermal energy source that drives third party power generation hardware. We plan to leverage qualified supply chains to provide standard components including the Stirling engines or steam turbines required for electricity generation. This approach is intended to reduce capital intensity and execution complexity while maintaining our control over the critical intellectual property and safety systems embedded within the reactor core.

This flexible model allows us to avoid the billions in capital expenditure typically associated with building new nuclear manufacturing facilities. It enables us to be more agile, scalable, and resilient, focusing our resources on innovation and regulatory success.

A Regulatory-Focused Team and Process

We benefit from our leadership, which blends visionary technology development with the pragmatic, disciplined execution required to successfully navigate the complex nuclear regulatory landscape. Our founding team of Sagar Sanghera, Vinayak Ashok Gunda, and Dr. Eleodor Nichita was formed to bridge the gap between innovation and commercialization.

•        Regulatory Activities to Date

We have conducted preliminary pre-application engagements with NuMark, a US nuclear consultancy firm, that deals with the U.S. Nuclear Regulatory Commission (NRC) and have had limited informal exchange with the Canadian Nuclear Safety Commission (CNSC)’s advanced reactor review division, who are awaiting for us to proceed formally. These early interactions have informed our revised understanding of pathway requirements but do not guarantee approval timelines. We have not yet submitted formal applications in either jurisdiction.

•        Licensing and demonstration timeframe

The microreactor industry is still in its infancy and many of the demonstration and licensing steps are in flux due to changing government regulations and processes. We believe that our estimated timelines are realistic given today’s regulatory climate, but they remain highly sensitive to variables including: (i) securing funding for construction; (ii) availability of qualified manufacturing partners for specialized components; (iii) securing an appropriately licensed test site with community support; and (iv) resolution of design iterations during integrated testing.

While recent U.S. reforms, including the ADVANCE Act and Executive Order 14300, direct the NRC to develop streamlined pathways for microreactor licensing, these frameworks remain under development and untested with actual applications.

Similarly, Canada has established an SMR readiness action plan but ultimately the CNSC applies its comprehensive single licensing framework to all new reactor facilities, which historically involves multi-year environmental assessments and public hearings. Our projected licensing timeline assumes cooperative reviews but is subject to variables beyond our control, including: (i) finalization and applicability of new regulatory pathways to our design; (ii) resource allocation; (iii) completeness of our application and potential Requests for Additional Information; and (iv) resolution of novel technical issues.

Delays in any of these areas could extend the timelines.

•        Costs to complete licensing and demonstration between 2027 and 2031

We expect that total capital required to advance development, demonstration, and licensing application activities through 2028 will be approximately $100 million dollars. These expenditures are expected to cover engineering and safety work, fuel qualification efforts, construction and operation of a prototype or research reactor, and regulatory engagement and regulatory application preparation in both jurisdictions. For the 2029–2031 period, when we expect to advance a commercial reactor design and associated licensing activities, we do not yet have clear line of sight on ultimate expenditures. Spending during this phase will depend significantly on regulatory pathways, design evolution, supply-chain conditions, and the scope and outcomes of the demonstration reactor, and could be materially higher if review cycles are extended or design modifications are required

•        Basis for 2030–2031 Launch Projection

Our launch target is grounded in: (i) regulatory modernization efforts in both jurisdictions; and (ii) internal milestone planning assuming successful capital raises and execution. We emphasize that this timeline is not guaranteed and remains contingent upon resolving the execution risks described above; however, we believe that the above described contingencies are typical for companies in our space and at our current stage of development.

•        Licensing and Regulatory Roadmap

5-Year Core Life

Our reactor is designed to operate for approximately five years before refueling. This extended core life is a fundamental competitive differentiator that directly addresses the primary cost and logistical drivers for our target customers. This advantage is enabled by our “Improved Annular Fuel/Lattice Configuration,” which we plan to validate with Ontario Tech University. Our design, which utilizes 19.5% enriched UO2 (uranium dioxide or uranium(IV) oxide) fuel, is engineered to achieve a higher fuel burnup and a more efficient neutron economy, allowing it to generate power for significantly longer than competing designs.

Our Business Strategies and Future Plans

Strategic Roadmap and Milestones

Our development is guided by an 18-Month Development Roadmap which will begin upon the consummation of this offering and will be fully funded with the net proceeds of this offering as of such date (assuming no exercise of the over-allotment option), whether or not we complete the Moltex Asset Acquisition (as defined below; see “Recent Developments” section on Page 7). We currently believe that the Moltex Asset Acquisition will not have any effect on the timeframes set forth in our 18-Month Development Roadmap. Our 18-Month Development Roadmap plan is designed to achieve critical regulatory and technical milestones to de-risk the technology and unlock the next stage of financing. Over the 18 months starting on the date of the consummation of this offering, we plan to expand our technical and executive team, launch a new research laboratory, file additional patent applications, advance the engineering development of our reactor design, begin the regulatory review in both Canada and the U.S., and build and operate test loops and mockups to validate critical technologies. We also aim to build partnerships with national labs and universities to test fuel behavior and finalize the scope and plan for our CNSC Vendor Design Review (“VDR”) Phase 1 submission.

Corporate Structure

We are organized as a corporation under the laws of British Columbia, Canada. The Company was incorporated on August 24, 2023, under the name of “Raise AI Technologies”. A Certificate of Change of Name was filed on March 13, 2025, with the British Columbia Registrar changing the name of the Company to Nuclea Energy Inc. On October 8, 2025 we incorporated Nuclea Energy, USA under the laws of the State of Delaware, and on February 12, 2026, we incorporated Nuclea Energy Canada Inc. under the laws of British Columbia. Neither subsidiary has commenced active operations as of the date of this prospectus.

The following diagram illustrates our corporate structure as of the date of this prospectus and after giving effect to this Offering (% of Shares/% of total voting power):

As of the date of this prospectus:

____________

Notes:

(1)      Each of Sagar Sanghera and Vinayak Ashok Gunda, our two largest shareholders, holds sole voting and dispositive power over 10,000,000 Common Shares, representing approximately 29.6% of the issued and outstanding Common Shares each, as of the date of this prospectus. Eleodor Nichita holds sole voting and dispositive power over 2,222,220 Common Shares, representing approximately 6.6% of the issued and outstanding Common Shares, as of the date of this prospectus.

After giving effect to this Offering:

Sagar Sanghera and Vinayak Ashok Gunda
Public Shareholders
Other Existing Shareholders
50.8%
14.1%
35.1%
Nuclea Energy Inc. (Canada)
100%
100%
Nuclea Energy Canada Inc. (Canada)
Nuclea Energy USA Inc. (USA)

Corporate Information

Our principal office is Unit 5 2425 Skymark Ave, Mississauga, ON L4W 4Y6, Canada. The telephone number of our principal office is (437)784-1600. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168. Our registered office in British Columbia is 201-15315 66 Ave, Surrey, BC V3S 2A1, Canada. Our corporate website is http://www.nuclea.energy. Information contained on our website does not constitute part of this prospectus.

Recent Developments

Moltex Asset Acquisition

On December 17, 2025, we entered into an exclusivity agreement to acquire certain assets of Moltex Energy Limited (in administration, which is a formal insolvency proceeding under English law that is broadly comparable to a court-supervised reorganization or restructuring process under United States bankruptcy law, for example, a proceeding under Chapter 11 of the United States Bankruptcy Code) for a purchase price of £6,183,793 (equivalent to CAD$11,500,000 or approximately US$8,500,000) (the “Moltex Asset Acquisition”).

The assets we are seeking to acquire are expected to consist primarily of intellectual property and related rights, including patents and patent applications, technical know-how, engineering designs, technical documentation, experimental and modeling data, software, and regulatory work product. Based on information currently available and our ongoing due diligence, the assets in scope are expected to relate primarily to Moltex’s Stable Salt Reactor — Wasteburner (SSR-W) reactor concept and the WAste To Stable Salt (WATSS) spent fuel recycling process, together with supporting development materials and documentation. The contemplated transaction does not involve the acquisition of all of the assets or liabilities of Moltex Energy Limited and, based on information currently available, we do not expect to assume historical liabilities of Moltex Energy Limited.

In consideration for the exclusivity rights, we have paid a non-refundable exclusivity fee of £268,861 (equivalent CAD$500,000 or approximately USD$368,000). The original exclusivity period ran until March 31, 2026, unless extended by mutual agreement, during which time Moltex Energy Limited (acting through its joint administrators) has agreed to cease all third-party negotiations and will not solicit, entertain, or enter into discussions with any other potential acquirers. We have committed to negotiate in good faith to finalize a definitive sale and purchase agreement and to satisfy customary conditions precedent. We are required to provide weekly confirmations of our intention to proceed with the transaction at the offer price and to use reasonable endeavors to complete our due diligence before the expiration of the exclusivity period. Additionally, if the joint administrators determine that additional funding is required to maintain the business and assets during any extension of the exclusivity period beyond March 31, 2026, we are obligated to provide such funding within three business days of a written request.

On March 31, 2026 we signed an exclusivity extension letter with the joint administrators for Moltex, which has extended our due diligence and negotiation exclusivity period until May 8, 2026 (the “Extension”). In consideration for the Extension, we have agreed to pay a fee of £110,000 (equivalent of approximately CAD$203,000 or approximately USD$146,000). The joint administrators have also requested that we pay CAD$145,000 (or approximately USD$105,000) to fund the costs of maintaining some of the intellectual property assets associated with the Moltex Asset Acquisition. We paid both of the above amounts from the proceeds of our last private placement financing and continue to conduct due diligence on the Moltex assets and negotiate the terms of a formal acquisition agreement.

Moltex Energy Limited is “in administration.” In an administration, day-to-day control of the company passes from its directors to “joint administrators,” who are licensed insolvency practitioners appointed to manage the company’s affairs, business, and property for the benefit of its creditors. Joint administrators perform a role similar to that of a bankruptcy trustee or debtor-in-possession management under United States bankruptcy law, including identifying and executing value-maximizing sale transactions. As Moltex Energy Limited is in administration, the assets we are seeking to acquire are considered distressed assets, meaning assets being sold by or on behalf of a financially distressed or insolvent seller in a court- or creditor-supervised process, rather than in the ordinary course of business.

Prior to entering administration, Moltex Energy Limited and its subsidiaries were engaged in the research and development of advanced nuclear energy technologies, including the design and development of the SSR-W reactor concept and the WATSS spent fuel recycling process. Moltex’s activities included engineering development, intellectual property development, technical studies, modeling and analysis, and regulatory engagement activities. Moltex completed Phase 1 of the Canadian Nuclear Safety Commission Vendor Design Review process for its SSR-W design, reflecting prior regulatory engagement in Canada.

Based on information currently available, we do not believe that the contemplated Moltex Asset Acquisition would constitute the acquisition of a “business” as defined in Rule 11-01(d) of Regulation S-X, as the transaction is expected to involve the acquisition of specified assets, primarily intellectual property and related development materials, rather than an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return to investors. Accordingly, based on information currently available, we do not believe that Rule 3-05 of Regulation S-X would require the inclusion of separate pre-acquisition financial statements of Moltex Energy Limited. The definitive terms of the Moltex Asset Acquisition remain subject to ongoing negotiations with the joint administrators of Moltex Energy Limited.

Summary Risk Factors

An investment in our Shares involves a high degree of risk. Before deciding whether to invest in our Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of the Shares to decline, resulting in a loss of all or part of your investment. Further, if we fail to meet the expectations of the public market in any given period, the market price of the Shares could decline. Our business involves significant risks and uncertainties, some of which are outside of our control. If any of these risks actually occurs, our business and financial condition could suffer and the price of the Shares could decline. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in the Common Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Our Business and Industry

•        We have incurred losses and have not generated any revenue since our inception. We anticipate that we will continue to incur losses, and expect that we will not generate revenue, for the foreseeable future.

•        We are an early-stage company in an emerging market with an unproven business model, a new and unproven technology model, and a short operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of your investment.

•        Our business plans will require us to raise substantial additional amounts of capital. Future capital needs will require us to sell additional equity or debt securities that will dilute or subordinate the rights of our shareholders. In addition, we may be unable to secure government grants as part of our funding strategy.

•        The Morpheus Reactor is a first-of-a-kind design, and we may fail to validate its technical feasibility, scalability, or integration of key systems, which would prevent us from obtaining regulatory approval and commercializing the technology.

•        The failure of production and commercialization of nuclear micro reactors as planned will adversely and materially affect our business, financial condition, and result of operations.

•        Our Morpheus Reactor requires 10% or 19.5% HALEU fuel, and the absence of a robust commercial supply chain for HALEU could prevent us from manufacturing and fueling our reactors.

•        We may not complete the Moltex Asset Acquisition, and even if completed, the acquisition of these distressed assets may not yield anticipated benefits and could adversely affect our financial condition.

•        Our “design led” manufacturing model depends on third-party suppliers, and any failure by these suppliers to meet our quality or delivery requirements could disrupt our ability to produce and deliver the Morpheus Reactor.

•        If we experience significant fluctuations in our operating results and rate of growth and fail to meet revenue and earnings expectations, our stock price may fall rapidly and without advance notice.

•        Our business model depends entirely on successfully navigating the complex, lengthy, and expensive nuclear licensing process, and failure to obtain regulatory approvals would prevent commercialization of the Morpheus Reactor.

•        Government budget delays, government debt ceiling limitations, or reductions in government spending could adversely impact government spending for the products and services we provide.

•        The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

•        The market for SMRs generating nuclear power is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

•        We face competition from other advanced nuclear developers, and competitors that achieve commercialization first may capture market share and limit our growth opportunities.

•        Our executive officers, including our Chief Executive Officer and Chief Financial Officer, currently serve on an independent contractor basis, which may adversely affect the continuity and effectiveness of our management.

•        Our success depends on retaining a small, highly specialized management team, and the loss of key individuals could significantly impair our ability to execute our business plan.

•        Potential conflicts of interest among directors and officers could adversely affect our business.

•        We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

•        We and our target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our target customers and us.

Risks Related to Our Intellectual Property

•        If we are unable to protect the intellectual property underlying the Morpheus Reactor, our ability to complete development and achieve commercialization could be materially harmed.

•        If we fail to protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.

•        We rely on our unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

•        We may be accused of infringing intellectual property rights of third parties and content restrictions of relevant laws, which may materially and adversely affect our business, financial condition, and results of operations.

Risks Related to Regulation and Compliance

•        Our business is subject to a wide variety of extensive and evolving government laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

•        We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

•        We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

•        If we fail to comply with the laws and regulations relating to the collection of sales tax and payment of income taxes in the various states in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance, which could harm our business.

•        We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and financial position.

General Risk Factors Associated with Our Company

•        We are highly dependent on our senior management team and other highly skilled personnel. If we are unable to attract, retain and maintain highly qualified personnel, including our senior management team, we may not be able to implement our business strategy and our business and results of operations would be harmed.

•        Each of Mr. Sagar Sanghera, our President and Chairman of the Board, and Vinayak Ashok Gunda, has a significant influence over our company due to his ownership of a material percentage of our outstanding Common Shares. Also, their interests may not always be aligned with the interests of our other shareholders, which may lead to conflicts of interest that harm our company. In addition, if Mr. Sanghera and Mr. Gunda act together, they will control the management and affairs of the company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

•        Failure to establish and maintain effective internal control in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

•        Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting system. These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.

•        We will incur significantly increased costs as a result of, and devote substantial management time to operating as, a public company.

•        We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

•        We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Common Shares less attractive to investors.

•        If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

•        It may be difficult to enforce U.S. judgments and effect service of process against us or our management, as our operations and management are located outside the United States.

•        Our current insurance coverage may not be adequate, and we may not be able to obtain insurance at acceptable rates, or at all.

•        We may pursue strategic acquisitions to accelerate our growth. These potential acquisitions may not be successful. We may not be able to successfully integrate future acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

•        There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Common Shares.

•        Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of our business or information system resulting from these events could adversely affect our operating results.

Risks Related to Our Securities and this Offering

•        No active trading market for our Common Shares currently exists, and an active trading market may not develop or be sustained following this offering.

•        The trading price of our Common Shares may be volatile, and you could lose all or part of your investment.

•        Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Common Shares.

•        If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

•        The offering price of the primary offering and resale offering could differ.

•        Future sales of our Common Shares or securities convertible into our Common Shares may depress our stock price.

•        The resale by the Selling Shareholders may cause the market price of our Common Shares to decline.

•        Our failure to meet the continued listing requirements of the NYSE could result in a delisting of our Common Shares.

•        Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

•        You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

•        An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

•        Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

•        Certain anti-takeover provisions in Canadian corporate and securities laws, including rules governing take-over bids and shareholder rights plans, could discourage, delay or prevent a change of control of our company and may adversely affect the trading price of our Common Shares.

•        We have never paid dividends on our capital stock, and we do not anticipate to pay dividends for the foreseeable future.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible, for up to five years, to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•        the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•        exemptions from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in the assessment of our internal control over financial reporting;

•        to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Offering or such earlier time that we are no longer an emerging growth company.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares. We do not know if some investors will find the Shares less attractive because we may rely on these exemptions. The result may be a less active trading market for the Shares, and the price of the Shares may become more volatile.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (2) the last day of the fiscal year following the fifth anniversary of the date of this Offering; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. We intend to take advantage of the extended transition period for complying with new or revised accounting standards, as permitted under Section 107 of the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Foreign Private Issuer

Upon consummation of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time, which will no longer be available beginning March 18, 2026; and

•        the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our Executive Officers or members of our Supervisory Board are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States, or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more extensive executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more extensive compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer and will continue to be permitted to follow our home country practice on such matters.

THE OFFERING

Shares offered by us:	5,555,556 Common Shares (or 6,388,889 Common Shares if the Underwriters exercise their option to purchase additional Shares within 45 days after the closing of this offering from us in full).
Offering Price:	$9.00 per Common Share (which is the midpoint of the estimated range of the initial public offering).
Number of Shares outstanding before this Offering:	33,752,619 Common Shares.
Shares to be outstanding immediately after this Offering:	39,308,175 Common Shares.
Over-allotment option to purchase additional Shares:	We have granted the Underwriters an option to purchase up to 833,333 (15%) additional Common Shares from us within 45 days after the closing of this offering.
Use of proceeds:	We intend to use the proceeds from this offering as follows:

•   Approximately 25% to support the expansion of our core technology’s functionality and value, including targeted product development, filing provisional utility patents from the initial tranches, and the establishment of an in-house research and development facility equipped for materials testing, design, and prototyping;

•   Approximately 35% for strategic development and scaling of our business and operational footprint, including R&D collaborations with external industry partners on engineering initiatives and regulatory engagement as well as a third party validation process;

• Approximately 20% for exploration of potential mergers and acquisitions, including, if consummated, the Moltex Asset Acquisition; and
• Approximately 20% for funding general administration and working capital. See “Use of Proceeds” for more information.
Lock-up:

We have agreed, subject to certain exceptions, with the Underwriters, not to, during a period of 180 days after the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (ii) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise. For the avoidance of doubt, these restrictions do not apply to the resale by the selling securityholders of the securities registered for resale pursuant to the Resale prospectus, and we will not receive any proceeds from such resales. Additionally, our directors and officers and any other holder(s) of three percent or more of the outstanding Common Shares as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into Common Shares) have agreed to enter into “lock-up” agreements pursuant to which such persons and entities shall agree, for a period of 180 days after the closing of this offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, subject to customary exceptions. The Selling Shareholders have signed lock-up agreements covering a period of 180 days after the closing of this offering. The foregoing lock-up restrictions are subject to customary carve-outs and, as to the director, officer and shareholder lock-ups, any applicable lock-up waivers granted by the Underwriters.

The director, officer and shareholder lock-ups will contain “leak out” provisions as further set forth in this prospectus.

See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

NYSE American symbol:	We intend to apply to list the Common Shares on the NYSE under the symbol “NCLA” We will not close this offering unless the NYSE has approved our Common Shares for listing.
Risk factors:	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Common Shares.
Underwriters’ Over-Allotment Option:

The registration statement of which this prospectus forms a part also registers for sale up to an additional 15% of the total number of Common Shares sold in this offering (833,333 additional Common Shares, assuming an initial public offering price of US$9.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus), pursuant to the Underwriters’ over-allotment option. The Underwriters have a 45-day option from the date of the closing of the offering to purchase these additional shares at the public offering price per share, less underwriting discounts and commissions, solely to cover sales of Common Shares in excess of the total number of Common Shares initially offered. If any of the additional Common Shares are purchased, the Underwriters will offer these shares at $[*] per Common Share, which is the offering price per share. See “Underwriting” for additional details regarding the over-allotment option.

SELECTED FINANCIAL AND OPERATING DATA

The summary below presents selected statements of operations and comprehensive loss for the year ended June 30, 2025 and the period from August 24, 2023 until June 30, 2024 and selected balance sheet data as of June 30, 2025 and 2024, which have been derived from our audited financial statements included elsewhere in this prospectus. The summary below also presents selected statements of operations and comprehensive loss for the six months ended December 31, 2025 and 2024 and selected balance sheet data as of December 31, 2025, which have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our selected financial data are prepared and presented in accordance with accounting principles generally accepted in the United States of America. Our historical results are not necessarily indicative of results expected for future periods. You should read this “Selected Financial and Operating Data” section together with our financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

Statements of operations and comprehensive income information:

	For the six months ended December 31,		Year ended June 30, 2025	For the period from August 24, 2023 to June 30, 2024
(USD)	2025	2024
Operating expenses	$1,946,756	$83,657	$248,094	$1,475
Other income (expense)	$888	$—	$(3,095)	$—
Net loss	$(1,945,868)	$(83,657)	$(251,189)	$(1,475)
Weighted average number of common shares used to compute net loss per share, basic and diluted	27,352,329	30,000,000	27,897,550	30,000,000
Net loss per common share, basic and diluted	$(0.071)	$(0.003)	$(0.009)	$(0.000)

Balance sheets information:

	As of December 31, 2025	As of June 30,
(USD)		2025	2024
Cash	$3,230,952	$99,311	$22
Total assets	$4,203,891	$618,675	$22
Total liabilities	$95,086	$188,201	$—
Stock holders' equity	$4,108,805	$430,474	$22

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our Common Shares. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Industry and Business

We have incurred losses and have not generated any revenue since our inception. We anticipate that we will continue to incur losses, and expect that we will not generate revenue, for the foreseeable future.

We have incurred operating losses since our inception; for the fiscal year ended June 30, 2025, we reported a net loss of $251,189, and for the period from August 24, 2023 until June 30, 2024, we reported a net loss of $1,475. For the six months ended December 31, 2025, we reported a net loss of $1,945,868, compared to a net loss of $83,657 for the six months ended December 31, 2024. As of December 31, 2025, we had cash of $3,230,952, total current assets of $4,200,704, total stockholders’ equity of $4,108,805 and an accumulated deficit of $2,198,532. We expect that operating losses and negative cash flows will increase in the coming years because of additional costs and expenses related to our research and development (which we refer to herein as R&D), business development activities and our status as a publicly traded company.

To date, we have not generated any revenue. We do not expect to generate any revenue unless and until we are able to commercialize our reactors and/or other lines of business. As we have incurred losses and experienced negative operating cash flows since our inception, and accordingly we have undertaken equity financing from investors to satisfy our funding needs, and we will consider applications for government grants; however, we may not raise adequate funding to offset our expenses and losses. Moreover, we may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The magnitude of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate and grow revenue. We cannot predict the outcome of the actions to generate liquidity to fund our operations, whether such actions would generate the expected liquidity to fund our operations as currently planned or whether the costs of such actions will be available on reasonable terms or at all. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our reactor development, to successfully market our reactors and to achieve commerciality for our reactors. Our prior losses and expected future losses have had and may continue to have adverse effects on our shareholders’ equity (deficit) and working capital and may lead to the failure of our business.

We are an early-stage company in an emerging market with an unproven business model, a new and unproven technology model, and a short operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of your investment.

We only have a limited operating history upon which to base an evaluation of our current and future business prospects. We were founded in 2023 and are currently in the process of developing our first product as more fully described in the “Business” section of this prospectus. We anticipate that it will take several years for us to commence generating meaningful revenues. Moreover, we will be required to make significant expenditures over the near and long term just to achieve any level of revenues. Over the next twelve months, we will continue to progress our development of advanced nuclear microreactors, in particular Morpheus, with estimated expenditures to be in excess of $20 million. This allocation comprises approximately 25% dedicated to supporting the expansion of our core technology’s functionality and value, including targeted product development, filing provisional utility patents from the initial tranches, and the establishment of an in-house research and development facility equipped for materials testing, design, and prototyping. An additional 35% is earmarked for strategic development and scaling of our business and operational footprint, including R&D collaborations with external industry partners on engineering initiatives and regulatory engagement as well as a third party validation process. The remaining 20% is allocated to the exploration of potential mergers and acquisitions, including, if consummated, the Moltex Asset Acquisition.

We estimate that our microreactor demonstration work will be conducted between 2027 and 2028, our microreactor licensing application will be processed between 2028 and 2030, and our microreactors will be launched between 2030 and 2031. Notwithstanding the foregoing, these outlined expenditures and the timelines are estimations only and are inherently subject to change due to certain factors, including adjustments in the microreactor development plan and uncertainties associated with the licensing approval process. Given that these elements may exceed our initial expectations or lie beyond our control, we cannot guarantee the accuracy of the actual expenditures and timelines. There cannot be any assurances that we will reach the production stage when currently estimated, or at all.

Our limited operating history and early stage of our business makes an evaluation of our business and prospects very difficult. You must consider our business and prospects in light of the risks and difficulties we encounter as an early-stage company in the new and rapidly evolving market of the nuclear energy industry. These risks and difficulties include, but are not limited to, the following:

•        Obtaining the necessary permits and licenses can be a lengthy and complex process, subject to rigorous safety and environmental regulations. Delays or denials in obtaining these approvals can significantly impact a project’s timeline and cost.

•        Ensuring the safety of the reactor during operation and in case of accidents is paramount. Microreactors must be designed with robust safety features to prevent accidents, and emergency response plans must be in place to mitigate any potential incidents.

•        Security concerns, including the risk of theft or sabotage, need to be addressed through physical security measures and cybersecurity protocols.

•        Microreactor projects can be capital-intensive, and securing adequate financing can be a significant hurdle. Economic risks related to cost overruns, construction delays, or market uncertainties must be managed effectively.

•        The demand for microreactor-generated power may be uncertain, especially in the early stages of the business. Market fluctuations and changing energy policies can affect the profitability of the venture.

•        Microreactors rely on specialized components and materials, which may have limited availability or long lead times. Supply chain disruptions can impact project timelines and costs.

•        Addressing environmental concerns that may affect the industry, including radioactive waste management and minimizing environmental impact, is important for public acceptance. However, the Company does not and does not intend to own or operate nuclear facilities or handle, transport, store, or dispose of hazardous or radioactive materials.

•        Public perception of nuclear technology can be a challenge. Overcoming public skepticism or opposition and gaining social acceptance for

We may not be able to successfully address any of these risks or others. Failure to adequately do so could seriously harm our business and cause our operating results to suffer.

Our nuclear reactors are still at the development stage and have not been put into production yet. Developing, producing, and commercializing nuclear reactors is a complex and challenging endeavor due to various technical, regulatory, financial, and public perception obstacles, which may adversely and materially affect our business, financial condition and results of operation.

Our business plans will require us to raise substantial additional amounts of capital. Future capital needs will require us to sell additional equity or debt securities that will dilute or subordinate the rights of our shareholders. In addition, we may be unable to secure government grants as part of our funding strategy.

Our business plan will be very costly, and our future cash needs will far exceed the net proceeds that the Company will receive from this offering. To develop and implement our business as currently planned and described in this prospectus, we will need to raise substantial amounts of additional capital, potentially hundreds of millions of dollars. We expect that we will need to make substantial investments in research and development of our products and technologies and other substantial investments before we can generate meaningful revenues. Moreover, our costs and expenses may be even greater than currently anticipated, and there may be investments or expenses that are presently unforeseen. In any case, we may be unable to raise sufficient capital to fund these costs and achieve significant revenue generation. In addition, given the relatively early stage of our company, our future capital requirements are also difficult to predict with precision, and our actual capital requirements may differ substantially from those we currently anticipate. We will need to consummate this offering in order to complete our 18-Month Development Roadmap.

As a result, even following this offering, we will need to seek equity or debt financing to finance a large portion of our future capital requirements. Such financing might not be available to us when needed or on terms that are acceptable, or at all. We will likely issue additional equity securities and may issue debt securities or otherwise incur debt in the future to fund our business plan. If we issue equity or convertible debt securities to raise additional funds, our existing shareholders will experience dilution, and the new equity (including preferred equity) or debt securities or other indebtedness may have rights, preferences, and privileges senior to those of our existing shareholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expense.

Our ability to obtain the necessary capital in the form of equity or debt to carry out our business plan is subject to several risks, including general economic and market conditions, as well as investor sentiment regarding our planned business. These factors may make the timing, amount, terms and conditions of any such financing unattractive or unavailable to us. The prevailing macroeconomic environment may increase our cost of financing or make it more difficult to raise additional capital on favorable terms, if at all. If we are unable to raise sufficient capital, we may have to significantly reduce our spending and/or delay or cancel our planned activities.

We may also seek to raise additional funds through collaborations and licensing arrangements. These arrangements, even if we are able to secure them, may require us to relinquish some rights to our technologies, or to grant licenses on terms that are not favorable to us.

Finally, we plan to apply for government funding in the form of grants or other funding from agencies such as the Innovation, Science and Economic Development Canada, Global Affairs Canada and Ontario Center for Innovation. We may not receive such funding for a variety of reasons, including the size of our company and the government’s assessment of our prospects. Even if we do receive such funding, the government could condition such funding on contractual provisions such as granting the government rights to our technology or products. Moreover, government funding is subject to at least annual Congressional appropriations, which may not be forthcoming. The federal budget process is complex — the budget justification and Presidential budget requests are often incomplete; Congress may appropriate different amounts than those requested; and the DOE has varying degrees of discretion to reprogram or transfer appropriated funds. Nonetheless, to the extent Presidential budget requests or DOE budget justifications result in a shift of Congressional appropriations away from SMR funding generally or projects we are developing specifically, those shifts could materially and adversely affect the amount of DOE funding available to us and our business. However, even if we were successful in meeting our government funding goals, we nonetheless will be required to obtain additional funding over and above our government funding sources.

As a result of the foregoing, we might not be able to obtain any financing, and we might not have sufficient capital to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations. If we cannot raise additional capital when we need or want to, our operations and prospects could be negatively affected, and our business could fail.

The Morpheus Reactor is a first-of-a-kind design, and we may fail to validate its technical feasibility, scalability, or integration of key systems, which would prevent us from obtaining regulatory approval and commercializing the technology.

Our flagship product, the Morpheus Microreactor, is a first-of-a-kind design that incorporates novel features, including a high-temperature (500 – 600°C) lead-cooled, graphite-moderated core, passive natural convection cooling, and integration with high-efficiency Stirling engines. The technical feasibility of these systems has not yet been fully validated in an integrated configuration. In particular, we must demonstrate the long-term performance of structural and fuel materials in a high-temperature lead-coolant environment, confirm the reliability and stability of passive natural convection under all operating conditions, and validate the performance and durability of the Stirling engines when coupled to the reactor system.

In addition, the Morpheus design is intended to be scalable from approximately 3.5 MWe to 50 MWe to serve diverse customer needs. We must prove that the design can be adapted to different power levels without compromising safety, efficiency, or regulatory compliance. Achieving these validations will require extensive modeling, laboratory testing, and potentially prototype demonstrations, all of which are subject to technical uncertainties, cost overruns, and delays.

Failure to resolve any of these technical risks could prevent us from obtaining the necessary regulatory approvals from the Canadian Nuclear Safety Commission (“CNSC”), the U.S. Nuclear Regulatory Commission (“NRC”), or other international regulators. Without such approvals, we would be unable to commercialize the Morpheus Reactor, which would materially and adversely affect our business, financial condition, and prospects.

The failure of production and commercialization of nuclear micro reactors as planned will adversely and materially affect our business, financial condition, and result of operations.

We are in the process of developing the next-generation advanced nuclear microreactors, in particular, Morpheus, a lead-cooled, graphite moderated reactor. With this potential product, we seek to advance the development of next generation, portable, on-demand capable, advanced nuclear micro reactors. In collaboration with various nuclear engineering, research and laboratories in both the US and Canada, we believe our reactors will have the potential to bring change to the global energy landscape. Our goal is to commercially launch one of these products by 2030. If our plan to develop, manufacture or commercialize these products is delayed, suspended, interrupted, or cancelled for whatever reason, our business, financial condition, and results of operations will be adversely and materially disrupted, and the value of our securities may significantly decline or become worthless.

Our Morpheus Reactor requires 10% or 19.5% HALEU fuel, and the absence of a robust commercial supply chain for HALEU could prevent us from manufacturing and fueling our reactors.

The Morpheus Microreactor is designed to operate using high-assay low-enriched uranium (“HALEU”) fuel enriched to approximately 10% or 19.5%. At present, there is no robust commercial supply chain for HALEU, and production is limited to a small number of government-authorized entities. The availability of HALEU is subject to significant constraints, including limited production capacity, regulatory controls, export restrictions, and geopolitical considerations.

Any failure to secure a reliable, long-term supply of HALEU at a predictable price would make it impossible for us to manufacture and fuel our reactors. Even if supply is available, price volatility or unfavorable contract terms could materially increase our costs and reduce the competitiveness of our product. Without assured access to HALEU, our business model would be non-viable, and our financial condition and prospects would be materially and adversely affected.

We may not complete the Moltex Asset Acquisition, and even if completed, the acquisition of these distressed assets may not yield anticipated benefits and could adversely affect our financial condition.

On December 17, 2025 we entered into an exclusivity agreement, pursuant to which we expect to acquire certain assets of Moltex Energy Limited (in administration) for a purchase price of £6,183,793 (CAD$11,500,000; US$8,500,000), and we have paid a non-refundable exclusivity fee of £268,861 (CAD$500,000; US$368,000). The Moltex Asset Acquisition remains subject to the negotiation and execution of a definitive sale and purchase agreement and the satisfaction of customary conditions precedent. There can be no assurance that we will successfully complete the Moltex Asset Acquisition on the terms currently contemplated, or at all. If we are unable to reach agreement on a definitive sale and purchase agreement before the current expiration of the exclusivity period on May 8, 2026, or any extension thereof, we will have paid the non-refundable exclusivity fee and the fees for the Extension, and potentially incurred significant transaction costs without completing the Moltex Asset Acquisition. Additionally, if the exclusivity period is extended beyond May 8, 2026, we may be required to provide additional funding to maintain the business and assets of Moltex Energy Limited during any further extension period, which could place unexpected demands on our capital resources.

The Moltex Asset Acquisition involves the purchase of assets from a company in administration, and such assets may be subject to claims, encumbrances, or other liabilities that could adversely affect their value or our ability to utilize them effectively. We may also be exposed to challenges or delays arising from the administration process itself, including the need to obtain consents or approvals from the joint administrators, creditors, or, in certain circumstances, the English court, and there can be no assurance that such consents or approvals will be obtained on a timely basis or on acceptable terms. The joint administrators are required to act in the interests of creditors as a whole, which may not align with our commercial objectives and could result in changes to the scope, structure, or timing of the proposed transaction. Even if we successfully complete the Moltex Asset Acquisition, we may face significant challenges in integrating the acquired assets into our operations, and the assets may require substantial additional investment to become operational or commercially viable. The negotiation, due diligence, and integration activities associated with the Moltex Asset Acquisition require significant time and attention from our management team, which could divert resources from our existing operations and other strategic initiatives. We currently believe that the Moltex Asset Acquisition will not have any effect on the timeframes set forth in our 18-Month Development Roadmap. However, if we are unable to complete the Moltex Asset Acquisition, or if the Moltex Asset Acquisition does not yield the anticipated benefits, our business strategy, financial condition, and prospects could be materially and adversely affected.

Our “design led” manufacturing model depends on third-party suppliers, and any failure by these suppliers to meet our quality or delivery requirements could disrupt our ability to produce and deliver the Morpheus Reactor.

We intend to operate under a “design led” manufacturing model, relying on specialized third-party suppliers such as Framatome for the fabrication of reactor components. Our suppliers must meet stringent nuclear quality assurance (QA) standards, including without limitation, (i) NQA-1, the American Society of Mechanical Engineers Quality Assurance standard governing the design, fabrication, testing, and operation of nuclear facility components in the US, and (ii) CSA N286, the Canadian Standards Association’s quality assurance standard applicable to nuclear power plant systems and components in Canada.

The loss of a sole-source supplier for a critical component — such as our Qnergy Stirling engines — could require us to identify and qualify alternative suppliers, a process that may be costly, time-consuming, and subject to regulatory review. In addition, any failure by our suppliers to meet our quality standards or production schedules could halt our manufacturing operations, delay customer deliveries, and damage our reputation in the market. We have identified and confirmed the availability of the Qnergy Stirling engines, but other than the signing of a non-disclosure agreement, we have not yet entered into any contractual agreements with Qnergy to secure the supply of the engines. There can be no assurance that the Stirling engine will be available for acquisition when it is needed in our development process and we have no special relationship with Qnergy to ensure this availability. If the Stirling engine is not available when it is needed by us, we would need to find an analogous replacement, develop a replacement ourselves or re-engineer the reactor to adjust to a different type of engine.

Such disruptions could cause us to miss contractual deadlines, incur penalty costs, and lose future sales opportunities, particularly in the early stages of commercialization when establishing reliability is critical. Any such disruptions could materially adversely affect our ability to launch our product in 2030-2031 as currently projected.

If we experience significant fluctuations in our operating results and rate of growth and fail to meet revenue and earnings expectations, our stock price may fall rapidly and without advance notice.

Due to our limited operating history, our unproven and evolving business model and the unpredictability of our emerging industry, we may not be able to accurately forecast our rate of growth. We base our current and future expense levels and our investment plans on estimates of future revenue and future rate of growth. Our expenses and investments are, to a large extent, not fixed and we expect that these expenses will increase in the future. We may not be able to adjust our spending quickly enough if our revenue falls short of our expectations.

Our results of operations depend on both the growth of demand for the products and services we are going to offer in future and the general economic and business conditions throughout the world. A softening of demand for our products and services for any reason will harm our operating results. Terrorist attacks, armed hostilities and wars in the past created, and may in the future create economic and business uncertainty that may also adversely affect our results of operations.

Our revenue and operating results may also fluctuate due to other factors, including:

•        our ability of the design, developing, manufacturing and sales of smaller, cheaper, and safer advanced portable clean energy solutions, including nuclear reactors.

•        our ability to secure a consistent and economically viable source of HALEU fuel to supply the next generation of advanced nuclear reactors.

•        assumptions relating to the size of the market for our nuclear reactors.

•        unanticipated regulations of nuclear energy that add barriers to our business and have a negative effect on our operations.

•        our estimates of expenses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing.

•        new product and service introductions by our competitors.

•        technical difficulties or interruptions in our service.

•        general economic conditions in our geographic markets.

•        additional investment in our service or operations.

•        regulatory compliance costs.

As a result of these and other factors, we expect that our operating results may fluctuate significantly on a quarterly basis. We believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance.

Our business model depends entirely on successfully navigating the complex, lengthy, and expensive nuclear licensing process, and failure to obtain regulatory approvals would prevent commercialization of the Morpheus Reactor.

Our entire business model is predicated on obtaining regulatory approvals for the Morpheus Microreactor from both Canadian and U.S. nuclear regulators. In Canada, this includes completing the CNSC Vendor Design Review (“VDR”), and in the United States, obtaining a Standard Design Approval (“SDA”) from the NRC. These processes are complex, multi-stage, and require extensive technical documentation, safety analyses, and validation testing.

There is no guarantee that we will successfully complete either the VDR or the SDA. Regulators may determine that our design presents “fundamental barriers to licensing” that cannot be resolved without significant redesign, or may require additional, costly research and development to address technical or safety concerns. Even with recent initiatives to shorten review timelines (such as the NRC’s 18-month target for certain phases), regulatory reviews can be delayed for reasons outside our control, including changes in regulatory priorities, resource constraints at the agencies, or public opposition.

Any delay or failure in obtaining these approvals would postpone our commercialization timeline indefinitely, prevent us from generating revenue, and could exhaust our available capital. If we are unable to secure the necessary licenses, our business, financial condition, and prospects would be materially and adversely affected.

Our future operations in Canada will be subject to strict, no-fault nuclear liability under the Nuclear Liability and Compensation Act (Canada), and compliance with its mandatory financial security requirements may be costly.

Under the Nuclear Liability and Compensation Act, S.C. 2015, c. 4 (the “NLCA”), the operator of a nuclear installation is subject to absolute liability for nuclear damage arising from a nuclear incident, without the need to prove fault. For nuclear power reactors, the operator’s liability is limited to C$1 billion per nuclear incident, and the operator must maintain approved financial security (such as nuclear liability insurance) equal to this liability limit throughout the operational period of the facility. For other classes of nuclear installations, lower liability and financial-security limits apply as set by regulation. Nuclear liability insurance in Canada is limited in availability and expensive, and there can be no assurance that we will be able to obtain or maintain the required financial security on commercially reasonable terms, or at all. Failure to obtain or maintain such financial security would prevent us from obtaining or retaining the CNSC operating license necessary to operate nuclear facilities in Canada and would have a material adverse effect on our business, financial condition and results of operations.

Government budget delays, government debt ceiling limitations, or reductions in government spending could adversely impact government spending for the products and services we provide.

Because we operate in the energy sector, our business may be sensitive to changes in government spending and policy in both Canada and the United States. Reductions in federal government spending could adversely impact Canadian and U.S. government programs related to our products or services. While we believe our technology aligns with strategic priorities regarding energy security and clean energy, government spending on these programs is subject to negative publicity, political factors, and public scrutiny. The risk of future budget delays or reductions is uncertain, and spending cuts may be applied to government programs across the board, regardless of strategic alignment. Any reduction in federal government spending in Canada or the United States could adversely impact programs in which we provide (or intend to provide) products or services. In addition, these cuts could adversely affect the viability of suppliers and subcontractors critical to our operations.

The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and we may not be able to compete in these markets unless the benefits of the carbon-free, reliable and/or resilient energy generation are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States.

The market for SMRs generating nuclear power is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for SMRs has not yet been established. Our estimates for the total addressable market are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers, assumed prices and production costs, our ability to leverage our current logistical and operational processes, and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

We face competition from other advanced nuclear developers, and competitors that achieve commercialization first may capture market share and limit our growth opportunities.

We compete with other advanced nuclear technology companies, including Terra Innovatum Global NV, Nano Nuclear Energy Inc, Oklo Inc, and Westinghouse Electric Corporation, among others. Some of these competitors may have greater financial resources, more advanced regulatory engagement, established manufacturing capabilities, or technological advantages such as the use of low-enriched uranium fuel, which may be easier to source than HALEU.

If a competitor achieves commercialization ahead of us, they may secure early customer contracts, establish exclusive supplier relationships, and capture significant market share in our target sectors. Such early-mover advantages could lock us out of key markets, reduce demand for our Morpheus Microreactor, and impair our ability to generate revenue. In addition, competitors’ marketing efforts, pricing strategies, and technology developments could make our products less competitive or obsolete.

If we are unable to establish a competitive position before these market dynamics take hold, we may face prolonged delays in customer adoption, reduced pricing power, and diminished long-term growth potential.

Our executive officers, including our Chief Executive Officer and Chief Financial Officer, currently serve on an independent contractor basis, which may adversely affect the continuity and effectiveness of our management.

Rather than being employed on a full-time basis, our executive officers currently provide services to the Company as independent contractors. Given the rarity of nuclear science, operation and administration in the world, we need to be flexible in our hiring practices. Many of our consultants have other engagements and live in various places throughout North America and the world and will only engage with us on an independent contracting basis. While these arrangements provide flexibility at our current stage of development, they may limit the amount of time certain officers are able to dedicate exclusively to our business, they could result in delays or gaps due to the unavailability of a consultant due to other conflicting commitments, and they may increase the risk of management turnover or reduced continuity of leadership.

Certain of our officers may have other professional commitments outside the Company, which could from time to time limit the amount of time and attention they are able to devote to our business, particularly during periods of increased operational or strategic activity. Their divided focus could lead to delays in decision-making, hinder effective communication within our organization, give rise to potential conflicts of interest, and introduce a divergence in priorities, which could adversely affect the overall effectiveness of our management team.

The loss of, or a significant reduction in the involvement of, one or more members of our senior management team could adversely affect our ability to execute our business strategy, manage operations effectively and achieve our development and financing objectives.

Our success depends on retaining a small, highly specialized management team, and the loss of key individuals could significantly impair our ability to execute our business plan.

We rely heavily on the expertise of our core management team, which includes individuals with unique technical and regulatory experience in advanced nuclear reactor design and licensing. In particular, the loss of Mr. Josef Freundorfer, our Chief Executive Officer, Ms. Anna Skowron, our Chief Financial Officer, Dr. Eleodor Nichita, our Head of Reactor Design, or Amin Patel, our Head of Licensing, would be a material adverse event for the Company, as their specialized knowledge and industry relationships are difficult — if not impossible — to replace. Because our team is small, the departure of even one key member could disrupt ongoing design work, delay regulatory submissions, and weaken our ability to respond to technical or licensing challenges. Such a loss could force us to slow or suspend critical development activities while we attempt to recruit and onboard qualified replacements, increasing costs and jeopardizing our ability to meet commercialization timelines.

Mr. Freundorfer initially served as a part time consultant to the Company but as of December 19, 2025 became our full time CEO, in the capacity of a consultant. His consulting agreement is dated December 25, 2025.

Ms. Skowron is our Chief Financial Officer, and a part time consultant who devotes approximately 20 hours per week in that capacity. Her consulting agreement (with her personal service company NxtEra Consulting Ltd.), was signed on December 9, 2025 and amended on February 28, 2026. With respect to Ms. Skowron’s service as CFO, including the Company, her engagements are structured on a fractional basis pursuant her consulting agreement. She allocates approximately 20 hours per week to each principal engagement and is supported by a dedicated accounting and finance team, including senior accounting personnel. This structure enables her to fulfill her responsibilities effectively.

Dr. Eleodor Nichita is one of our co-founders, a shareholder and a part-time consultant who devotes approximately 15 hours per week in assisting us with reactor design and development. His consulting agreement (with his personal service company Irydyum Scientific Inc.) is dated February 25, 2026.

As of January 7, 2026 Amin Patel is a part time consultant who devotes approximately 20 hours per week in assisting us with the Canadian Licensing process.

Potential conflicts of interest among directors and officers could adversely affect our business.

Some of our directors and officers may have affiliations with other companies in the nuclear energy or broader energy sectors. These affiliations could create actual, potential, or perceived conflicts of interest that may impact our ability to make impartial and timely strategic decisions. Such conflicts could arise if overlapping business interests lead to competition or if dual roles result in competing demands on their time and focus. Additionally, there is a risk that proprietary information could be inadvertently disclosed or misused, even with confidentiality measures in place. While we have procedures to identify and manage conflicts of interest, these measures may not fully address all risks. Any failure to effectively mitigate such issues could harm our reputation, delay our operations, and adversely affect our financial performance.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations grow as planned, we likely will need to expand our sales and marketing, research and development, supply and manufacturing functions, and there is no guarantee that we will be able to scale our business as planned. If we are not able to achieve and maintain cost-competitiveness in the United States or elsewhere, our business could be materially and adversely affected.

We and our target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our target customers and us.

Nuclear energy is closely tied to government policies and regulations due to its potential risks and benefits. Governments often play a central role in the approval, regulation, and funding of nuclear projects. Changes in political leadership or shifts in public sentiment can lead to shifts in nuclear energy policies, which can affect the viability and profitability of nuclear businesses. The regulatory framework for nuclear energy is stringent and subject to public scrutiny. Regulatory decisions can influence the cost, timeline, and feasibility of nuclear projects. Public concerns and political pressure can lead to tighter regulations or stricter enforcement of existing ones. Government policies and incentives, often influenced by public opinion and political considerations, can directly impact the growth and competitiveness of nuclear energy. Favorable policies such as subsidies, tax credits, or incentives for clean energy can attract more customers to the nuclear energy sector.

In addition, public perception of nuclear energy can range from positive to highly skeptical or negative, often influenced by historical events, accidents, and media coverage. Negative public sentiment can lead to protests, legal challenges, and public resistance to new nuclear projects, potentially delaying or preventing their development. Nuclear facilities often need to engage with local communities where they operate. Building and maintaining trust with these communities is crucial for obtaining social acceptance. Public opposition, fueled by concerns about safety or environmental impact, can hinder a company’s ability to establish a presence in a particular location. Public perception of nuclear safety and viability can also influence the willingness of investors and financial institutions to fund nuclear projects. Negative public sentiment can increase financing costs and make it more difficult to secure the necessary capital. However, public preferences for energy sources can influence the demand for nuclear energy. A positive perception of nuclear power as a clean and reliable energy source can boost its market appeal. Conversely, public concerns about nuclear safety and waste disposal can lead to decreased demand, impacting a nuclear company’s customer base. Additionally, public perception of a country’s nuclear industry can affect its ability to export nuclear technology, reactors, and fuel assemblies to international customers. International perceptions of safety and reliability play a role in export decisions.

As a result, the risks associated with nuclear energy materials and the public perception of those risks can affect our business. Opposition by third parties can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. In addition, anti-nuclear groups in Germany successfully lobbied for the adoption of the Nuclear Exit Law in 2002, which led to the shutdown of all German nuclear power plants as of April 15, 2023. Adverse public reaction could also lead to increased regulation or limitations on the activities of our customers, more onerous operating requirements or other conditions that could have a material adverse impact on our target customers and our business.

Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials could materially and adversely affect our target customers and the markets in which we operate and increase regulatory requirements and costs that could materially and adversely affect our business.

Our future prospects are dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies, all of which could negatively impact our business and prospects. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous, which could materially and adversely affect our business and operations.

Risks Related to Our Intellectual Property

If we are unable to protect the intellectual property underlying the Morpheus Reactor, our ability to complete development and achieve commercialization could be materially harmed.

We rely on intellectual property protection including patent, trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit Nuclea Energy to gain or keep any competitive advantage. The Morpheus Reactor is a first-of-a-kind design and represents the cornerstone of our business strategy. Its success is critical to our ability to establish a competitive position in the nuclear microreactor industry. While aspects of our technology are still in development, the Morpheus Microreactor incorporates novel features, including a high-temperature (500 – 600°C) lead-cooled, graphite-moderated core, passive natural convection cooling, and integration with high-efficiency Stirling engines. These features are supported by intellectual property that we have developed, including our fuel design (currently described in a U.S. provisional patent application), as well as related technology we maintain as trade secret and innovations we intend to develop as we refine and test the reactor’s design. Protecting and enforcing our intellectual property rights is essential to ensuring the commercial viability of the Morpheus Reactor and safeguarding our competitive advantage.

The Morpheus Reactor is still in development, and the technical feasibility of certain systems are not yet fully validated in an integrated configuration. As we continue development, we expect the intellectual property protecting the Morpheus Reactor to expand including in terms of trade secrets and future patent application filings. Any failure to secure, maintain, or enforce these rights could materially and adversely affect our competitive advantage as well as our ability to complete development, obtain regulatory approvals, and commercialize the Morpheus Reactor. Key risks include:

Challenges in Protecting Future Patents

Any patents that we may obtain in the future that relate to the fuel designs and/or other proprietary technologies underlying the Morpheus Reactor or its use may be subject to challenges, such as claims of invalidity or prior art, by third parties. Additionally, as we refine and test the reactor, we anticipate developing additional innovations that we may choose to pursue new patent filings that we may, or may not, receive patents in the jurisdictions in which we seek patent protection. If we fail to secure, maintain, or defend any of such future patents, our ability to protect the unique features of the Morpheus Reactor could be significantly compromised.

We cannot assure investors that our currently pending or future patent applications will result in granted patents, and we cannot predict how long it will take for such patent applications to be granted or whether the scope of such patents, if granted, will adequately protect the Morpheus Reactor from competitors. It is possible that, for any of our patents that may be granted in the future, others will design alternatives that do not infringe upon our patented technologies. Further, we cannot assure investors that other parties will not challenge any future patents granted to us or that courts or regulatory agencies will hold such future patents to be valid or enforceable. We cannot guarantee investors that we will be successful in defending challenges made against our future patents and patent applications. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, or to such patents being interpreted narrowly or otherwise in a manner adverse to our interests. Our ability to establish or maintain a technological or competitive advantage over our competitors may be diminished because of these uncertainties. For these and other reasons, our intellectual property may not provide us with any competitive advantage.

Moreover, our development efforts may not develop additional proprietary technologies that are patentable. Further, while we may apply for patents covering aspects of our technology and uses thereof, as we deem appropriate, we may fail to apply for patents on important technologies and aspects in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions.

To the extent our intellectual property offers inadequate protection, or is found to be invalid or unenforceable, we would be exposed to a greater risk of direct competition. If our intellectual property does not provide adequate coverage against our competitors, our competitive position could be adversely affected, as could our business.

Uncertainty Around Future Intellectual Property Development

The novel features of the Morpheus Reactor rely on innovations that are in development. There is no guarantee that our current provisional patent application will be granted, that we will be able to secure meaningful patent protection for our future technologies in which we choose to seek patent protection or that such patents, if granted, will provide sufficient commercial protection. For example, we must convert our current provisional application number 63/845,685 into a non-provisional application or a PCT application within one year of its filing date (July 17, 2025). Limitations in patent protections could allow competitors to replicate or develop similar designs, reducing the Morpheus Reactor’s competitiveness.

Risk of Third-Party Infringement Claims

During the development and commercialization of the Morpheus Reactor, we may inadvertently use technologies that infringe on third-party intellectual property rights. Even if such claims are ultimately unfounded, they could result in costly litigation, delays in development, or the need to redesign critical systems, which could materially increase costs and impact timelines.

Dependence on Trade Secrets

In addition to any patents we may obtain in the future, we rely on trade secrets to protect certain proprietary aspects of the Morpheus Reactor. As further discussed below, the effectiveness of this protection depends on our ability to implement and enforce robust confidentiality measures, especially as we partner with contractors, collaborators, and regulatory bodies during development. Any unauthorized disclosure, theft, or misappropriation of our trade secrets could erode our competitive advantage.

Risks to IP Protection in Canada and the United States

As we plan to market the Morpheus Reactor in Canada and the United States, protecting our intellectual property in these key markets will be critical. However, there are inherent challenges in securing and enforcing intellectual property rights, even within these jurisdictions. Differences in patent examination standards and potential legal challenges, such as claims of invalidity or prior art, could limit the scope or enforceability of our potential patents. Additionally, unauthorized use or replication of our technologies in other international market could materially harm our competitive position and adversely affect our ability to commercialize the Morpheus Reactor.

The Morpheus Reactor is a represents a transformative opportunity for our business. However, failure to protect and enforce the intellectual property supporting this critical product, or to successfully address the technical, regulatory, and commercial challenges associated with its development, could prevent us from realizing its potential. Such outcomes would materially and adversely affect our business, financial condition, and prospects.

If we fail to protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.

We currently own the rights to the significant majority of our intellectual property, including our pending provisional utility patent application relating our Morpheus reactor. We may enter into license agreements in future for our business development. There is no assurance that we, as the licensee, will be able to obtain or renew, if at all or in a timely manner, any of the license agreements upon its expiration. Failure to obtain or renew, or early termination of, any such agreement may materially and adversely affect our business, financial conditions and results of operations.

In addition to pursuing patents on our technology, we also rely upon trademarks, trade secrets, copyrights and unfair competition laws, as well as other contractual provisions, to protect our intellectual property and other proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. In addition, we take steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors.

Such agreements or provisions may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Notwithstanding any such agreements, there is no assurance that our current or former manufacturers or suppliers will not use and/or supply our competitors with our trade secrets, know-how or other proprietary information to which these parties gained access or generated from their relationship with us. This could lead to our competitors gaining access to patented or other proprietary information. Moreover, if a party to an agreement with us has an overlapping or conflicting obligation to a third party, our rights in and to certain intellectual property could be undermined. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, the outcome would be unpredictable, and any remedy may be inadequate. In addition, courts outside the United States may be less willing to protect trade secrets.

We regard the protection of our trade secrets, licenses, trade dress, trademarks, patents and copyrights (if any, in future), domain names and other intellectual property or proprietary rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We seek to protect our confidential proprietary information, in part, by entering into consulting agreements, and/or services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology. However, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or who had access to our proprietary information, nor can we be certain that our agreements will not be breached. Any party with whom we have executed such an agreement could potentially breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, time-consuming and could result in substantial costs and the outcome of such a claim is unpredictable. Further, the laws of certain foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights both in the United States and abroad. If we are unable to prevent the disclosure of our trade secrets to third parties, or if our competitors independently develop any of our trade secrets, we may not be able to establish or maintain a competitive advantage in our market, which could harm our business.

While we currently have only a single U.S. provisional application on file, the majority of our technology is maintained as trade secret. We balance the advantages of comprehensive development with the risk of potential delays in securing patent protection and continue to consult qualified intellectual property counsel so we can make informed decisions regarding the timing of patent filings and the overall protection strategy. Patent laws, and scope of coverage afforded by them, continue to be subject to change through the courts as well as legislative and policy changes.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications (including provisional applications) and issued patents. We may fail to take the necessary actions and to pay the applicable fees to obtain or maintain our patents in future. Non-compliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to use our technologies and enter the market earlier than would otherwise have been the case.

We may seek to protect our brand through our trademarks and patents (to the extent obtained in the future) and domain names in an increasing number of jurisdictions in future, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location.

Litigation or other administrative proceedings may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property or proprietary rights, our business may be harmed.

We rely on our unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable and may not be subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into consulting agreements, and/or services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to its trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be accused of infringing intellectual property rights of third parties and content restrictions of relevant laws, which may materially and adversely affect our business, financial condition, and results of operations.

Third parties may claim that the technology used in the operation of our business infringes upon their intellectual property rights. Although we have not in the past faced any litigation involving direct claims of infringement by us, the possibility of intellectual property claims against us increases as we continue to grow. Such claims, whether having merit, may result in our expenditure of significant financial and management resources, injunctions against us or payment of damages. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

The outcome of any claims, investigations and proceedings is inherently uncertain, and in any event defending against these claims could be both costly and time-consuming and could significantly divert the efforts and resources of our management and other personnel. An adverse determination in any such litigation or proceedings could cause us to pay damages, as well as legal and other costs, limit our ability to conduct business or require us to change the manner in which we operate.

Risks Related to Regulation and Compliance

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to new or changing Canadian federal, state, and local regulations, including laws relating to the design, developing, manufacturing, marketing, servicing, or sales of our nuclear-fuel related products. Such laws and regulations may require us to pause sales and modify our products, which could result in a material adverse effect on our ability to generate revenues (or any future revenues) and our financial condition generally. Such laws and regulations can also give rise to liability such as fines and penalties, property damage, bodily injury, and cleanup costs. Failure to comply with such regulations could lead to withdrawal or recall of our products from the market, delay our projected revenues, increase cost, or make our business unviable if we are unable to modify our products to comply. Capital and operating expenses needed to comply with laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations. Any failure to comply with such laws or regulations could lead to withdrawal or recall of our products from the market.

Regulatory risk factors associated with our business also include our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and to maintain current approvals, licenses or certifications. Any regulatory delays, delays imposed as a result of regulatory inspections and changing regulatory requirements, may impede our planned actions to be implemented or completed, many of which may be out of our control. Any natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule our product development and production, could have an adverse impact on our business and financial condition.

We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

In the U.S., Canada and possibly elsewhere, our operations will be subject to a variety of federal, state, local environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous, and radioactive materials and waste and remediation of releases of hazardous materials. Additionally, we are responsible for decommissioning of facilities where we conduct, or previously conducted, commercial, NRC-licensed, operations.

We may be liable if we fail to comply with federal, state, and local environmental, health and safety laws and regulations. Failing to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions. This might require us to stop or curtail operations or conduct or fund remedial or corrective measures, make additional investments into safety-related improvements or perform other actions. The enactment of more stringent laws, regulations or permit requirements or other unanticipated events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition, and results of operations. We could incur substantial costs as a result of a violation of, or liabilities under, environmental laws.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Money Laundering Control Act 18 U.S.C. §§ 1956 and 1957, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector, and require that we keep accurate books and records and maintain internal accounting controls designed to prevent any such actions. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities.

As we intend to conduct international cross-border business and expand our operations abroad, we may engage business partners and third-party intermediaries to market our products and to obtain necessary permits, licenses and other regulatory approvals overseas. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we intend to expand our international business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from our management. In addition, non-compliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results and financial condition could be materially harmed.

If we fail to comply with the laws and regulations relating to the collection of sales tax and payment of income taxes in the various states in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance, which could harm our business.

By engaging in business activities in the United States, we become subject to various state laws and regulations, including requirements to collect sales tax from our sales within those states, and the payment of income taxes on revenue generated from activities in those states. A successful assertion by one or more states that we were required to collect sales or other taxes or to pay income taxes where we did not could result in substantial tax liabilities, fees and expenses, including substantial interest and penalty charges, which could harm our business.

We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and financial position.

We may be subject to claims, lawsuits, arbitration proceedings, government investigations and other legal, regulatory and administrative proceedings. The outcome of any such claims, investigations or proceedings cannot be predicted with any degree of certainty. In the ordinary course of business, we may in the future be the subject of various legal claims. Any such claims, investigations or proceedings against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention and divert significant resources, and the resolution of any such claims, investigations or proceedings could result in substantial damages, settlement costs, fines or penalties that could adversely affect our business, financial condition or operating results or result in harm to our reputation and brand, sanctions, consent decrees, injunctions or other remedies requiring a change in our business practices.

Further, under certain circumstances, we may have contractual or other legal obligations to indemnify and to incur legal expenses on behalf of investors, directors, officers, employees, or other third parties. Our business contractual and legal obligations related to indemnification and the coverage of legal expenses for investors, directors, officers, employees, and other third parties are critical components of our risk management and corporate governance. These obligations are typically outlined in various agreements, contracts, and corporate articles.

In our company, the key aspects of indemnification will be included in our directors and officers (D&O) insurance, our corporate governing documents, and investor agreements and other relevant arrangements. Nuclear companies often purchase director and officer insurance policies to indemnify their directors and officers against personal liability for actions taken in their roles. These policies provide financial protection for individuals in the event of lawsuits, regulatory actions, or other legal proceedings related to their corporate duties. The corporate governing documents may include provisions that obligate our company to indemnify its directors, officers, and sometimes employees to the extent allowed by law, with some conditions or limitations on indemnification as applicable. In cases where investors, such as venture capitalists or private equity firms, are involved, investment agreements may include indemnification clauses that protect the investors from certain liabilities related to their investment in our company. In our agreements with third parties, such as suppliers, partners, or service providers, indemnification provisions may also be included to specify who is responsible for indemnifying the other party in the event of specified breaches, disputes, or liabilities.

We may also be required to cover the legal expenses and other costs on behalf of individuals or third parties incurred during any applicable legal proceedings, which may divest our company’s resources and the management’s attention, thus materially and adversely affect our business, financial condition and results of operations and result in our inability to sustain our growth and expansion strategies.

General Risk Factors Associated with Our Company

We are highly dependent on our senior management team and other highly skilled personnel. If we are unable to attract, retain and maintain highly qualified personnel, including our senior management team, we may not be able to implement our business strategy and our business and results of operations would be harmed.

Our business and prospectus are highly dependent on the continued services of our senior management team, particularly Josef Freundorfer, our Chief Executive Officer, Sagar Sanghera, our President, and Chairman of the Board and Eleodor Nichita, our Head of Reactor Design. Our senior management team has extensive experience in the energy industry, and we believe that their depth of experience is instrumental to our continued success. See “Management” for further details. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.

In addition, our ability to execute our plans and grow our company will depend in large part on our ability to attract, motivate, develop, retain and maintain a sufficient number of other highly skilled personnel, including engineers, nuclear energy professionals, finance, marketing and sales personnel. Maintaining a diverse team of skilled personnel who can collectively address the technical, regulatory, financial, and operational aspects of our business, including but not limited to, nuclear engineers and scientists, regulatory and licensing experts, safety and security experts, quality control and assurance managers, environmental and waste management experts, and financial and legal professionals, is also essential to our business. Our goal is to build a well-rounded and experienced team with expertise in these areas to ensure the development, operation, and commercialization of our business, while ensuring safety, regulatory compliance, and long-term viability.

However, if we are unable to attract, retain, and maintain our senior management team and other highly skilled personnel, we may not be able to implement our business strategy, and our business, financial condition and results of operations may be adversely and materially affected. If any of our senior management team members were to terminate his or her employment with us, there can be no assurance that we would be able to find suitable replacements in a timely manner, at acceptable cost or at all. The loss of services of senior management team members or the inability to identify, hire, train and retain other qualified and managerial personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects.

Each of Mr. Sagar Sanghera, our President and Chairman of the Board, and Mr. Vinayak Ashok Gunda, has a significant influence over our company due to his ownership of a material percentage of our outstanding Common Shares. Also, their interests may not always be aligned with the interests of our other shareholders, which may lead to conflicts of interest that harm our company. In addition, if Mr. Sanghera and Mr. Gunda act together, they will control the management and affairs of the company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

As of the date of this prospectus, each of Mr. Sagar Sanghera, our President and Chairman of the Board, and Mr. Vinayak Ashok Gunda, beneficially owns an aggregate of approximately 29.6% of our Common Shares and each is expected to own approximately 25.4% our Common Shares upon the completion of this offering assuming no exercise of the Underwriter’s over-allotment option. Due to his ownership of a material percentage of our outstanding Common Shares, Mr. Sanghera and/or Mr. Gunda could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. Without the consent of Mr. Sanghera and Mr. Gunda, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. Moreover, our interests and the interests of these shareholders may not always be aligned, which could create conflicts of interest for them and may not be resolved in favor of all of our shareholders or may otherwise harm our company. In addition, if Mr. Sanghera and Mr. Gunda act together, they will control the management and affairs of the company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Please note, however, that Mr. Sanghera and Mr. Gunda have not entered into any voting or similar agreement and each of them will act on shareholder voting matters with full personal discretion. For more information regarding Mr. Sanghera’s and Mr. Gunda ownership of our company, see “Principal Shareholders”.

Failure to establish and maintain effective internal control in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Prior to the completion of this offering, we have been a private company with limited accounting personnel to adequately execute our accounting processes and limited supervisory resources with which to address our internal control over financial reporting. As a private company, we have not designed nor maintained an effective control environment as required of public companies under the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Specifically, we lack a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately while maintaining appropriate segregation of duties.

Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.

Proper system of internal control over financial accounting and disclosure controls and procedures are critical to the operation of a public company. We may be unable to effectively establish such system, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure control or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in the control system, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control system to prevent error or fraud could materially adversely impact us.

Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting system. These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.

We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting system. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources. Furthermore, we expect to continue to conduct our business internationally and anticipate increased business operations in the United States, Asia, and Europe. Asia and Europe are obvious destinations to launch manufacturing operations given the high demand for clean technologies, developed technical workforce, and strong manufacturing bases with nuclear experience. We will also be targeting developing countries that could benefit from the introduction of mobile, remote, power sources able to unlock a lot of economic resources. These diversified, global operations place increased demands on our limited resources and require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technical, experts, engineering, sales and other personnel, the failure of which may adversely affect our business, financial condition and results of operations.

We will incur significantly increased costs as a result of, and devote substantial management time to operating as, a public company.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act, including those under section 16 of the Exchange Act starting from March 18, 2026, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and operating results. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We will also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and will need to establish an internal audit function. We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. In addition, after we no longer qualify as an “emerging growth company,” as defined under the JOBS Act we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire or contract for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. In addition, we will not be required to disclose detailed individual executive compensation information.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act, and we will be also subject to section 16 of the Exchange Act beginning March 18, 2026, which requires insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

The information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers.

As a Canada company listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, the NYSE rules permit a foreign private issuer such as us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Canada, which is our home country, may differ significantly from the NYSE corporate governance listing standards. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under the NYSE corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Common Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the NYSE listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Common Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Common Shares less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of our listing; (2) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.

We cannot predict if investors will find our Common Shares less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares, and our stock price may be more volatile.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on short duration historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and

Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve: legal contingencies; valuation of our Common Shares and equity awards; and income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Common Shares.

It may be difficult to enforce U.S. judgments and effect service of process against us or our management, as our operations and management are located outside the United States.

We are incorporated and headquartered in British Columbia, Canada, and our management and operations are primarily located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce judgments obtained in U.S. courts against us or them under U.S. securities laws.

In addition, because a significant portion of our assets and the assets of our directors and officers are located outside the United States, any judgment obtained in the United States against us or our management may need to be enforced in foreign courts. Except for Subhash Paluru who is a U.S. citizen and resident, each of our directors and executive officers is a citizen and a resident of Canada. The process of enforcing legal rights in foreign jurisdictions, including Canada, may be more costly, time-consuming, and uncertain than in the United States. Canadian courts may not permit lawsuits based on certain liabilities or violations of U.S. securities laws and may not enforce certain judgments obtained in U.S. courts, including those predicated solely upon civil liability provisions of U.S. securities laws.

As a result, U.S. investors may have limited legal recourse against us or our management in the event of disputes or claims under U.S. securities laws, which could materially and adversely affect your ability to protect your investment.

Our current insurance coverage may not be adequate, and we may not be able to obtain insurance at acceptable rates, or at all.

We currently do not have director & officer liability insurance for our officers and certain directors. We do not carry any key-man life insurance, business liability and other professional liability insurance. We have not purchased any property insurance or business interruption insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims that may occur in future. As we are still at the development stage and we have not produced any products yet, we have determined that our current insurance coverage is sufficient for our business operations at this time. However, the regulatory authorities may require us to purchase additional insurance to operate our business. If we fail to obtain the insurance as required by law or regulation, or if we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our business and results of operations could be materially and adversely affected.

We may pursue strategic acquisitions to accelerate our growth. These potential acquisitions may not be successful. We may not be able to successfully integrate future acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

If we buy a company or a division of a company, there can be no assurance that we will be able to profitably manage such business or successfully integrate such business without substantial costs, delays or other operational or financial problems. There can be no assurance that the businesses we acquire in the future will achieve anticipated revenues and earnings. Additionally:

•        the key personnel of the acquired business may decide not to work for us;

•        changes in management at an acquired business may impair its relationships with employees and customers;

•        we may be unable to maintain uniform standards, controls, procedures and policies among acquired businesses;

•        we may be unable to successfully implement infrastructure, logistics and system integration;

•        we may be held liable for legal claims (including environmental claims) arising out of activities of the acquired businesses prior to our acquisitions, some of which we may not have discovered during our due diligence, and we may not have indemnification claims available to us or we may not be able to realize on any indemnification claims with respect to those legal claims;

•        we will assume risks associated with deficiencies in the internal control of acquired businesses;

•        we may not be able to realize the cost savings or other financial benefits we anticipated; and

•        our ongoing business may be disrupted or receive insufficient management attention.

Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on attractive terms. Moreover, to the extent an acquisition transaction financed by non-equity consideration results in additional goodwill, it will reduce our tangible net worth, which might have an adverse effect on our credit and bonding capacity.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Common Shares.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of our business or information system resulting from these events could adversely affect our operating results.

We are vulnerable to damage from catastrophic events, such as natural disasters, power loss, and similar unforeseen events beyond our control. The global pandemics or fear of spread of contagious diseases, such as COVID-19, Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well the catastrophic events could disrupt our business operations, reduce or restrict our supply of products and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may adversely affect our operation results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We cannot assure you that we are adequately protected from the effects of earthquakes, fire, floods, typhoons, earthquakes, global pandemics, power loss, telecommunications failures, break-ins, war, riots, network security breaches, computer viruses terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of our internet system as well as adversely affect our business, financial condition, and results of operations.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, damaged critical infrastructure, or otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place are unlikely to provide adequate protection in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

Risks Related to Our Securities and this Offering

No active trading market for our Common Shares currently exists, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has not been an active trading market for our Common Shares. If an active trading market for our Common Shares does not develop following this offering, you may not be able to sell your shares quickly or at the market price. Our ability to raise capital to continue to fund operations by selling our Common Shares and our ability to acquire other companies or technologies by using our Common Shares as consideration may also be impaired.

The trading price of our Common Shares may be volatile, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for shares of Common Shares. The initial public offering price of our Common Shares was determined through negotiations between us and the Underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell our Common Shares following this offering. In addition, the trading price of our Common Shares following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Common Shares as you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our Common Shares include the following:

•        price and volume fluctuations in the overall stock market from time to time;

•        volatility in the trading prices and trading volumes of transportation stocks;

•        changes in operating performance and stock market valuations of other transportation companies generally, or those in our industry in particular;

•        sales of our Common Shares by us or our shareholders;

•        failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•        the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•        announcements by us or our competitors of new products, features, or services;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        rumors and market speculation involving us or other companies in our industry;

•        actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•        actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        developments or disputes concerning our intellectual property or other proprietary rights;

•        announced or completed acquisitions of businesses, products, services or technologies by us or our competitors;

•        new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        changes in accounting standards, policies, guidelines, interpretations or principles;

•        any significant change in our management; and

•        general economic conditions and slow or negative growth of our markets.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly affect the market price of our Common Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Common Shares shortly following this offering. If the market price of our Common Shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Common Shares.

In addition to the risks addressed above in “Risks Relating to Our Securities and this Offering — The trading price of our Common Shares may be volatile, and you could lose all or part of your investment,” our Common Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Common Shares, which may cause the price of our Common Shares to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Common Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Common Shares. In addition, investors of our Common Shares may experience losses, which may be material, if the price of our Common Shares declines after this offering or if such investors purchase our Common Shares prior to any price decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

The offering price of the primary offering and resale offering could differ.

The offering price of the primary offering (the initial public offering) has been determined by negotiations between the Company and the Underwriter based upon several factors, including our prospects and the history and prospects for the industry in which we compete; an assessment of our management; our prospects for future revenue and earnings; the recent prices of, and demand for, shares sold by us prior to this offering; the general condition of the securities markets at the time of this offering; the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and other factors deemed relevant by us and the Underwriter. The offering price in the primary offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. Additionally, the estimated offering price in the primary offering of $9.00 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of the Public Offering Prospectus) is substantially higher than the prices at which the Selling Shareholders acquired their shares.

Future sales of our Common Shares or securities convertible into our Common Shares may depress our stock price.

Sales of substantial amounts of our Common Shares in the public market after the completion of this Offering and from the sale of shares held by the Selling Shareholders through the Resale Prospectus, or the perception that these sales could occur, could adversely affect the market price of our Common Shares and could materially impair our ability to raise capital through equity offerings in the future.

The Common Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements (some of which contain leak-out provisions). See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information. Following the consummation of this offering, there will be 40,141,508 Common Shares outstanding immediately after this offering assuming full exercise of the Underwriters’ over-allotment option, and 39,308,175 Common Shares assuming no exercise of the Underwriters’ over-allotment option.

Each of our directors, executive officers and 10%+ shareholders, who hold an aggregate of 22,222,220 Common Shares, is expected, prior to the closing of this Offering, to sign a lock-up agreement for a duration of 180 days. These lock-up agreements will have no leak-out provisions. Holders of between 3% and 10% of our Common Shares, who hold an aggregate of 6,074,459 Common Shares, are expected, prior to the closing of this Offering, to sign lock up agreements, also for a duration of 180 days. The lock-up agreements which are to be signed by these shareholders contain leak-out provisions which are described in the section “Underwriting — Lock Up Agreements”. Lastly, our Selling Shareholders, who hold an aggregate of 2,817,294 Common Shares, have already signed lock-up agreements as part of their initial subscription. These agreements lock-up their shares for a period of 180 days, with leak-out provisions, as described in the section “Underwriting — Lock Up Agreements”. In aggregate holders of 31,113,973 of our Common Shares have entered into, or are expected to enter into, lock-up agreements, of which holders of 8,891,753 of our Common Shares have leak-out provisions.

The representative of the Underwriters may release these securities from lock-up restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (or FINRA). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholders or the availability of these securities for future sale will have on the market price of our Common Shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

The resale by the Selling Shareholders may cause the market price of our Common Shares to decline.

The resale of our Common Shares by the Selling Shareholders in the resale offering could result in resales of our Common Shares by our other shareholders concerned about selling volume. The registration statement of which this prospectus forms a part also registers on behalf of the Selling Shareholders an aggregate of 2,817,294 Common Shares previously issued by us. The resale by such Selling Shareholders is subject to certain lock-up restrictions, which are more fully described in “Underwriting — Lock-Up Agreements.” Once these lock-up restrictions are lifted, sales of a substantial number of our Common Shares by the Selling Shareholders at such time or times could cause the market price of our Common Shares to decrease (possibly below the initial public offering price of the Common Shares in this offering) and could impair our ability to raise capital in the future by selling additional Common Shares. In addition, the resale by the Selling Shareholders could have the effect of depressing the market price for our Common Shares. The Common Shares to be offered by us and all of the Common Shares offered by the Selling Shareholders will (subject to the aforementioned lock-up restrictions) be freely tradable without restriction or further registration under the Securities Act. Because these Selling Shareholders have paid a discounted price per Common Share than participants in this offering, when they are to sell their pre-offering shares, they may be more willing to accept a lower sales price than the Offering Price. This fact could impact the trading price of our Common Shares following completion of the offering, to the detriment of participants in this offering.

Our failure to meet the continued listing requirements of the NYSE could result in a delisting of our Common Shares.

We cannot assure you that our securities will continue to be listed on the NYSE even if our securities are listed on the NYSE. Following this offering, in order to maintain our listing on the NYSE, we will be required to comply with certain NYSE continuing listing rules, including those regarding minimum shareholders’ equity (currently generally $50 million), minimum share price (currently generally an average of $1.00 over 30 consecutive days), minimum market value of publicly held shares (currently generally $50 million), corporate governance and various additional requirements. If we are unable to satisfy the NYSE criteria for maintaining our listing, our securities could be subject to delisting. Any such delisting would likely have a negative effect on the price of our Common Shares and would impair your ability to sell or purchase our Common Shares when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with continuing listing requirements would allow our Common Shares to become listed again, stabilize the market price or improve the liquidity of our Common Shares, prevent our Common Shares from dropping below the NYSE minimum bid price requirement or prevent future non-compliance with the NYSE’s listing requirements.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

Our management will have considerable discretion over the use of proceeds from this offering. We currently intend to use the net proceeds from this offering for (i) the expansion of our core technology’s functionality and value, including targeted product development, filing provisional utility patents from the initial tranches, and the establishment of an in-house research and development facility equipped for materials testing, design, and prototyping; (ii) strategic development and scaling of our business and operational footprint, including R&D collaborations with external industry partners on engineering initiatives and regulatory engagement as well as a third party validation process; (iii) potential mergers and/or acquisitions and exploration of such opportunities; and (iv) working capital and general purposes, including hiring additional employees and retaining additional contractors. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our shareholders do not desire or that do not necessarily improve our operating results or enhance the value of our Common Shares. The failure of our management to apply these proceeds effectively could, among other things, result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our Common Shares to decline.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 5,555,556 Common Shares in this offering at an initial public offering price of $9.00 per share (which is the midpoint of the estimated range of the initial public offering), and after deducting underwriting discounts and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $7.74 per share at the initial public offering price. Additionally, to the extent that these warrants, or options we will grant to our officers, directors and employees, are ultimately exercised, you will sustain future dilution. We may also acquire new businesses or finance strategic alliances by issuing equity, which may result in additional dilution to our shareholders. Following the completion of this offering, our board of directors has the authority, within any limitations prescribed by relevant laws and our charter documents, to issue all or any part of our authorized but unissued shares of Common Shares, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of Common Shares or voting preferred stock would reduce your influence over matters on which our shareholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock. See the section entitled “Dilution.”

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

An investment in our company generally involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings; or

•        changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by federal, state and local authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

We are exposed to foreign currency exchange rate risk, which could adversely affect our results of operations and financial condition.

Our functional currency is the Canadian dollar, while our reporting currency is the U.S. dollar. As a result, fluctuations in foreign exchange rates may affect the translation of our financial results and the value of our monetary assets and liabilities.

As of December 31, 2025, we had net monetary liabilities denominated in Canadian dollars. Changes in exchange rates between the Canadian dollar and the U.S. dollar may result in foreign exchange losses and could adversely impact our results of operations, comprehensive loss and financial condition. A strengthening or weakening of the Canadian dollar relative to the U.S. dollar could increase our operating costs or negatively affect reported financial results.

We currently do not have foreign currency hedging arrangements in place. Although we may enter into hedging transactions in the future, such arrangements may not be available on acceptable terms or may not effectively mitigate our exposure to foreign currency exchange rate risk.

We are dependent on completing this Offering and raising additional capital, and if we are unable to do so, our business and development plans could be materially adversely affected.

We are a pre-revenue, development-stage company and have incurred losses since inception. We expect to continue to incur operating losses for the foreseeable future and will require additional capital to fund our operations, execute our development roadmap and advance our technology toward regulatory and commercial readiness.

Our ability to continue as a going concern and to execute our business strategy depends significantly on our ability to complete this Offering and to access additional financing. There can be no assurance that this Offering will be completed on acceptable terms, or at all, or that additional financing will be available when needed. Market conditions, investor demand, regulatory review, valuation considerations or other factors could delay, reduce or prevent the completion of this Offering.

If we are unable to raise sufficient capital through this Offering or other financing transactions, we may be required to delay, scale back or discontinue certain development activities, reduce operating expenses, seek strategic alternatives or obtain financing on terms that may be highly dilutive to existing shareholders.

Certain anti-takeover provisions in Canadian corporate and securities laws, including rules governing take-over bids and shareholder rights plans, could discourage, delay or prevent a change of control of our company and may adversely affect the trading price of our Common Shares.

Some of the provisions of Canadian law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company or removing our incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals.

We have never paid dividends on our capital stock, and we do not anticipate to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business. Accordingly, you must rely on the sale of your Common Shares after price appreciation, which may never occur, as the only way to realize any future gain on your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•        changes in political, social, and economic conditions, the regulatory environment, and laws and regulations (and the interpretation thereof) in the jurisdictions where we conduct business or expect to conduct business, including Canada, the United States, and other markets where we plan to license, manufacture, and deploy our advanced nuclear microreactor technologies;

•        our ability to execute our 18-Month Development Roadmap and advance the Morpheus Microreactor (the “Morpheus Reactor”) from its current pre-conceptual stage to regulatory and commercial readiness;

•        the risk that we may be unable to realize our anticipated growth strategies, including the successful execution of our development roadmap, achievement of key regulatory and technical milestones, commercialization of the Morpheus Microreactor, and our expected internal growth;

•        changes in the availability and cost of professional staff and specialized talent required to operate our business and advance our technologies;

•        changes in customers’ preferences and needs, including demand for reliable, low-carbon, transportable energy solutions, advanced nuclear technologies, and long-cycle, passively safe microreactors;

•        changes in competitive conditions and our ability to compete under such conditions;

•        changes in our future capital needs and the availability of financing and capital to fund such needs;

•        changes in nuclear regulatory frameworks, including delays, uncertainties, or changes in requirements from the CNSC, the NRC, or other international regulators;

•        changes in public perception of nuclear energy and advanced nuclear technologies;

•        changes in currency exchange rates or interest rates;

•        projections of revenue, profits, earnings, capital structure and other financial items;

•        other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately $45,500,000, after deducting underwriting discounts, non-accountable expense allowance and other estimated offering expenses payable by us. These estimates are based upon an assumed initial Offering Price of $9.00 per Common Share, the midpoint of the estimated range of the initial public Offering Price shown on the front cover of this prospectus.

We plan to use the net proceeds of this Offering in the following order of priority:

Items
Support the expansion of our core technology’s functionality and value, including targeted product development, filing provisional utility patents from the initial tranches, and the establishment of an in-house research and development facility equipped for materials testing, design, and prototyping	25%
Strategic development and scaling of our business and operational footprint, including R&D collaborations with external industry partners on engineering initiatives and regulatory engagement as well as a third party validation process;	35%
Exploration of potential mergers and acquisitions, including, if consummated, the Moltex Asset Acquisition; and	20%
General administration and working capital.	20%

The Company believes that whether or not it completes the Moltex Asset Acquisition, it will be able to complete that acquisition and also fund the 18-Month Development Roadmap using its available cash and the proceeds of this offering, assuming no exercise of the over-allotment option.

The Company believes that the proceeds from this offering will be sufficient for all of the uses and purposes disclosed above, including for the funding of the Moltex Asset Acquisition if that transaction ultimately proceeds to completion. If, however, the net proceeds from this offering are insufficient to fund all of the proposed uses, our management, in its broad discretion, may reallocate and reduce the amounts designated for such purposes, which may include (but nor must include) reducing allocations on a pro rata basis or otherwise prioritizing particular uses. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

A portion of the net proceeds from this Offering will be used to fund our operating losses and ongoing operating expenses. Based on our current operating plan, management estimates that the net proceeds from this Offering, together with existing cash on hand, will be sufficient to fund our planned operations for at least the next eighteen months following the completion of this Offering. However, our actual cash requirements may vary depending on the timing and extent of our research and development activities, regulatory engagement, and other business initiatives.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

CAPITALIZATION

The following table sets forth our equity capitalization as of December 31, 2025:

•        on an actual basis

•        on a pro forma as adjusted basis, after giving effect to the issuance of Common Shares to consultants on January 26, 2026

•        on a pro forma as further adjusted basis to reflect the foregoing and also the issuance and sale of 5,555,556 Common Shares in this Offering at an assumed public offering price of $9.00 per Common Share, after deducting underwriting discounts, the non-accountable expense allowance and estimated offering expenses payable by us

You should read the table below together with our unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of December 31, 2025 (USD)

	Actual	Adj (A) January 26, 2026 Consultant Issuance	Pro Forma as Adjusted	Adj (B) IPO	Pro Forma as Further Adjusted
	USD	USD	USD	USD	USD
Cash	3,230,952	—	3,230,952	45,500,004	48,730,956

Common Shares	6,213,126	4,550,000	10,763,126	45,500,004	56,263,130
Additional Paid-In capital	122,387	—	122,387	—	122,387
Cumulative Translation Adjustment	(28,176)	—	(28,176)	—	(28,176)
Accumulated Deficit	(2,198,532)	(4,550,000)	(6,748,532)	—	(6,748,532)
Total Equity	4,108,805	—	4,108,805	45,500,004	49,608,809

Footnotes

(A) January 26, 2026 Consultant Share Issuance

On January 26, 2026, the Company issued 3,250,000 Common Shares at $1.40 per share to consultants. The aggregate value of $4,550,000 was recognized as share-based compensation. This adjustment increases Common Shares by $4,550,000, with a corresponding charge to accumulated deficit, and increases the number of Common Shares outstanding from 30,502,619 to 33,752,619.

(B) Offering Adjustment

The pro forma as further adjusted column reflects the issuance of 5,555,556 Common Shares in this Offering at an assumed public offering price of $9.00 per Common Share.

The Company expects to receive net proceeds of approximately $45.5 million, after deducting underwriting discounts of $3 million, a non-accountable expense allowance of $500,000, and estimated offering expenses of $1 million.

Net proceeds will increase cash and Common Shares within stockholders’ equity, net of underwriting discounts, the non-accountable expense allowance and estimated offering expenses.

DILUTION

The dilution information set forth below is based on our audited historical financial statements as of June 30, 2025 and gives effect to the Company’s equity structure existing as of that date, including all issued and outstanding common shares and equity instruments disclosed in our audited financial statements.

If you invest in our Common Shares, your interest will be diluted to the extent of the difference between the initial public Offering Price per share and our net tangible book value per share after this Offering. Dilution results from the fact that the initial public Offering Price per share is substantially in excess of the book value per Common Share attributable to the existing Shareholders for our presently outstanding shares.

Net tangible book value represents the amount of our total assets, excluding goodwill and other intangible assets, less our total liabilities. Our net tangible book value as of December 31, 2025 was US$4,106,733, or US$0.13 per Common Share.

As of December 31, 2025, our outstanding common shares included shares issued for consulting and advisory services, which were issued as non-cash consideration and are reflected in stockholders’ equity in our audited financial statements. As a result, new investors in this Offering will experience dilution arising not only from the issuance of shares in this Offering, but also from equity previously issued for services.

No assumptions are made in the dilution table regarding the exercise of outstanding options.

After giving effect to the issuance and sale of 5,555,556 Common Shares in this Offering at an assumed initial public Offering Price of US$9.00 per Common Share (the midpoint of the estimated price range set forth on the cover of this prospectus), and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been US$1.26 per outstanding Common Share. This represents an immediate increase in net tangible book value of US$1.14 per Common Share to existing shareholders and an immediate dilution in net tangible book value of US$7.74 per Common Share to investors purchasing Common Shares in this Offering.

The following table illustrates such dilution:

Per Common Share
Assumed initial public Offering Price	$9.00
As adjusted net tangible book value as of December 31, 2025	$0.12
Pro forma as adjusted net tangible book value per share of common stock immediately after this offering	$1.14
Pro forma net tangible book value after giving effect to this Offering	$1.26
Amount of dilution in net tangible book value to investors in this Offering	$7.74

As of December 31, 2025, we had outstanding options to purchase 355,555 Common Shares at an exercise price of $0.45 per share. Although these options were anti-dilutive for purposes of earnings per share, their exercise would result in additional dilution to investors in this Offering. The dilution table above does not give effect to the exercise of these options, but investors should consider the potential dilutive impact of such securities.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2025, the total number of Common Shares purchased from us, the total cash consideration paid to us, and the average price per Common Share paid by existing Shareholders and by investors in this Offering. The table below reflects an assumed initial public

Offering Price of US$9.00 per Common Share (the midpoint of the estimated price range set forth on the cover of this prospectus), for Common Shares purchased in this Offering and excludes underwriting discounts, non-accountable expense allowance and other estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	%	US$	%	US$
Existing Shareholders	33,752,619	86%	10,763,126	18%	0.32
Investors in this Offering	5,555,556	14%	50,000,004	82%	9.00
Total	39,308,175	100%	60,763,130	100%	1.55

Pro forma share counts used in the tables above include 3,250,000 Common Shares issued to consultants for services subsequent to December 31, 2025 and prior to this Offering (see Note 15 to the condensed consolidated financial statements).

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this Offering is subject to adjustment based on the actual initial public Offering Price of our Common Shares and other terms of this Offering determined at pricing.

In connection with this Offering, we expect to issue warrants to the underwriter to purchase a number of common shares equal to 5.0% of the aggregate number of common shares sold in this Offering, at an exercise price equal to 120% of the public offering price. These underwriter warrants are not reflected in the dilution table above. If exercised, such warrants would result in additional dilution to investors in this Offering.

Assuming the sale of 5,555,556 Common Shares in this Offering (excluding any shares sold upon exercise of the over-allotment option), the underwriter warrants would be exercisable for an aggregate of 277,778 Common Shares (equal to 5.0% of the Common Shares sold in this Offering). If the underwriter exercises its over-allotment option in full, the underwriter warrants would be exercisable for up to 319,445 Common Shares (equal to 5.0% of the Common Shares sold in this Offering, including the over-allotment shares).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Summary of Financial Information” and our audited financial statements and related notes, each included elsewhere in this prospectus. Data as of and for the year ended June 30, 2025 and for the period from August 24, 2023 (inception) to June 30, 2024 has been derived from our audited financial statements appearing at the end of this prospectus. Data as of and for the six months ended December 31, 2025 and 2024 has been derived from our unaudited financial statements appearing at the end of this prospectus. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview

We are a pre-revenue, development-stage company. Our principal activities currently are focused on the technological development of our potential future products, and more specifically, on executing our 18-Month Development Roadmap (detailed in “Business — Our Strategies and Future Plans — Strategic Roadmap and Milestones” below), which is designed to advance our Morpheus Micro Reactor from its current pre-conceptual stage to regulatory and commercial readiness.

Since our inception on August 24, 2023, we have not generated any revenue. We incurred significant operating losses and had an accumulated deficit of $252,664 as of June 30, 2025. Net cash used in operating activities was $46,949 for the year ended June 30, 2025. As of December 31, 2025, we had cash of $3,230,952, an accumulated deficit of $2,198,532 and total stockholders’ equity of $4,108,805. Net cash used in operating activities for the six months ended December 31, 2025 was $987,203. Cash flows from financing activities provided $4,147,211 during the six months ended December 31, 2025, primarily from the issuance of common shares for cash and proceeds from convertible notes.

Factors and Trends Affecting Our Business and Results of Operations

Our Ability to Develop Our Microreactor

The Company’s main product, currently under development, is the Morpheus Microreactor. Morpheus is designed to be a transportable, factory fabricated, sealed core nuclear reactor designed for sale to qualified customers. It is engineered as a scalable platform, with configurations ranging from 3.5 MWe to 50 MWe, to serve a wide array of customer needs. The reactor is designed to fit within a transportable container. The Morpheus design is based on the ZAN4e conceptual design, a lead cooled and graphite moderated thermal spectrum reactor and uses HALEU fuel. This unique combination of features is intended to maximize inherent passive safety, minimize operational complexity, and ensure robust performance in extreme cold-weather environments, such as the Canadian Arctic. Our goal is to commercially launch one of these microreactors by 2030. The success of this endeavor will be dependent on our ability to effectively advance our microreactor design through the licensing process.

Regulatory Approvals

Our primary regulatory path and first market is in Canada, regulated by the CNSC. Our strategy is to obtain a Vendor Design Review (VDR) approval for our standard design, which provides a pre-vetted technical baseline that our customers can then reference in their site-specific applications.

Vendor Design Review (VDR): This is an optional, three-phase pre-licensing process (per REGDOC-3.5.4) where the CNSC reviews our standard Morpheus design for its compliance with Canadian requirements.

•        Phase 1 (Concept Assessment):    This phase confirms our understanding of and alignment with key Canadian regulatory requirements (e.g., REGDOC-2.5.2, “Design of Reactor Facilities”). Our VDR-0 submission (planned for Month 6-12) formally initiates this phase.

•        Phase 2 (Detailed Review):    This is the most critical and technically intensive stage. The CNSC will conduct a deep technical review to identify any “fundamental barriers to licensing.” To be successful, we must provide comprehensive, independent validation of our passive safety systems, reactor physics, and long-term materials performance. Our entire R&D and partnership program is designed to generate the objective evidence required for this phase. This includes our work with Ontario Tech University on reactor dynamics modeling, Canadian Nuclear Laboratories (CNL) on long-term materials corrosion, and Kinectrics Inc. on coolant purity and radiological hazard reduction.

•        Phase 3 (Confirmatory Assessment):    This final phase follows the completion of our prototype testing and is intended to resolve any outstanding items or confirm findings from the previous phases.

Customer Licensing: A successful VDR is not a license to operate. It is a pre-qualification of our design. Our customer (the owner) must still apply for a series of site-specific licenses: (1) License to Prepare Site, (2) License to Construct, (3) License to Operate, and (4) License to Decommission. Our VDR approval is designed to drastically simplify and de-risk this process for them, reducing their project timelines and financing costs.

U.S. Nuclear Safety Regulation (NRC)

To access the large U.S. market, we recently formed a U.S.-based subsidiary, Nuclea Energy USA Inc., with the goal of obtaining a Standard Design Approval (SDA) from the NRC.

Licensing Pathway: We intend to utilize the 10 CFR Part 52 licensing framework, which is structured for advanced reactors. An SDA certifies our standard design, which U.S. customers can then reference in their Combined License (COL) application.

Regulatory Engagement Plan (REP): we plan to submit an REP to the NRC to initiate pre-application activities. This is a crucial first step to gain early feedback on our lead-cooled design. A primary goal of the REP will be to engage the NRC on its technology-neutral, risk-informed, and graded approach for advanced reactors. We will use this engagement to demonstrate how the inherent passive safety of our lead-cooled reactor merits a more efficient and targeted review pathway.

Regulatory Tailwinds: We believe we are entering the market at a time of significant positive momentum for regulatory modernization. The new U.S. government policy targeting an 18-month review cycle for new reactors is a significant regulatory initiative. Historically, undefined and multi-year review timelines have been a major source of financial risk and uncertainty for nuclear developers. This initiative, if implemented, could dramatically reduce our timeline to the U.S. market, lower associated financial risks, and make our projects more attractive to investors and customers.

Results of Operations

We are an early-stage company, and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Comparison of the Period Ended June 30, 2024 and the Year Ended June 30, 2025.

Revenue

We have not generated any revenue from our inception through June 30, 2025.

Expenses

Professional fees

We incurred $111,652 in professional fees during the year ended June 30, 2025 compared to none during the period from inception on August 24, 2023 until June 30, 2024 due to the fact that we didn’t begin any significant operations until after June 30, 2024.

Management fees

We incurred $90,343 in management fees during the year ended June 30, 2025 compared to none during the period from inception on August 24, 2023 until June 30, 2024 due to the fact that we didn’t begin any significant operations until after June 30, 2024.

General and Administrative Expense

G&A expenses include legal fees, professional fees paid for accounting, auditing, consulting services, advertising costs, and insurance costs. Following the IPO, we expect we will incur higher G&A expenses for public company costs such as compliance with the regulations of the SEC and the NYSE.

G&A expenses increased from $1,475 during the period from August 24, 2023 (inception) until June 30, 2024 to $13,560 during the year ended June 30, 2025; an increase of $12,085 due to an increase in operations and development of our Morpheus nuclear reactor design.

Net cash used in operating activities was $46,949 for the year ended June 30, 2025, reflecting the Company’s early-stage operating profile and increased IPO-readiness activity.

Comparison of the Six Months Ended December 31, 2025 and December 31, 2024.

Revenue

We did not generate any revenue during the six months ended December 31, 2025 or during the six months ended December 31, 2024.

Expenses

General and administrative expenses

General and administrative expenses were $45,165 for the six months ended December 31, 2025 compared to $Nil for the six months ended December 31, 2024. The increase reflects the expansion of our operating activities, including corporate, administrative and development-stage infrastructure as we advanced our business plan.

Consulting fees

Consulting fees were $1,170,853 for the six months ended December 31, 2025 compared to $Nil for the six months ended December 31, 2024. The increase was primarily attributable to stock-based compensation and advisory services related to capital markets support and strategic initiatives. Of this amount, $1,037,397 related to the amortization of the grant-date fair value of Common Shares issued to consultants on August 26, 2025, and $133,456 related to amortization of prepaid share-based compensation associated with prior-period equity awards. Although the full fair value of $1,503,000 associated with the August 26, 2025 Common Share issuance was recorded as an increase to share capital, only the portion attributable to services rendered through December 31, 2025 was recognized as consulting fee expense during the period, with the remaining unamortized balance recorded in prepaid expenses.

Depreciation expense

Depreciation expense was $323 for the six months ended December 31, 2025 compared to $Nil for the six months ended December 31, 2024. The increase was attributable to depreciation of computer equipment acquired and placed in service.

Management fees

Management fees were $63,787 for the six months ended December 31, 2025 compared to $45,631 for the six months ended December 31, 2024. The increase reflects the continued development of the Company’s management structure and operating activities.

Professional fees

Professional fees were $303,020 for the six months ended December 31, 2025 compared to $38,026 for the six months ended December 31, 2024. The increase was primarily due to higher legal, accounting, audit and advisory costs associated with expanded operations, financing activities and public company preparation.

Strategic transaction costs

Strategic transaction costs were $363,608 for the six months ended December 31, 2025 compared to $Nil for the six months ended December 31, 2024. These costs related primarily to a non-refundable exclusivity payment and related advisory and legal costs incurred in connection with the evaluation of a contemplated acquisition of certain assets of Moltex Energy Ltd.

Other income (expenses)

Interest income was $13 for the six months ended December 31, 2025 compared to $Nil for the six months ended December 31, 2024.

Foreign exchange gain was $875 for the six months ended December 31, 2025 compared to $Nil for the six months ended December 31, 2024.

Net loss

As a result of the foregoing, net loss was $1,945,868 for the six months ended December 31, 2025 compared to $83,657 for the six months ended December 31, 2024. The increase in net loss was primarily driven by higher consulting fees, professional fees, strategic transaction costs and the general expansion of operating activities.

Liquidity and Capital Resources

We currently do not have any material commitments to capital expenditures, however, our existing cash as of the date of this prospectus will not be sufficient to fund our current operating and R&D plans through at least the next eighteen months, from the date of this offering. We had approximately $99,311 in cash as of June 30, 2025 (compared to none as of June 30, 2024) and working capital of approximately $429,319 as of June 30, 2025 (compared to approximately $22 as of June 30, 2024). Subsequent to June 30, 2025, we received net proceeds of approximately $4 million from our bridge financing, which we closed during November 2025. We have a going concern disclosure on our financial statements, included in this prospectus.

Update for the Six Months Ended December 31, 2025

As of December 31, 2025, we had cash of $3,230,952, compared to $99,311 as of June 30, 2025. Total current assets were $4,200,704 as of December 31, 2025, compared to $617,520 as of June 30, 2025. Working capital was approximately $4,105,618 as of December 31, 2025, compared to approximately $429,319 as of June 30, 2025. The increase in liquidity and working capital was primarily attributable to net proceeds of approximately $4 million from our bridge financing.

However, the future development of our business towards ultimate commercialization of our products will require significant amounts of cash resources. Since we do not anticipate generating meaningful revenues for several years, we intend to finance our future cash requirements for capital expenditures, R&D and business development activities and general working capital through public or private equity or debt financings, third-party (including government) funding, or any combination of these approaches. If we raise additional funds through further issuances of equity or equity-linked instruments, our existing stockholders could suffer significant dilution. Moreover, no assurances can be given that we will be able to raise required funding on favorable terms, if at all, and our inability to raise additional funding when needed could have a material adverse effect on our company and results of operations and could cause our business to fail.

Going Concern

As of December 31, 2025, the Company identified conditions and events that raised substantial doubt about its ability to continue as a going concern.

As part of issuing our condensed consolidated financial statements, we evaluated whether there were any conditions and events that raise substantial doubt about our ability to continue as a going concern over the twelve months after the date the financial statements are issued. Since inception, we have incurred significant operating losses, and have an accumulated deficit of approximately $2,198,532 and negative operating cash flow. Management expects that operating losses and negative cash flows may increase from the 2025 levels because of additional costs and expenses related to our R&D activities. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our reactor development, to successfully market our reactor and to achieve commerciality for our reactors.

To date, we have not generated any revenue and do not expect to generate any revenue unless and until we are able to commercialize our reactors. We will require additional capital to develop our reactors and to fund operations for the foreseeable future, and we expect our costs to increase as we advance our reactors toward commercialization and incur additional costs associated with operating as a public company.

While we believe that the proceeds of the IPO and other financings completed subsequent to year end may be sufficient to support the development of our reactors in the near term, certain costs are not reasonably estimable at this time and we may require additional funding to execute our long-term development and commercialization plans.

We do not have sufficient working capital to meet our liabilities and commitments as they come due for at least the next eighteen months, after the date the condensed consolidated financial statements are issued. To achieve the Company’s long-term strategy, the Company expects to raise additional equity capital to support its growth.

Summary Statement of Cash Flows for the Year Ended June 2025 and the Period from Inception on August 24, 2023 to June 30, 2024.

The following table sets forth the primary sources and uses of cash for the periods presented below:

	For the Year Ended June 30, 2025	August 24, 2023 (inception) to June 30, 2024
Net cash used in operating activities	$46,949	$11
Net cash provided by financing activities	$149,993	$22
Net increase in cash	$99,289	22

Cash Flows used in Operating Activities

Net cash used in operating activities for the year ended June 30, 2025 was $46,949, which reflected our net loss of $251,189, adjusted for non-cash items consisting of $425 of depreciation, $32,114 of shares issued for consulting services and $9,405 of options granted for consulting services, as well as changes in non-cash working capital consisting of an increase in prepaid expenses of $25,905 and an increase in accounts payable and accrued liabilities of $188,201.

Net cash used in operating activities for the period from August 24, 2023 to June 30, 2024 was $11, which reflected our net loss of $1,475, partially offset by a shareholder contribution of $1,464.

The increase in net cash used in operating activities during the year ended June 30, 2025 compared to the period from August 24, 2023 to June 30, 2024 was primarily due to the expansion of our operating activities, as we were not materially active prior to June 30, 2024. Any increase in our cash balance during the year ended June 30, 2025 was attributable to financing activities, not operating activities.

Cash Flows provided by Financing Activities

Net cash provided by financing activities for the year ended June 30, 2025 was $149,993, consisting of $150,008 from shares issued for cash, offset by $15 used for share repurchases.

Net cash provided by financing activities for the period from August 24, 2023 to June 30, 2024 was $22 and consisted entirely of shares issued for cash.

Commitments

The Company does not have any commitments and contingencies as of June 30, 2025, and 2024.

Off-Balance Sheet Arrangements

As of June 30, 2025, and 2024, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Summary Statement of Cash Flows for the Six Months Ended December 31, 2025 December 31, 2024

The following table sets forth the primary sources and uses of cash for the periods presented below:

	For the Six Months Ended December 31, 2025	For the Six Months Ended December 31, 2024
Net cash used in operating activities	$987,203		$3,384
Net cash used in investing activities	$2,355	$	Nil
Net cash provided by financing activities	$4,147,211	$	Nil
Net increase in cash	$3,131,641	$	Nil

Cash Flows used in Operating Activities

Net cash used in operating activities for the six months ended December 31, 2025 was $987,203, which reflected our net loss of $1,945,868, adjusted for non-cash items consisting primarily of $323 of depreciation and $1,037,397 related to shares issued for consulting services, as well as changes in non-cash working capital including a decrease in prepaid expenses of $33,164, an increase in sales taxes receivable of $19,104 and a decrease in accounts payable and accrued liabilities of $93,115.

Net cash used in operating activities for the six months ended December 31, 2024 was $3,384, which primarily reflected our net loss of $83,657, partially offset by an increase in accounts payable and accrued liabilities of $80,273.

The increase in net cash used in operating activities during the six months ended December 31, 2025 compared to the six months ended December 31, 2024 was primarily due to the expansion of our operating activities, increased consulting, professional and strategic advisory costs, and broader development-stage corporate activity. A substantial portion of the operating loss for the six months ended December 31, 2025 related to non-cash share-based compensation.

Cash Flows used in Investing Activities

Net cash used in investing activities for the six months ended December 31, 2025 was $2,355, consisting of $2,072 related to trademark registration costs and $283 related to the purchase of computer equipment. There were no investing activities during the six months ended December 31, 2024.

Cash Flows provided by Financing Activities

Net cash provided by financing activities for the six months ended December 31, 2025 was $4,147,211, consisting of $300,000 of proceeds from convertible notes and $3,994,211 from shares issued for cash, offset by $147,000 of share issuance costs.

There were no financing activities during the six months ended December 31, 2024.

Commitments

As of December 31, 2025, the Company has the following commitments:

During the six months ended December 31, 2025, the Company entered into an exclusivity agreement, dated December 17, 2025, to acquire certain assets of Moltex Energy Limited (in administration) for a purchase price of £6,183,793 (equivalent to CAD $11,500,000) (the “Moltex Acquisition”). In consideration for the exclusivity rights, the Company paid a non-refundable exclusivity fee of £268,861 (equivalent to CAD $500,000).

Under the terms of the agreement, Moltex Energy Limited (acting through its joint administrators) agreed to cease all third-party negotiations and to negotiate exclusively with the Company. The Company committed to use reasonable endeavors to complete due diligence and to finalize a definitive agreement prior to the expiry of the exclusivity period. The Company may also be required to provide additional funding to support the business and assets during the exclusivity period, if requested by the joint administrators.

During the six months ended December 31, 2025, the Company recognized $363,608 (CAD $500,000) of strategic transaction costs related primarily to the non-refundable exclusivity fee and related advisory and legal costs incurred in connection with this contemplated transaction. As no definitive sale and purchase agreement had been executed as of December 31, 2025 and no identifiable intangible asset had been acquired or controlled by the Company as of that date, such amounts were expensed as incurred.

In December 2025, the Company entered into a research collaboration agreement with Ontario Tech University with a total contractual value of CAD 42,000. Under the terms of the agreement, CAD 21,000 was payable upon execution of the agreement and the remaining CAD 21,000 is payable upon completion of the project.

As of December 31, 2025, CAD 21,000 (USD equivalent) had been accrued in accounts payable and accrued liabilities, and the remaining CAD 21,000 represents a contractual commitment of the Company.

The Company is not currently subject to any material legal proceedings, claims, or contingencies that, in the opinion of management, would require recognition or disclosure under U.S. GAAP.

Off-Balance Sheet Arrangements

As of December 31, 2025, we had not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies

The functional currency of an entity is the currency of the primary economic environment in which the entity operates. The Company’s functional currency is the Canadian dollar (“CAD”) as it was incorporated in and primarily operates in Canada. The determination of functional currency was made in accordance with Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters, issued by the Financial Accounting Standards Board (“FASB”).

The Company’s reporting currency is the U.S. dollar (“USD”). For the purpose of presenting the financial statements in USD, the assets and liabilities of the Company’s CAD operations are translated at the exchange rate prevailing at the reporting date. Revenues and expenses are translated at average exchange rates for the reporting period. Resulting translation adjustments are included in other comprehensive income (loss) as a separate component of shareholders’ equity under “accumulated other comprehensive income (loss).”

All values presented are in USD unless otherwise denoted.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions are used for stock-based compensation, presented as consulting fees as of December 31, 2025. Actual results could differ from those estimates, and such difference may be material to the financial statements.

Stock-Based Compensation

The Company accounts for equity-based transactions with employees and non-employees under the provisions of FASB ASC Topic 718, Compensation — Stock Compensation (Topic 718), which establishes that equity-based payments to employees and non-employees are recorded at the grant date the fair value of the equity instruments the entity is obligated to issue when the employees and non-employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. Topic 718 also states that observable market prices of identical or similar equity or liability instruments in active markets are the best evidence of fair value and, if available, should be used as the basis for the measurement for equity and liability instruments awarded in these share-based payment transactions. However, if observable market prices of identical or similar equity or liability instruments are not available, the fair value shall be estimated by using a valuation technique or model that complies with the measurement objective, as described in FASB ASC Topic 718.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a three-level fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. In accordance with ASC 820, the Company has categorized the financial assets and liabilities based on the priority of the inputs to the valuation technique as set forth below. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Level 1 —	Financial instruments whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market which the Company has the ability to access at the measurement date.
Level 2 —

Financial instruments whose values are based on quoted market prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets.

Level 3 —

Financial instruments whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the instrument.

The Company’s financial instruments consist of cash, prepaid expenses, sales taxes receivable, accounts payable, and accrued liabilities, are carried at historical cost. As December 31, 2025 and June 30, 2025, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Emerging Growth Company (“EGC”) Accounting Election

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (Topic 220), which requires enhanced disclosures regarding the nature and composition of certain expense categories presented in the statement of loss and comprehensive loss. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statement disclosures.

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

OUR CORPORATE STRUCTURE AND HISTORY

We are a company incorporated on August 24, 2023 under the laws of British Columbia, Canada. We were originally incorporated under the name “Raise AI Technologies Inc.” and subsequently changed our name to “Nuclea Energy Inc.” to reflect our focus on advanced nuclear technologies. Since our establishment, we have recruited a leadership team with deep expertise in advanced reactor design and regulatory licensing, developed relationships with leading Canadian nuclear research and development organizations, and advanced our intellectual property portfolio through targeted R&D and the filing of a U.S. provisional patent application for an improved reactor fuel configuration.

We have two wholly owned subsidiaries:

•        To facilitate our engagement with U.S. regulators and access the significant U.S. market, we formed our wholly owned subsidiary, Nuclea Energy USA Inc., in Delaware. We expect that this entity will manage all of our planned U.S. regulatory engagement, including our Regulatory Engagement Plan (REP) with the NRC, and will be the primary vehicle for future U.S. sales and operations.

•        To facilitate our potential Moltex Asset Acquisition, we formed our wholly owned subsidiary, Nuclea Energy Canada Inc. in British Columbia, Canada.

Because we are incorporated under the laws of British Columbia, Canada, you may encounter difficulty protecting your interests as a shareholder, and your ability to enforce your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

The chart below illustrates our corporate structure and identifies our subsidiary as of the date of this prospectus and after giving effect to this Offering:

As of the date of this prospectus:

As of the date of this prospectus, Messrs. Sagar Sanghera and Vinayak Ashok Gunda each own 29.6% of our outstanding Common Shares, Mr. Eleodor Nichita owns 6.6% and our other shareholders together own 34.3%.

After giving effect to this Offering:

After giving effect to this Offering, Messrs. Sagar Sanghera and Vinayak Ashok Gunda each will own 25.4% of our outstanding Common Shares, Mr. Eleodor Nichita will own 5.6%, and other shareholders together will own 29.5%, and the public shareholders together will own 14.1%.

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Notes:

(1)      Each of Sagar Sanghera and Vinayak Ashok Gunda, our two largest shareholders, holds voting and/or dispositive power over 10,000,000 Common Shares as of the date of this prospectus.

Name	Background	Ownership
Nuclea Energy Inc.	Incorporated on August 24, 2023 under the laws of British Columbia, Canada.	See “Principal Shareholders” for details of our shareholding structures immediately prior to and after this offering.
Nuclea Energy USA Inc.	Incorporated on October 8, 2025 under the laws of the State of Delaware.	100% owned by Nuclea Energy Inc.
Nuclea Energy Canada Inc.	Incorporated on February 12, 2026 under the laws of British Columbia, Canada.	100% owned by Nuclea Energy Inc.

In November 2025, we commenced a private placement of our Common Shares at a price of US$1.40 per share, targeting gross proceeds of approximately US$4.3 million. The net proceeds of the offering will be used for general corporate purposes. In connection with any future U.S. listing or initial public offering, the shares sold in this private placement will be subject to transfer restrictions, including an initial six-month lock-up period after listing, subject to early release provisions tied to specified trading price and volume thresholds.

Upon consummation of this Offering, each of Mr. Sagar Sanghera and Mr. Vinayak Ashok Gunda will own 25.4% of our outstanding Common Shares, which represent 50.8% of the total voting power of our outstanding Shares assuming the Underwriters do not exercise their over-allotment option (or 49.8% of the total voting power assuming the Underwriters exercise their over-allotment option).

On April 7, 2025, the Company effected a 10-for-1 stock split of its common shares. All share and per-share amounts have been retroactively adjusted to reflect this stock split.

INDUSTRY OVERVIEW

Unless otherwise noted, all the information and data presented in this section have been derived from the publicly available sources While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

We are positioned at the confluence of three major global trends: (1) the urgent global drive for deep decarbonization to achieve net-zero emissions, (2) the exponential growth in electricity demand driven by data centers and artificial intelligence (AI), and (3) the strategic imperative for energy security and resilience in a geopolitically fragmented world. Together, these trends are transforming the global energy landscape and creating a once-in-a-century opportunity for advanced nuclear technologies, particularly micro modular reactors (MMRs) that deliver safe, reliable, and carbon-free power where it is most needed.

A. The Global Energy Transition and Decarbonization Mandates

According to the International Energy Agency (IEA) and McKinsey & Company, global electricity consumption is projected to nearly triple by 2050, rising from approximately 28,000 terawatt-hours (TWh) in 2023 to over 75,000 TWh by mid-century. This unprecedented surge in demand is being driven by the electrification of traditional sectors such as transportation, buildings, and manufacturing, alongside new, power-intensive industries such as artificial intelligence, cloud computing, and hydrogen production.

To meet this demand while also adhering to national and international “net-zero” climate targets, the world must undergo a massive expansion of clean, dispatchable energy generation. While renewable energy sources such as solar and wind play a crucial role, their inherent intermittency prevents them from supplying continuous, high-capacity baseload power without large-scale energy storage, which remains cost-prohibitive and technically limited at grid scale.

Nuclear power remains the only proven, carbon free, dispatchable energy source capable of operating continuously, with the highest reliability of any generation technology. According to the U.S. Energy Information Administration, nuclear plants maintain an average capacity factor of 93.1%, compared with natural gas (58.8%), coal (42.1%), wind (33.5%), and solar (23.3%). This exceptional reliability makes nuclear energy indispensable to maintaining grid stability as renewables scale.

The result is a global “nuclear renaissance” a policy driven and capital backed resurgence of investment in advanced nuclear technologies. Over 20 countries, including the United States, Canada, the United Kingdom, Japan, and South Korea, have enacted pro nuclear legislation or included nuclear in their national clean energy taxonomies. In the United States, the Inflation Reduction Act (IRA) and the Infrastructure Investment and Jobs Act (IIJA) together allocate tens of billions of dollars in production credits, loan guarantees, and R&D funding for new nuclear projects. Similarly, Canada’s Small Modular Reactor Action Plan explicitly prioritizes microreactor development for remote communities and industrial decarbonization.

This combination of political will, regulatory modernization, and capital deployment has created an environment of unprecedented opportunity for new entrants developing scalable, factory-produced nuclear systems that can be deployed faster, at lower cost, and with fewer regulatory hurdles than traditional gigawatt-scale reactors.

B. The “AI” and Data Center Power Imperative

The fastest-growing segment of new power demand globally comes from data centers, driven by exponential growth in artificial intelligence, high-performance computing, and cloud infrastructure. AI workloads are uniquely power-hungry: for example, a single ChatGPT query consumes nearly 10 times the electricity of a standard Google search, and large language model (LLM) training cycles can consume megawatt-hours per session.

According to the International Energy Agency, global data center electricity consumption could reach 1,000 TWh annually by 2026 roughly equivalent to the electricity usage of Japan and by 2050, data centers could account for as much as 8 – 9% of total global electricity demand.

This demand surge is not speculative. Major technology corporations are actively incorporating nuclear power into their operational strategies:

•        Microsoft has initiated a program to integrate advanced nuclear power directly into its data center operations and is co-developing plans to restart the Three Mile Island nuclear plant for AI workloads.

•        Amazon acquired a 1,200-acre data center campus adjacent to the Susquehanna nuclear power plant in Pennsylvania for approximately $650 million.

•        Oracle has disclosed plans to develop a 1-gigawatt (GW) nuclear-powered data center.

•        Meta (Facebook) is exploring siting SMRs near its $10 billion AI facility in Louisiana.

•        NVIDIA CEO Jensen Huang stated publicly that “nuclear is going to be a vital, integral part of powering AI.”

This convergence of AI and energy has created a new class of industrial customer the AI power buyer whose requirements align perfectly with the microreactor model: compact, transportable, 24/7 baseload systems that can be co-located directly with data centers, bypassing grid congestion and transmission constraints. This trend has established a multi-billion-dollar emerging market segment for advanced nuclear suppliers able to deliver reliable on-site generation.

C. The Microreactor Market Segment (<10 MWe)

Within the advanced nuclear industry, systems are typically classified by generating capacity:

•        Large Conventional Reactors: >700 MWe

•        Small Modular Reactors (SMRs): up to 300 MWe

•        Micro Modular Reactors (MMRs): under 10 MWe

Nuclea Energy focuses exclusively on the microreactor segment, which occupies a distinct and rapidly growing niche within the broader nuclear market. Unlike SMRs, which target utility-scale grid applications, MMRs serve off-grid, high-demand, and logistically constrained environments such as defense installations, mining operations, island nations, industrial microgrids, and data center campuses.

Key differentiating attributes of the MMR category include:

•        Transportability: Factory-fabricated, sealed-core designs that can be shipped via standard truck, rail, or barge. Our proprietary Morpheus™ reactor is engineered to fit within a 3m x 3m x 3m standardized transport module.

•        Rapid Deployment: Pre-fabricated modules require minimal on-site construction, significantly reducing cost, labor, and deployment time.

•        Passive Safety: MMRs are designed for “walk-away” safety leveraging inherent physical processes (natural convection and heat dissipation) rather than active systems or operator intervention.

•        Siting Flexibility: MMRs can be installed in remote, extreme, or security-sensitive environments from Arctic mining bases to hyperscale data centers where large reactors are impractical.

Industry analysts project the microreactor market to exceed $20 billion by 2035, representing one of the highest-growth sub-sectors in advanced nuclear. The U.S. Department of Defense and Department of Energy have each launched multi-billion-dollar initiatives (e.g., Project Pele, DOE Microreactor Program) to accelerate deployment of portable nuclear power systems, validating both technical feasibility and market demand.

D. Political and Regulatory Tailwinds

The United States and Canada have explicitly positioned advanced nuclear technologies as central to their respective energy security and climate strategies. Recent federal initiatives are reshaping the regulatory and financial environment for nuclear development:

1.      Accelerated Licensing Framework:    The U.S. Administration has directed the NRC to modernize and streamline reactor licensing, with a target review timeline of 18 months for new construction and operation applications. This marks a historic departure from legacy processes that could span a decade or more.

2.      Massive Capacity Expansion Targets:    In 2024, the U.S. Department of Energy announced a national goal to triple nuclear capacity to 300 GW by 2050, up from approximately 100 GW today. Achieving this goal will require deployment of hundreds of advanced reactors, including MMRs, across commercial, defense, and industrial applications.

3.      Strategic Market Priorities:    Federal policy now explicitly prioritizes nuclear energy for AI data centers, military bases, and industrial decarbonization, directly aligning with Nuclea’s target markets. The U.S. Department of Defense has committed to deploying multiple microreactors by the early 2030s, and the Department of Energy has announced strategic partnerships with the private sector to accelerate commercial demonstration projects.

4.      Cross-Border Collaboration:    The U.S.–Canada SMR Action Plan and Global First Movers Coalition further support joint licensing, export readiness, and supply-chain localization, enabling North American MMR developers to scale globally.

These combined policy tailwinds significantly de-risk the regulatory pathway for microreactor developers, validate end-market demand, and provide direct government support mechanisms through loan guarantees, production tax credits, and procurement programs.

BUSINESS

Overview

Nuclea Energy Inc. (“Nuclea” or the “Company”) is a company incorporated under the laws of British Columbia, Canada. We have two wholly owned subsidiaries: Nuclea Energy USA Inc., incorporated under the laws of the State of Delaware, on October 8, 2025, and formed to begin our planned engagement with the NRC; and Nuclea Energy Canada Inc., incorporated under the laws of British Columbia, Canada, on February 12, 2026, and formed to facilitate the potential Moltex Asset Acquisition.

We are a pre-revenue, development-stage company. Our principal activities currently are focused on the technological development of our potential future products, and more specifically, on executing our 18-Month Development Roadmap (see below), which is designed to advance our Morpheus Micro Nuclear Reactor from its current pre-conceptual stage to regulatory and commercial readiness.

Since our inception on August 24, 2023, we have not generated any revenue. We have incurred operating losses since our inception; for the fiscal year ended June 30, 2025, we reported a net loss of $251,189, and for the period from August 24, 2023 until June 30, 2024 we reported a net loss of $1,475. For the six months ended December 31, 2025, we reported a net loss of $1,945,868, compared to a net loss of $83,657 for the six months ended December 31, 2024.

Our Vision & Mission

Our vision is to power the future of remote community and industrial energy markets by systematically displacing high-cost, high-emission fossil fuels with passively safe, transportable, and economically competitive nuclear energy.

Our mission is to become a leading technology developer advanced micro nuclear reactors. As a technology company, we are committed to advancing clean, reliable and secure energy solutions for off-grid applications that power remote communities, data centres, mining sites and remote military infrastructure. Our goal is to bring our Morpheus micro reactor “Morpheus” or the “Morpheus Microreactor”) to a commercial readiness level by developing core elements and progressing the design through the licensing application in both Canada and the United States. Once we have reached the commercial stage, we will market and sell this reactor to vendors who require energy in off grid, remote settings, in data centres, mining sites, and to support remote military infrastructure, so that these entities can own and operate our reactor. We do not intend to operate any micro reactors (Vendor Owner Operator model), but instead we intend to allow the customer to operate and own the asset.

We believe this approach is distinct from the capital intensive Vendor Owner Operator model and represents the most scalable path to market. By remaining focused on our core technology rather than site development or plant operations, we align with the asset ownership preferences of our customers. We do not plan to develop nuclear energy sites or operate them, allowing us to dedicate our resources to designing and building superior hardware.

Our anticipated customer base is comprised of remote communities, mining sites, data centres and remote military sites1.

Our Core Product

The Company’s main product, currently under development, is the Morpheus Microreactor. Morpheus is designed to be a transportable, factory fabricated, sealed core nuclear reactor designed for sale to qualified customers. It is engineered as a scalable platform, with configurations ranging from 3.5 MWe to 50 MWe, to serve a wide array of customer needs2. The reactor is designed to fit within a transportable container.

Our goal is to commercially launch Morpheus by 2030-31.

The Morpheus design is based on the ZAN4e conceptual design, a lead cooled and graphite moderated thermal spectrum reactor, and uses HALEU fuel3. This unique combination of features is intended to maximize inherent passive safety, minimize operational complexity, and ensure robust performance in extreme cold-weather environments, such

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1        Canada Energy Regulator. (2022). Market snapshot: Off-grid communities in Canada and their reliance on diesel fuel. Government of Canada.

2        Nuclea Energy Inc. (2025, September). Nuclea Energy Investor Deck PowerPoint slides. Slide 10: Major Technical Parameters.

3        Crowell, J., & Nichita, E. (2023). Conceptual Design of a Micro Nuclear Reactor for Canadian Arctic Communities. Nuclear Technology, 209(4), 504–514.

as the Canadian Arctic. However, there are risks as to the availability of HALEU fuel. At present, there is no robust commercial supply chain for HALEU, and production is limited to a small number of government-authorized entities. The availability of HALEU is subject to significant constraints, including limited production capacity, regulatory controls, export restrictions, and geopolitical considerations. See “Risk Factors — Our Morpheus Reactor requires 10% HALEU fuel, and the absence of a robust commercial supply chain for HALEU could prevent us from manufacturing and fueling our reactors.”

Morpheus Reactor Rendering

Our Competitive Strengths

We believe Nuclea Energy has the potential to become a leader in the advanced nuclear market by capitalizing on the following key competitive strengths, if and when our Morpheus reactor becomes market ready.

Passive Safety for Arctic and Remote Environments

We believe that our core competitive advantage will be our selection of a lead cooled graphite moderated reactor, which is designed to provide passive safety, and we believe will make it well suited for deployment in remote and environmentally sensitive regions such as the Canadian Arctic. Lead-cooled reactors are uniquely suited for Arctic environments because their coolant remains liquid at extremely high temperatures. Their passive safety features and ability to operate without external water sources make them especially reliable in remote, cold, and infrastructure limited regions. We view these geographic areas as naturally complementary to the Morpheus offering.

The inherent physics of our reactor design forms the foundation of our safety case4

Excellent Coolant Thermal, Physical, and Chemical Properties:

Lead has excellent thermal, physical and chemical properties, which form the basis of the technological and safety advantages od our reactor design.

Lead has a very high boiling point (+1737°C), a low melting point (+327°C) and a very low vapor pressure (2.9×10-5 Pa at 400°C). Accident scenarios with boiling lead in the core are therefore considered to be highly unlikely.5

The volumetric heat capacity of liquid lead is high (~1.54 J/cm3/K). The high volumetric heat capacity combined with the inventory of coolant present in the primary circuit provides high thermal inertia, which contributes to the slowing of any transient related to loss of coolant mass flow or loss of heat sink.

Lead is relatively chemically inert (does not react exothermically) in contact with water or air6, thus reducing the risk of chemical fires, explosions or hydrogen generation seen in other reactor types. The absence of a steam generator also eliminates the risk of a steam generator tube rupture (SGTR) event (accompanied by hot-lead-water interaction with steam production) present in other lead-cooled designs.

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4        Pioro, I. (Ed.). (2023). Handbook of Generation IV Nuclear Reactors (2nd ed.). Woodhead Publishing. https://www.sciencedirect.com/book/9780128205884/handbook-of-generation-iv-nuclear-reactors

5        LFR Provisional System Steering Committee (endorsed by The Risk and Safety Working Group of the Generation IV International Forum), “Safety Design Criteria for Generation IV Lead-Cooled Fast Reactor System” (2021).

6        LFR Provisional System Steering Committee (endorsed by The Risk and Safety Working Group of the Generation IV International Forum), “Safety Design Criteria for Generation IV Lead-Cooled Fast Reactor System” (2021).

Natural Convection:

Liquid lead has a large volumetric expansion coefficient (1.2×10-4 K-1) and the possibility to operate in a large range of temperatures, typically a few hundred degrees, without boiling. Natural circulation is therefore used, also thanks to the simple flow path design and due to neutronic characteristics of lead that allow larger distance between fuel pins and lower coolant velocities, together resulting in low pressure drops.7

Inherent Passive-Safety Features:

Unlike water cooled reactors, our lead-cooled reactor operates at near atmospheric pressure. This eliminates the need for a pressure vessel and high-pressure primary coolant circuit, which are drivers of cost, complexity, and failure risk in conventional designs.

Coolant leakage or pipe break does not lead to the type of loss of coolant accident experienced in an LWR with depressurization, coolant boiling and the loss of cooling capability. Therefore, emergency core cooling systems for coolant injection under high- and low-pressure conditions, as used in the LWR, are not necessary.8

In a loss-of-power event, our reactor is able to cool itself indefinitely through natural convection, creating a “walk-away safe” system that does not rely on active pumps or human intervention.

Fission-Product Retention:    In the event of a fuel failure or accident, lead has good capacity for retaining iodine, cesium and other fission and activation products of concern, thus reducing the source term in containment and the release of radionuclides. For example, volatilized fractions9 at 700°C for 137Cs, 90Sr, and 131I are 1.1×10-6, 5.1×10-14 and 3.7×10-6, respectively. Consequently, requirements for emergency planning zones and emergency evacuation plans are also expected to be reduced.

Low 210Po Production:

The rate of 210Po production in pure lead is very low, typically several orders of magnitude lower, compared to Lead-Bismuth Eutectic (LBE)10. To further improve this, we are intending to pursue a dedicated research program with Kinectrics Inc. to develop a method for enriching our lead coolant, specifically to remove the 208Pb isotope which transmutes into 210Po. This is designed to significantly reduce long-term radiological hazards from coolant activation, a key consideration for regulators and end users.

Inherent Radiation Shielding:    Lead is an excellent shielding material, simplifying the reactor’s engineering and enhancing its radiological safety profile.

We are not just relying on the theoretical benefits of Lead cooled reactor technology; we plan to implement a comprehensive R&D program to validate key aspect of our safety case and have begun initial discussions with the Ontario Tech University to perform detailed calculations of our reactor’s dynamic parameters, including reactivity effects of temperature and coolant voiding11.

A Flexible, Capital-Efficient Model

We intend to operate as a technology integrator rather than a fully integrated manufacturer. We do not plan to manufacture the broader balance of plant infrastructure such as power conversion units, district heating exchangers, or heavy civil containment structures. Instead our manufacturing focus is strictly limited to the proprietary reactor core module. Specifically, we intend to oversee the design and fabrication of the vacuum sealed graphite vessel, the internal fuel channel assemblies, and the lead coolant integration systems. The Morpheus microreactor serves as the specialized thermal energy source that drives third party power generation hardware. We plan to leverage qualified

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7        LFR Provisional System Steering Committee (endorsed by The Risk and Safety Working Group of the Generation IV International Forum), “Safety Design Criteria for Generation IV Lead-Cooled Fast Reactor System” (2021)

8        LFR Provisional System Steering Committee (endorsed by The Risk and Safety Working Group of the Generation IV International Forum), “Safety Design Criteria for Generation IV Lead-Cooled Fast Reactor System” (2021).

9        Generation IV International Forum (GIF). (2021). Safety Design Criteria for Generation IV Lead-Cooled Fast Reactor System (Revision 1).

10      LFR Provisional System Steering Committee (endorsed by The Risk and Safety Working Group of the Generation IV International Forum), “Safety Design Criteria for Generation IV Lead-Cooled Fast Reactor System” (2021).

11      Nichita, E. (2025, May 29). Proposal for Technical Research on: Calculation of Dynamic Parameters of NUCLEA Energy’s Lead-Cooled Reactor Concept (r0). Ontario Tech University.

supply chains to provide standard components including the Stirling engines or steam turbines required for electricity generation. This approach is intended to reduce capital intensity and execution complexity while maintaining our control over the critical intellectual property and safety systems embedded within the reactor core.

This flexible model allows us to avoid the billions in capital expenditure typically associated with building new nuclear manufacturing facilities12. It enables us to be more agile, scalable, and resilient, focusing our resources on innovation and regulatory success.

A Regulatory-Focused Team

We benefit from our leadership, which blends visionary technology development with the pragmatic, disciplined execution required to successfully navigate the complex nuclear regulatory landscape. Our founding team of Sagar Sanghera, Vinayak Ashok Gunda, and Dr. Eleodor Nichita was formed to bridge the gap between innovation and commercialization.

Dr. Nichita, our technical co-founder and head of our primary R&D contractor Irydyum Scientific Inc., is the architect of our core technology and the author of our “Improved Annular Fuel/Lattice Configuration”.

5-Year Core Life

Our reactor is designed to operate for approximately five years before refueling. This advantage is enabled by our “Improved Annular Fuel/Lattice Configuration,” which we plan to validate with a third party laboratory as part of our development and engineering work on the Morpheus Reactor. We expect this validation process will begin approximately six months after the IPO, using a portion of the proceeds from this offering, and we expect that the validation process will be completed in approximately six months. Until we complete the third party validation, we cannot be certain of the anticipated benefits, but if, as we expect, our design is duly validated, we believe that the extended core life will be a fundamental competitive differentiator that directly addresses the primary cost and logistical drivers for our target customers. Our design, which, when fully developed, will utilize HALEU fuel, is engineered to achieve a higher fuel burnup and a more efficient neutron economy, allowing it to generate power for significantly longer than competing designs.

The benefits of a 5 year core life would be the following:

•        Improved Economics:    The 5 year life would reduce the reactor’s total cost of ownership. Refueling outages are one of the most significant operational expenses for a nuclear plant, and minimizing them changes the economic proposition.

•        Logistical Simplicity:    For remote and Arctic communities, refueling is a complex and costly logistical operation. A 5 year core life would allow for operators to significantly streamline operations13.

•        Enhanced Proliferation Resistance:    A sealed core with a multi-year life would enhance the safeguards, security, and non-proliferation profile of the reactor, which could simplify licensing and be helpful in increasing international acceptability.

We view the Morpheus microreactor as a long term energy infrastructure solution rather than a temporary power source. While a conventional fossil fuel generator typically requires continuous refueling logistics to maintain operation, our design is intended to operate for approximately 5 years on a single fuel load. In terms of magnitude, a single 3.5MWe to 50 MWe Morpheus unit is designed to support significant electrical loads. For perspective, a deployment at the lower end of our capacity range is capable of powering the essential infrastructure for a remote community or a mining operation, which typically requires approximately 9 MW of reliable power14 and often relies on millions of liters of diesel fuel. At the higher end of our capacity range, a unit is designed to support the energy intensive baseload requirements of hyperscale data centers, which can consume between 20 MW and 50 MW per facility15. This highlights the density of our energy yield, where a single uranium pellet the size of a fingertip contains the energy equivalent of approximately 149 gallons of oil or one ton of coal16.

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12      World Nuclear Association. (2024). Nuclear Power Economics and Project Structuring

13      Clean Energy for Rural and Remote Communities Program. (2023). Government of Canada initiatives to reduce diesel reliance in northern communities. Natural Resources Canada.

14      Knight Piésold Consulting. (2015). Renewable Energy for Mines.

15      ENCOR Advisors. (2025, October). What is a Hyperscale Data Center: Comprehensive Guide.

16      Nuclear Energy Institute. (2025). Nuclear Fuel.

Our Challenges

We are a young company seeking to develop and launch an integrated nuclear energy business. Our efforts face and will continue to face many significant challenges, as our business involves complex nuclear technology, regulatory hurdles, and rapidly shifting market dynamics. These challenges include, but are not limited to, the following:

•        Obtaining the necessary permits and licenses for nuclear reactors, facilities and transportation capabilities is time-consuming and expensive. Microreactors must meet stringent safety and environmental standards, and gaining regulatory approval can be a lengthy endeavor17. Additionally, ensuring the safety of a microreactor throughout its lifecycle is paramount. Developing, implementing, and maintaining robust safety systems and protocols are critical challenges. Implementing robust security measures to protect against theft, sabotage, or unauthorized access is also critical for both regulatory compliance and public safety.

•        Building and operating a microreactor is very capital intensive. Securing the necessary significant funding and managing costs, including but not limited to operational and maintenance costs, are ongoing challenges for our business, that will continue after the completion of this offering.

•        The political and regulatory landscape can change, impacting the stability and viability of nuclear projects. International agreements and geopolitical factors can also affect nuclear technology access and export18.

See “Risk Factors — The Morpheus Reactor is a first-of-a-kind design, and we may fail to validate its technical feasibility, scalability, or integration of key systems, which would prevent us from obtaining regulatory approval and commercializing the technology.”

Competition

Our competitors, such as Nano Nuclear Energy Inc., Newcleo SA and Blykalla AB (nearly all of which are significantly larger and have more cash resources than we do) are other power generation systems which provide energy within the 1MWe-50MWe range19. This competition includes fossil fuel power generating units, renewables, long duration storage and other nuclear reactors, including other microreactors. However, as described above in “Our Competitive Strengths”, we believe we are positioned better than our competition to emerge as a leading supplier of carbon-free round the clock energy generation.

Traditional Energy Sources

According to the Statistical Review of World Energy 2024, fossil fuels, comprising oil, coal, and natural gas, accounted for approximately 80% of global energy consumption in 202320. Those traditional energy resources are carbon intensive, and we expect them to largely be replaced with carbon-free energy over time. Traditional large scale nuclear power plants, while carbon free, require significant upfront capital expenditures, have a history of extensive construction times, complex safety systems and do not have business cases apart from utility scale generation. We believe our carbon-free microreactor technology possesses all the positive attributes of traditional baseload energy and addresses many of the flaws of traditional nuclear power plants, such as large upfront capital costs.

Renewables

According to an article titled “More Than 40% of World’s Electricity Came From Zero-Carbon Sources in 2023” released on Wall Street Journal in August 2024, renewable energy sources like wind and solar made up approximately 17% of total electricity generation, and hydroelectric and nuclear power contributed 24%. Although these sources generate carbon-free power, except for nuclear power, wind and solar are highly intermittent and non dispatchable, and hydroelectric is seasonal and subject to curtailment21. Additionally, since renewables are weather dependent, they are too unreliable to support certain end use cases, including mission critical applications or industrial applications that require extensive onsite, always available power. Due to their innovative design SMRs and microreactors, can operate as baseload generation, load-follow renewables and/or support key industrial applications.

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17      Canadian Nuclear Safety Commission. (2019). REGDOC-3.5.4, Pre-Licensing Review of a Vendor’s Reactor Design.

18      U.S. Department of Energy. (n.d.). 10 CFR Part 810, Assistance to Foreign Atomic Energy Activities.

19      Nano Nuclear Energy Inc. (2024). Form S-1 Registration Statement. United States Securities and Exchange Commission.

20      International Energy Agency (IEA). (2023). World Energy Outlook 2023. OECD/IEA.

21      IEA. (2024). Electricity Market Report 2024.

Other Advanced Nuclear Reactors

There are several reactor technologies that are in various stages of development, such as high temperature gas-cooled reactors, fast reactors, molten salt reactors, fusion technologies, and others, and commercial SMRs are currently operating in China and Russia. These technologies, like ours, are designed to be clean, safe, and highly reliable. However, these technologies have not received regulatory approval in the United States, and many of the technologies do not have the fuel supply infrastructure necessary to succeed22. Currently, we believe, based on our market research, that there are no microreactor prototypes, and no other SMR companies other than NuScale — which caters to a different market than our planned market, has a licensed advance reactor.

Our Strategies and Future Plans

Strategic Roadmap and Milestones

Our development is guided by an 18-Month Development Roadmap which will be fully funded with the net proceeds of this offering (assuming no exercise of the over-allotment option), whether or not we complete the Moltex Asset Acquisition (see “Recent Developments” section on Page 7). We currently believe that the Moltex Asset Acquisition will not have any effect on the timeframes set forth in our 18-Month Development Roadmap. This plan is designed to achieve critical regulatory and technical milestones to de-risk the technology and unlock the next stage of financing.

Next 18-Month Development Roadmap (starting the date of the consummation of this Offering)

Phase 1 (0 – 3 months): Foundation & Leadership

•        Hire a VP of Engineering and key technical staff to lead the design and licensing effort.

•        Complete the high-level plant description and safety philosophy to guide conceptual and detailed design.

•        Launch our new research laboratory in Ontario to begin core testing and development.

Phase 2 (3 – 6 months): Core Design and Fuel Strategy

•        Begin the calculation of dynamic parameters of Nuclea’s lead cooled reactor concept at Ontario Tech University

•        Define our HALEU fuel concepts and qualification plan.

•        Begin first experiments at the Ontario lab aligned with our core design milestones.

Phase 3 (6 – 12 months): Regulatory Engagement and Expansion

•        Begin engagement with the CNSC regarding Vendor Design Review (VDR) application (phase 0) for 3 key topics. A VDR is an optional pre-licensing review that provides early CNSC feedback on compliance with Canadian nuclear regulatory requirements.

•        File a Regulatory Engagement Plan (REP) with the U.S. NRC to open the U.S. licensing pathway.

•        Begin evaluating potential demonstration sites (i.e. CNL’s available sites at Chalk River).

Phase 4 (12 – 15 months): Advance R&D

•        Build and operate test loops and mockups to validate critical technologies.

•        Build partnerships with national labs and universities to test fuel behavior.

Phase 5 (15 – 18 months): Integration and Regulatory Readiness

•        Integrate all modeling and available test data to refine the Morpheus reactor design for VDR Phase 1 submission.

•        Finalize the scope, team and plan for our CNSC VDR Phase 1 submission

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22      U.S. Department of Energy. (2024). Pathways to Commercial Liftoff: Advanced Nuclear.

Beyond Phase 5

We estimate that our microreactor demonstration work will be conducted between 2027 and 2028, our microreactor licensing application will be processed between 2028 and 2030, and our microreactors will be launched between 2030 and 2031. There cannot, however, be any assurances that we will reach the production stage when currently estimated, or at all.

We plan to apply for government funding in the form of grants or other funding from agencies such as the Innovation, Science and Economic Development Canada, Global Affairs Canada and Ontario Center for Innovation. However, following this offering, we will need to seek equity or debt financing to finance a large portion of our future capital requirements. See “Risk Factors — Our business plans will require us to raise substantial additional amounts of capital. Future capital needs will require us to sell additional equity or debt securities that will dilute or subordinate the rights of our shareholders. In addition, we may be unable to secure government grants as part of our funding strategy.”

A Regulatory-Focused Team and Process

We benefit from our leadership, which blends visionary technology development with the pragmatic, disciplined execution required to successfully navigate the complex nuclear regulatory landscape. Our founding team of Sagar Sanghera, Vinayak Ashok Gunda, and Dr. Eleodor Nichita was formed to bridge the gap between innovation and commercialization.

•        Regulatory Activities to Date

We have conducted preliminary pre-application engagements with NuMark, a US nuclear consultancy firm, that deals with the U.S. Nuclear Regulatory Commission (NRC) and have had limited informal exchange with the Canadian Nuclear Safety Commission (CNSC)’s advanced reactor review division, who are awaiting for us to proceed formally. These early interactions have informed our revised understanding of pathway requirements but do not guarantee approval timelines. We have not yet submitted formal applications in either jurisdiction.

•        Licensing and demonstration timeframe

The microreactor industry is still in its infancy and many of the demonstration and licensing steps are in flux due to changing government regulations and processes. We believe that our estimated timelines are realistic given today’s regulatory climate, but they remain highly sensitive to variables including: (i) securing funding for construction; (ii) availability of qualified manufacturing partners for specialized components; (iii) securing an appropriately licensed test site with community support; and (iv) resolution of design iterations during integrated testing.

While recent U.S. reforms, including the ADVANCE Act and Executive Order 14300, direct the NRC to develop streamlined pathways for microreactor licensing, these frameworks remain under development and untested with actual applications.

Similarly, Canada has established an SMR readiness action plan but ultimately the CNSC applies its comprehensive single licensing framework to all new reactor facilities, which historically involves multi-year environmental assessments and public hearings. Our projected licensing timeline assumes cooperative reviews but is subject to variables beyond our control, including: (i) finalization and applicability of new regulatory pathways to our design; (ii) resource allocation; (iii) completeness of our application and potential Requests for Additional Information; and (iv) resolution of novel technical issues.

Delays in any of these areas could extend the timelines.

•        Costs to complete licensing and demonstration between 2027 and 2031

We expect that total capital required to advance development, demonstration, and licensing application activities through 2028 will be approximately $100 million dollars. These expenditures are expected to cover engineering and safety work, fuel qualification efforts, construction and operation of a prototype or research reactor, and regulatory engagement and regulatory application preparation in both jurisdictions.

For the 2029–2031 period, when we expect to advance a commercial reactor design and associated licensing activities, we do not yet have clear line of sight on ultimate expenditures. Spending during this phase will depend significantly on regulatory pathways, design evolution, supply-chain conditions, and the scope and outcomes of the demonstration reactor, and could be materially higher if review cycles are extended or design modifications are required

•        Basis for 2030–2031 Launch Projection

Our launch target is grounded in: (i) regulatory modernization efforts in both jurisdictions; and (ii) internal milestone planning assuming successful capital raises and execution. We emphasize that this timeline is not guaranteed and remains contingent upon resolving the execution risks described above; however, we believe that the above described contingencies are typical for companies in our space and at our current stage of development.

•        Licensing and Regulatory Roadmap

Our Technology and Product Portfolio

Nuclea’s technology strategy is centered on the Morpheus Reactor, a design specifically chosen for its robust, passive safety systems and suitability for cold weather environments.

The Flagship: Morpheus Microreactor

The Morpheus Reactor is a lead cooled, graphite moderated, thermal spectrum microreactor concept. Its design is based on the “ZAN4e conceptual design,” co-authored by our Head of Reactor Design, Dr. Eleodor Nichita and has been significantly enhanced by our new fuel design for which we have filed a provisional patent application in U.S. The commercial version is being engineered for scalability and transportability. It has not yet been tested in any capacity and thus is subject to further design amendments. All operational features described below are theoretical based on the current engineering work on the Morpheus Reactor.

Core Technical Specifications (Commercial Target):

The design leverages established materials and fuels in a novel, passively safe configuration.

Parameter	Specification	Technical Rationale
Reactor Type	Lead-cooled, graphite-moderated, Thermal Spectrum	Design focused on passive safety and utilizes established thermal reactor physics.
Electrical Capacity	3.5 MWe to 50 MWe (Scalable)	Scalable to meet diverse customer needs, from remote communities (3.5 MWe) to large data centers (50 MWe).
Fuel Type/Enrichment	Annular HALEU/10%/19.5%	Our new annular fuel design (Section IX) optimizes neutron economy and heat transfer.
Refueling Cycle (Target)	5 Years	Extended cycle is a major commercial advantage, reducing lifetime service and refueling costs.
Dimensions	3m x 3m x 3m	Designed for standard, containerized transport by truck, rail, or barge.
Operating Temperature	500°C – 600°C	A conservative operating temperature that provides a massive safety margin below the lead coolant’s 1740°C boiling point.
Operating Pressure	Unpressurized (1 atm)	Simplifies vessel design, reduces material stress, and eliminates LOCA pressure spike risk.

Inherent Passive Safety Philosophy:

Our design philosophy is to eliminate risks by engineering, rather than mitigating them with complex, failure prone active systems.

1.      The Four Fold Advantage of Lead Coolant:    Our choice of lead coolant (as opposed to water, gas, or sodium) is a fundamental safety advantage:

•        High Boiling Point:    Lead boils at 1,740°C, vastly higher than the reactor’s 500-600°C operating temperature. This provides a massive thermal margin and makes a “Loss of Coolant Accident” (LOCA) from boiling impossible, allowing the system to be unpressurized.

•        Arctic Resilience (Freezing):    Unlike water, which expands and breaks pipes, lead shrinks when it solidifies. This is a critical, unique safety feature for Arctic deployment, ensuring a shutdown and containment of all radiological fission products in extreme cold does not mechanically damage the core.

•        Chemically Benign:    Lead is non-reactive with air or water. This avoids the significant fire and explosion risks associated with sodium cooled fast reactors (like those pursued by Oklo).

•        Massive Thermal Sink:    The large mass of lead provides a massive thermal inertia, capable of absorbing decay heat for an extended period without active cooling.

2.      Hydrogen Free Safety:    By eliminating water from the primary system, we eliminate the risk of hydrogen generation and subsequent explosions, which were factors in the Fukushima and Chernobyl accidents.

3.      Self Stabilizing Reactivity:    The reactor possesses a negative temperature coefficient of reactivity. This is an inherent physics-based safety feature: as the reactor temperature increases, the nuclear reaction automatically slows down, helping to stabilize the reactor during any temperature excursions.

4.      Low Pressure Stirling Engine Cycle:    The Morpheus uses integrated Stirling engines for its power conversion, not a steam turbine. This is a non-pressurized system, eliminating the high-pressure steam loops and associated risks of a traditional Rankine cycle. This simplifies the entire balance-of-plant and containment structure.

Source:http://www.oecd-nea.org/jcms/pl_28271/chernobyl-chapter-i-the-site-and-accident-sequence

https://world-nuclear.org/information-library/safety-and-safety-of-plants/fukushima-daiichi-accident

Nuclea Energy Inc. (2026). Internal Company Assessment.

Our Proposed Future Business Model

Once Nuclea reaches the production and manufacturing stage for its Morpheus unit, it will seek to sell the Morpheus unit directly to its target customers. Product sales are expected to be supplemented by a long term, optional business line in providing specialized maintenance, refueling, and operational support services for the Morpheus units that are sold to customers.

Under this model, the customer (e.g., a remote community, mining company, data center operator, or utility) would purchase and take ownership of the Morpheus reactor. This would make the customer the asset owner and the entity responsible for holding the site specific operating license. Nuclea’s role would be to:

1.      Support Licensing:    Provide the complete, standardized design and safety analysis report which will be pre-certified by regulators that the customer uses to support its site-specific license application.

2.      Provide Optional Services:    Offer a long term, fee based service contract to customers to manage the specialized nuclear aspects of operation, including maintenance and refueling.

History and Development

Nuclea was incorporated in Canada on August 24, 2023. We were originally incorporated under the name “Raise AI Technologies Inc.” and subsequently changed our name to “Nuclea Energy Inc.” to reflect our focus on advanced nuclear technologies. Our development pathway is structured to leverage Canada’s established nuclear infrastructure, world class regulatory environment, and deep expertise in nuclear science.

Since our establishment, the Company has achieved the following key milestones, which represent the foundation of our business:

1.      Corporate Formation (2023):    Nuclea Energy Inc. was established in 2023 and in 2024 became the exclusive commercial vehicle for the Morpheus Reactor (originally named ZAN4e) conceptual design. This design was authored by our Co-Founder Dr. Eleodor Nichita, and can be distinguished for its unique suitability for the extreme cold weather environments that define our primary target market.

•        Key Leadership Recruitment (2024-2025):    We successfully assembled a world class executive and advisory team that together possesses expertise in two critical areas for our success: advanced reactor design and regulatory licensing. We believe this concentration of regulatory and technical expertise is a core competitive advantage. See “Management — Directors and Officers” and “Management — Scientific and Technical Advisory Board” for more information.

2.      Intellectual Property Development (2025):    We have funded targeted R&D that resulted in technological improvement over the baseline Zan4e design. This led to the filing of a U.S. provisional patent application titled “Annular Nuclear Fuel Rod and Utilizations Thereof” (U.S. prov. Application number 63/845,685, filed July 17, 2025). This new design is a key component of our strategy to achieve our target 5-year reactor core life, a major commercial and competitive advantage that would, if achieved, enhance our value proposition by reducing long-term service and refueling costs

3.      R&D Infrastructure Development (2025):    As part of our 18-Month Roadmap, we have commenced the establishment of an in house R&D lab in Ontario. This facility will be equipped to perform materials testing, component prototyping, and experimental validation of our core systems, such as the lead coolant loop. We expect this facility to be operational within approximately three months of the closing of this Offering.

Our Target Markets

Nuclea’s commercial strategy targets four primary markets where our sales model is centered on direct reactor sales with long term service support. These markets are listed below. We aim to provide a definitive solution for customers seeking to own and control their clean energy assets. Each of these markets faces acute energy, cost, and carbon challenges that the Morpheus Reactor platform is designed to directly address through scalability, fuel longevity, and autonomous operation.

Collectively, these markets represent a Total Addressable Market exceeding USD $200 billion by 2040, with a Serviceable Addressable Market for early deployable sites in North America estimated at $45 billion, and an initial Serviceable Obtainable Market for Nuclea of roughly $2.5 – 3 billion within its first decade of operations24,25 Based on the Company’s development plans, our target entry date into the market is currently projected to be 2030 — 2031.

Our business plan will be very costly, and our future cash needs will far exceed the net proceeds that the Company will receive from this offering. In order to develop and implement our business as currently planned and as described in this prospectus, the Company will need to raise substantial amounts of additional capital, potentially hundreds of millions of dollars. See “Risk Factors — Our business plans will require us to raise substantial additional amounts of capital. Future capital needs will require us to sell additional equity or debt securities that will dilute or subordinate the rights of our shareholders. In addition, we may be unable to secure government grants as part of our funding strategy.”

Source: International Energy Agency, 2023       Nuclear Energy Institute [NEI], 2023).

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24      McKinsey & Company. (2024). The future of energy: Global electrification and the path to net-zero.

25      Nuclear Energy Institute (NEI). (2023). Capacity factors and performance of nuclear versus other generation sources.

Our four initial primary target markets are as follows:

A. Remote Canadian Arctic & Indigenous Communities

Market Overview:

Canada’s North and Arctic regions encompass over 200 off-grid communities, the majority of which rely entirely on diesel generators for both electricity and heat. Approximately 79 of these communities require power exceeding 1 MWe, placing them within Nuclea’s optimal deployment range26. Diesel dependence imposes significant economic and environmental burdens such that fuel must be airlifted or barged in during limited seasonal windows, with total delivered costs exceeding $0.60–$1.20 per kWh, nearly 10× grid-connected rates. The result can be chronic energy insecurity, frequent blackouts, and elevated greenhouse gas emissions21.

Policy Drivers:

Federal initiatives under Canada’s Clean Energy for Rural and Remote Communities Program, combined with Indigenous-led energy sovereignty frameworks, are actively funding zero-emission alternatives27. The Canadian federal government’s 2030 target to eliminate diesel reliance in remote northern communities provides direct alignment with Nuclea’s mission.

Alignment With Canada’s Major Projects Office Priorities

The Government of Canada’s Major Projects Office identifies Arctic development as a national priority under its Transformative Strategies and the Arctic Economic and Security Corridor initiative, which emphasize energy security, reduced diesel reliance, resilient northern infrastructure, and strengthened sovereignty. The Company believes its Morpheus Microreactor directly supports these objectives by providing transportable, carbon free, continuous baseload power engineered for remote and harsh environments where conventional infrastructure is limited.

The Morpheus Microreactor’s small footprint, passive safety design, long refueling interval, and suitability for off grid deployment offer a practical pathway to replace diesel, enable critical minerals development, and support community and defense operations across the Arctic. In management’s view, the Canadian-controlled nature of the technology and the Company’s planned Indigenous partnerships further align with the MO’s emphasis on northern participation, economic opportunity, and strategic autonomy.

B. Mining and Resource Extraction

Market Overview:

Mining and heavy industry are among Canada’s most energy intensive sectors, consuming over 20% of total national electricity28. Many sites particularly northern gold, lithium, and critical mineral operations, remain off grid or are located at the edge of transmission capacity. Across Canada, as of 2018, there are 24 current or potential off grid mines, 92 oil sands facilities, and 85 heavy industrial complexes with base load demand profiles exceeding 5 MWe, making them prime candidates for modular nuclear adoption9.

Market Challenge:

Operators face mounting pressure from investors and regulators to decarbonize operations. Diesel and natural gas use exposes mines to price volatility and logistics challenges. Reliability requirements further compound the issue, as any power disruption halts extraction and processing, leading to operational losses.

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26      Clean Energy for Rural and Remote Communities Program. (2023). Government of Canada initiatives to reduce diesel reliance in northern communities. Natural Resources Canada.

27      Canadian Nuclear Association. (2023). Small modular reactors: Unlocking the potential of nuclear innovation in Canada.

28      Natural Resources Canada. (2024). Critical minerals strategy: Powering the clean economy.

C. Data Centers and Critical Infrastructure

Market Overview:

The global data center market is projected to exceed 1,000 TWh of annual electricity consumption by 2030, representing nearly 4% of global demand29,30. In Canada and the U.S., hyperscale operators Meta, Microsoft, Amazon, and Oracle are encountering significant grid access constraints and regional moratoria due to insufficient transmission capacity and environmental permitting delays31,32,33,34. Data centers increasingly require “five-nines” reliability (99.999%), which cannot be met by intermittent renewables alone.

Market Challenge:

Current grid based energy supply models are unsustainable for AI and high performance computing growth. For example, a single 100MW AI campus consumes as much power as 75,000 homes. With grid congestion in Ontario, Virginia, and the Pacific Northwest, hyperscale developers are actively seeking behind the meter generation solutions10.

D. Defense and National Security

Market Overview:

Energy resilience has emerged as a top defense priority. Both Canada and the U.S. maintain hundreds of critical defense sites, including 25 – 30 Canadian bases and 450 – 500 U.S. installations, many of which are remote or off-grid. Existing reliance on diesel convoys presents serious operational risks fuel supply lines are among the most frequently targeted vulnerabilities in forward operations.

Our Business Lines and Commercial Strategy

Our commercial strategy is centered around designing and licensing micro nuclear reactors, and selling these to our target customer base. This structure is similar to the model employed by competitors like Terra Innovatum and differs from the vertically integrated model of Nano Nuclear Energy (NNE).

Our primary business line is the design, development, and direct sale of the Morpheus Microreactor. As the design lead, Nuclea plans to:

Design and Certify:    Complete the design and obtain a standardized Vendor Design Review (VDR) from the CNSC and a Standard Design Approval (SDA) from the U.S. NRC.

Sell the Asset:    Sell the completed, transportable Morpheus unit to the customer (utility, mine, data center, government). The customer becomes the asset owner.

Support Licensing:    Provide the complete, standardized design and safety analysis report, which the customer will use to support their site specific License to Construct and License to Operate applications with the regulator.

Provide Optional Services:    Offer a long term, fee based service agreements to customers to manage the specialized nuclear aspects of operation, including maintenance and refueling.

Revenue, if any, will be generated from the one time sale of each reactor unit and ongoing service agreements.

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29      Statista. (2024). Global data center electricity consumption forecast 2020–2030.

30      Office of Energy Efficiency & Renewable Energy. (2023). Data center energy use and efficiency trends. U.S. Department of Energy.

31      Meta Platforms, Inc. (2024, February 6). Meta exploring nuclear power options for AI data centers. Reuters.

32      Microsoft Corporation. (2024, April 10). Microsoft explores powering data centers with advanced nuclear energy. The Wall Street Journal.

33      Oracle Corporation. (2024, March 1). Oracle to develop 1-GW nuclear-powered data center campus. TechCrunch.

34      Amazon Web Services. (2023, December 15). Amazon buys data center campus next to nuclear power plant in Pennsylvania. Bloomberg News.

INTELLECTUAL PROPERTY

Our long term competitive advantage will be dependent on a multifaceted intellectual property strategy that combines strategic patent protection and closely held trade secrets. We believe that this hybrid approach, which mirrors the strategies of competitors like Terra Innovatum and NNE, provides a robust defense for our technology35,36.

As of the date of this prospectus, the Company has no issued patents or registered trademarks.

The intellectual property the for basic design of the Morpheus reactor is in the public domain. Our co-founder and Head of Reactor Design, Dr. Eleodor Nichita, through Irydyum, acts as our R&D contractor for core reactor physics and design. This partnership has been central to developing our proprietary technology, resulting in the design and U.S. provisional patent application filing titled “Annular Nuclear Fuel Rod and Utilizations Thereof” in the name of the Company.

In order to maintain the proper chain of ownership for any advancements of the reactor design and to ensure proper rights to our intellectual property, agreements which govern the development of new intellectual property specifically, such as the Industry Funded Research Collaboration Agreement, dated December 9, 2025, between University of Ontario Institute of Technology and Nuclea Energy Inc, filed as Exhibit 10.6 hereto have provisions relating to our continued ownership of any new intellectual property developments.

Applications for Patent and Trademark Registration

The Company has filed a provisional patent application in the United States, as follows:

Title	Jurisdiction	Date	Application Number
ANNULAR NUCLEAR FUEL ROD AND UTILIZATIONS THEREOF	United States	July 17, 2025	63/845,685

The Company has applied for a trademark in Canada, as follows:

Trademark	Jurisdiction	Date	Application Number
NUCLEA ENERGY	Canada	November 20, 2025	2438785

Our approach is to protect our technology while allowing our engineering team sufficient time to refine and strengthen the underlying concepts before we file additional patents. As our work progresses, we intend to convert our existing provisional patent application into a non provisional filing. This must be done within one year of filing our provisional application, or by July 17, 2026. We also expect to prepare and submit additional provisional applications for new advancements. We are evaluating the timing and scope of our future filings in consultation with intellectual property counsel.

Hybrid IP Strategy

We rely on intellectual property protection to support the development of our Morpheus micro modular reactor.

We have filed one United States provisional patent application that relates to early design advancements for our reactor.

We also have filed one United States trademark application for our corporate branding.

We also protect a significant portion of our early stage design work and analytical methods through trade secrets. These trade secrets relate to design improvements, safety system concepts, material strategies, and internal computational work. Access to this information is limited to individuals who have signed confidentiality agreements. We expect trade secret protection to remain an important part of our intellectual property strategy as we continue to advance our technology.

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35      Terra Innovatum Global, Srl. (2025). Form F-4 Registration Statement. United States Securities and Exchange Commission.

36      Nano Nuclear Energy Inc. (2024). Form S-1 Registration Statement. United States Securities and Exchange Commission.

Employees/Consultants

As of the date of this prospectus, the Company has one employee, our CEO. The Company engages with all of our other executives, advisors, and consultants on a consulting basis. We have currently engaged full time consultants (CEO, President, and Licensing Advisor) as well as ten part time consultants and advisors.

Human Resources Management

•        Consultants:    As of the date of this filing, we operate with a lean team of founders, key executives, and expert consultants. We are actively hiring for the VP of Engineering position and will expand our full-time engineering and quality assurance staff using the proceeds of this offering.

•        Labor Relations:    We have not experienced any labor disputes or employee-related claims. We believe our relationship with our team is strong. We will make all required statutory contributions for our employees.

As a pre-revenue, development stage technology company, our primary asset is our human capital. Our success is highly dependent on our small, specialized management team and our ability to attract and retain world class engineers and regulatory experts.

Sales and Marketing

As a pre revenue company, we have not yet generated sales, but we have a clearly defined B2B (Business-to-Business) sales and marketing model.

Sales and Marketing Strategy

Our sales process is long, technical, and built on relationships and regulatory credibility.

•        Sales Network:    We plan to build a small, highly specialized direct sales team at the appropriate time n the future, which we expect will be composed of nuclear engineers and commercial experts.

•        Marketing Strategy:    We expect that marketing will be focused on B2B thought leadership and regulatory engagement. We participate in key industry events (e.g., Canadian Nuclear Society conference), publish technical papers (like the ZAN4e paper 3), and engage directly with potential customers through our Advisory Board’s extensive network.

•        Key Differentiators:    Our anticipated marketing message is built on our key competitive strengths: (1) Unmatched passive safety for Arctic environments, (2) A flexible business model, (3) An esteemed, regulatory-focused team, and (4) A core life of 5 years.

Pricing and Payment Arrangements

•        Pricing Policy:    We expect that the Morpheus reactor will be sold at a fixed, per-unit price. This price will be determined by our Nth-of-a-Kind (NOAK) manufacturing cost plus a target margin. Our goal is to provide a total cost of ownership that is significantly lower than the lifetime cost of diesel generation37,38.

•        Payment Arrangements:    We anticipate that future sales will involve multi-stage milestone payments typical of large capital equipment: an initial down payment upon contract signing, progress payments tied to manufacturing milestones, and a final payment upon factory acceptance and delivery.

Research and Development

The majority of the research and development of Morpheus reactor was done within the academic setting by our co-founder, Dr. Nichita. Dr. Nichita devoted approximately two years to the development of the Morpheus reactor design and specifications. Our team has spent and additional one year on research and development and invested over an aggregate of approximately $220,000 on research and development related to Morpheus. Our current research and

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37      Canada Energy Regulator. (2022). Market snapshot: Off-grid communities in Canada and their reliance on diesel fuel. Government of Canada.

38      Clean Energy for Rural and Remote Communities Program. (2023). Government of Canada initiatives to reduce diesel reliance in northern communities. Natural Resources Canada development efforts are centered on optimizing reactor dimensions, developing safety and shutdown systems, material compositions, simplifying mechanical systems, and lowering the lifecycle cost of our microreactor and supporting future licensing.

Our research and development team, including our advisors and consultants who we have engaged to help with the design and testing of our reactor design, has over 100 years of collective experience related to nuclear energy and reactor design, involving scientists and engineers from McGill University, Ontario Tech University, the Canadian National Laboratories, Bruce Power LP, the NRC and the CNSC.

In the future, we expect our research and development expenses to increase significantly as we continue to accelerate the development of our products, services, and technologies.

Procurement and Strategic Partnerships, Key Partners, Suppliers, and Contractors

Our business model relies on a “design led” approach, where we act as the central integrator of technology, services, and components provided by a network of established and world class partners. We have begun communication and entered into statements of work with the following key partners to advance our research, development, engineering, and future commercialization.

Irydyum Scientific Inc.

Role:    Primary Research & Development Contractor

From time to time, we engage Irydyum Scientific Inc. (“Irydyum”) as our R&D contractor for core reactor physics and design. This relationship is led by Dr. Eleodor Nichita; Irydyum is his personal service company. This partnership has been central to developing our proprietary technology, resulting in the design and U.S. provisional patent application filing titled “Annular Nuclear Fuel Rod and Utilizations Thereof.” Dr. Nichita’s work and technical reports are foundational to our academic and simulation-based validation efforts. We entered into an agreement with Irydyum in July of 2025, the scope of which was completed in September 2025. We entered into another agreement with Irydyum on February 25, 2026, which provides that Dr. Nichita and the Company will work on various projects as mutually agreed by them from time to time.

Ontario Tech University (UOIT)

Role:    Academic Partner for Simulation and Validation

Ontario Tech University serves as our academic partner for critical simulation, reactor dynamics benchmarking, and thermal hydraulic modeling. This partnership provides independent, third party validation of our reactor lattice designs, which is essential for our safety case and regulatory submissions.

On December 9, 2025, the Company and Ontario Tech University (“Ontario Tech”) entered into an Industry Funded Research Collaboration Agreement. This agreement provides that Ontario Tech, through its Principal Investigator and research team, will perform technical research to calculate key dynamic neutronic parameters of the Company’s lead-cooled reactor lattice designs, including both the current and improved configurations. The work will involve using appropriate reactor lattice simulation tools to analyze parameters such as prompt neutron generation time, delayed neutron fractions, and reactivity coefficients related to fuel, coolant, moderator temperature, and coolant voiding. Ontario Tech will deliver a preliminary report and a final report presenting the calculated results, and all intellectual property arising from this project will be assigned to the Company, subject to the terms of the agreement.

•        Key Project:    We have provided a Statement of Requirements and received a formal proposal from the university to calculate the dynamic parameters of our reactor lattice concepts39.

•        Scope:    The work involves using industry-standard lattice codes, such as DRAGON, to calculate key safety parameters, including:

•        Prompt generation time

•        Six-group delayed-neutron fractions

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39      Nichita, E. (2025, May 29). Proposal for Technical Research on: Calculation of Dynamic Parameters of NUCLEA Energy’s Lead-Cooled Reactor Concept (r0).

•        Reactivity effects of fuel, coolant, and moderator temperature

•        Reactivity effect of coolant voiding

•        Budget & Timeline:    A proposal has been submitted to analyze both our original and improved lattice designs, with a final report scheduled for ten months after contract signing. This partnership also provides a development pipeline for specialized human capital.

Canadian Nuclear Laboratories (CNL)

Role:    Strategic Partner for Licensing and Materials Testing

We intend to develop strategic partnership with Canadian Nuclear Laboratories (CNL), Canada’s premier nuclear science and technology organization. This relationship covers strategic technology licensing and critical experimental support for our novel reactor design.

Materials Research:    We have provided CNL with a Statement of Requirements for an extensive experimental study on the chemical interactions between metal alloys and high-temperature liquid lead40.

•        Objective:    The study will investigate flow-assisted corrosion on key alloys, including 316L steel, 410 steel, HT-9 steel, and Zircalloy-4.

•        Scope:    The experiments will test material coupons in stagnant and flowing lead (up to 2 m/s) at a wide range of temperatures (601 K to 2010 K) for an 180-day period.

•        Deliverable:    The primary goal is to produce formulas to extrapolate experimental data to 3,600 days, providing critical data on material thickness reduction, heat transfer coefficients, and corrosion layer composition. This data is essential for our long-term safety and licensing case.

Qnergy

Role:    Power Conversion System Partner

We are in early conversations with Qnergy, a leading manufacturer of high efficiency Stirling engines, to develop our power conversion system. Our scalable reactor design requires a correspondingly scalable and reliable power conversion system. Qnergy is our partner in developing the specialized, high capacity engine array required to meet our target outputs, which range from 3.5 MWe to 50 MWe. This partnership is focused on integrating their proven engine technology with our reactor’s thermal output. We have identified and confirmed the availability of the Qnergy Stirling engines, but other than the signing of a non-disclosure agreement, we have not entered into any contractual agreements with Qnergy to secure the supply of the engines. There can be no assurance that the Stirling engine will be available for acquisition when it is needed in our development process and we have no special relationship with Qnergy to ensure this availability. If the Stirling engine is not available when it is needed by us, we would need to find an analogous replacement, develop a replacement ourselves or re-engineer the reactor to adjust to a different type of engine.

Ruffolo Nuclear Consulting (RNC)

Role:    Overall Plant Designer and Regulatory Integration Partner

We intend to engage Ruffolo Nuclear Consulting (RNC) as the designer for our overall Nuclear Power Plant (NPP) and as the primary integrator of our proprietary reactor core design. RNC is a specialized Canadian firm with expertise in nuclear design, licensing, and regulatory implementation.

•        Key Responsibilities:    RNC’s primary role will be to develop the complete NPP design that envelops our reactor, including all auxiliary systems, balance of plant, and safety structures. Critically, RNC will be responsible for establishing our “Graded Approach Philosophy,” a key regulatory strategy for efficiently meeting CNSC requirements41.

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40      NUCLEA Energy. (n.d.). Statement of Requirements: Investigation of chemical interactions between metal alloys and high-temperature liquid lead, and associated flow-assisted corrosion (r1). [Unpublished statement of requirements].

41      Canadian Nuclear Safety Commission. (2020). REGDOC-2.5.2, Design of Reactor Facilities: Nuclear Power Plants.

•        Design Authority:    As part of this engagement, RNC’s President, Mike Ruffolo, will assume the role of Design Authority. This is a formal, CNSC required role accountable for approving all design requirements and ensuring the design is prepared by qualified personnel.

•        VDR Phase 0:    RNC will be tasked with developing the key engineering deliverables required to support our Vendor Design Review (VDR) Phase 0 submission, including the conceptual NPP description, defence in depth strategy, and regulatory requirements reports42.

Facilities

Our facilities are leased and are appropriate for our current development stage.

•        Corporate Headquarters:    Our primary corporate headquarters is located at Unit 5 2425 Skymark Ave, Mississauga, ON L4W 4Y6, Canada.

•        R&D Laboratory:    As part of our 18 Month Roadmap (Phase 0-3 Months), we are in the process of establishing a new in house R&D laboratory in Ontario. This leased facility will be equipped for materials testing, component prototyping, and experimental validation of key systems

We do not own any real estate property. We believe our current and planned leased facilities are adequate for our near-term operational needs as defined in our 18 Month Roadmap.

Legal Proceedings

From time to time, we may be subject to various legal or administrative claims and proceedings arising in the ordinary course of business.

As of the date of this filing, we are not currently a party to any material legal or administrative proceedings, and we are not aware of any pending or threatened claims that could materially affect our operations or financial condition. We are not in default under any material contracts. No member of the Group is the subject of any winding-up proceedings.

Technical Glossary

Electrical Output:    3.5 MWe to 50 MWe

Definition:    “MWe” stands for Megawatts Electric, representing the actual electricity output available for the grid or industrial use (as opposed to thermal heat).

•        The Advantage:    While traditional nuclear plants produce 1,000 MWe and require billions in infrastructure, the 3.5 MWe to 50 MWe range places Nuclea in the Micro Modular Reactor (MMR) category.

____________

42      Canadian Nuclear Safety Commission. (2019). REGDOC-3.5.4, Pre-Licensing Review of a Vendor’s Reactor Design.

•        Real World Capacity:

•        3.5 MWe (Low end):    Sufficient to power approximately 3,000 average residential homes, a remote mining operation, or a military forward operating base.

•        50 MWe (High end):    Sufficient to power approximately 35,000 homes, a large industrial manufacturing facility, or a data center campus.

•        Market Fit:    This range allows Nuclea to serve markets that traditional nuclear cannot reach, such as remote communities, island nations, and off-grid industrial sites that currently rely on expensive, dirty diesel generators.

Transportable package:    3m x 3m x 3m

Definition:    The physical dimensions of the core reactor module, measuring approximately 3 meters (approx. 10 feet) on all sides.

•        Logistics & Deployability:    This specific footprint is critical because it allows the reactor to be transported via standard logistics infrastructure (standard flatbed trucks, rail cars, or heavy lift cargo aircraft) without the need for massive, custom built infrastructure.

•        Factory Fabrication:    Because it fits these dimensions, the reactor can be fully assembled in a controlled factory environment rather than built from scratch at the construction site.

•        Economics:    This size eliminates years of on-site civil construction work. The unit is shipped to the site, offloaded, and installed, drastically reducing the installation times from years to months.

HALEU fuel: high-assay low-enriched uranium (“HALEU”) fuel enriched to approximately 10%.

GOVERNMENT REGULATIONS

This section sets forth a summary of the material rules and regulations that affect our business in material jurisdictions.

Regulations Related to our Business Operation in Canada

As a developer of advanced nuclear technology, our business is subject to extensive and stringent government regulation. This regulatory framework represents the highest barrier to entry in our industry and is the primary risk factor for any new reactor design. Our corporate strategy is structured to address this challenge directly.

Our business model dictates that the customer (e.g., a utility or industrial operator) is the ultimate licensee and asset owner. Nuclea’s role is that of an intellectual property holder, and technical expert supporting the customer’s licensing application. This model strategically focuses our regulatory burden on design certification, while the customer manages the risks associated with site-specific licensing and operations.

Canadian Nuclear Safety Regulation (CNSC)

Our primary regulatory path and first market is in Canada, regulated by the CNSC. Our strategy is to obtain a Vendor Design Review (VDR) approval for our standard design, which provides a pre-vetted technical baseline that our customers can then reference in their site-specific applications.

Vendor Design Review (VDR):    This is an optional, three-phase pre-licensing process (per REGDOC-3.5.4) where the CNSC reviews our standard Morpheus design for its compliance with Canadian requirements.

•        Phase 1 (Concept Assessment):    This phase confirms our understanding of and alignment with key Canadian regulatory requirements (e.g., REGDOC-2.5.2, “Design of Reactor Facilities”). Our VDR-0 submission (planned for Month 6-12) formally initiates this phase.

•        Phase 2 (Detailed Review):    This is the most critical and technically intensive stage. The CNSC will conduct a deep technical review to identify any “fundamental barriers to licensing.” To be successful, we must provide comprehensive, independent validation of our passive safety systems, reactor physics, and long-term materials performance. Our entire R&D and partnership program is designed to generate the objective evidence required for this phase. This includes our work with Ontario Tech University on reactor dynamics modeling, Canadian Nuclear Laboratories (CNL) on long-term materials corrosion, and Kinectrics Inc. on coolant purity and radiological hazard reduction.

•        Phase 3 (Confirmatory Assessment):    This final phase follows the completion of our prototype testing and is intended to resolve any outstanding items or confirm findings from the previous phases.

Customer Licensing:    A successful VDR is not a license to operate. It is a pre-qualification of our design. Our customer (the owner) must still apply for a series of site-specific licenses: (1) License to Prepare Site, (2) License to Construct, (3) License to Operate, and (4) License to Decommission. Our VDR approval is designed to drastically simplify and de-risk this process for them, reducing their project timelines and financing costs.

U.S. Nuclear Safety Regulation (NRC)

To access the large U.S. market, we recently formed a U.S.-based subsidiary, Nuclea Energy USA Inc., with the goal of obtaining a Standard Design Approval (SDA) from the NRC.

Licensing Pathway:    We intend to utilize the 10 CFR Part 52 licensing framework, which is structured for advanced reactors. An SDA certifies our standard design, which U.S. customers can then reference in their Combined License (COL) application.

Regulatory Engagement Plan (REP):    we will submit an REP to the NRC to initiate pre-application activities. This is a crucial first step to gain early feedback on our lead-cooled design. A primary goal of the REP will be to engage the NRC on its technology-neutral, risk-informed, and graded approach for advanced reactors. We will use this engagement to demonstrate how the inherent passive safety of our lead-cooled reactor merits a more efficient and targeted review pathway.

Regulatory Tailwinds:    We believe we are entering the market at a time of significant positive momentum for regulatory modernization. The new U.S. government policy targeting an 18-month review cycle for new reactors is a significant regulatory initiative. Historically, undefined and multi-year review timelines have been a major source of financial risk and uncertainty for nuclear developers. This initiative, if implemented, could dramatically reduce our timeline to the U.S. market, lower associated financial risks, and make our projects more attractive to investors and customers.

As a developer of nuclear technology, we are subject to extensive and stringent government regulation. Our business model dictates that the customer is the ultimate licensee and asset owner; Nuclea’s role is that of an and technical expert supporting the customer’s licensing application.

Environmental and Public Engagement

The customer, as the applicant, is primarily responsible for the Environmental Assessment and public engagement, with our full support.

Impact Assessment Act (IAA 2019):    In Canada, the customer’s project will require a federal Environmental Assessment (EA). We will provide all necessary technical data on the Morpheus reactor to support their Environmental Impact Statement (EIS).

Indigenous Consultation:    The Canadian constitution mandates a “Duty to Consult” with Indigenous Nations. Our strategy, guided by Bilal Cheema, is to support our customers in moving beyond consultation to Indigenous-led partnerships, including equity participation and workforce training.

Export Controls and Non-Proliferation

As an selling a nuclear reactor, we are subject to the world’s most stringent export control regimes.

•        DOE 10 CFR Part 810:    This U.S. regulation governs the export of “unclassified nuclear technology and assistance.”

•        NRC 10 CFR Part 110:    Governs the export of nuclear equipment and materials.

•        CNSC Regulations:    Canada’s Nuclear Non-proliferation Import and Export Control Regulations implement Canada’s international obligations.

Our model ensures that we only sell to customers in approved jurisdictions and that the customer, as the new owner, is fully compliant with all domestic and international safeguard agreements for the protection of nuclear material.

Decommissioning and Waste Management

Under the Sale model, the asset owner (the customer) is legally and financially responsible for the reactor’s decommissioning and the long-term management of its spent fuel.

Decommissioning Liability:    The customer is the licensee and must provide financial assurance (e.g., trust funds, surety bonds) to the regulator (CNSC or NRC) to guarantee that funds are available for decommissioning at the end of the reactor’s life.

Nuclea’s Service Offering:    This liability represents a significant potential business opportunity for Nuclea. Our Long-Term Service Agreement (LTSA) (Business Line 2) will include an optional, fee-based service where Nuclea will manage the end-of-life retrieval of the sealed core, transport it to a licensed storage facility, and manage the decommissioning process on the customer’s behalf. We believe that this will provide the customer with a simple, turnkey solution. There can be no assurances, however, that the Company will pursue this opportunity or that pursuing such opportunity will be successful.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of the date of this prospectus:

Name	Age	Position
Sagar Sanghera†	33	Chairman of the Board of Directors and President
Josef Freundorfer	34	Chief Executive Officer
Anna Skowron	38	Chief Financial Officer
Subhash Paluru*	56	Independent Director Nominee
John McVey*	68	Independent Director Nominee
Magaly Bianchini*	69	Independent Director Nominee
George Kovalyov*	41	Independent Director Nominee

____________

†        Mr. Sanghera resigned as Chief Executive Officer of the Company on December 19, 2025.

*        Each of the independent director nominees has accepted our appointment to be our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Sagar Sanghera.    Mr. Sanghera is our Co-founder, Chairman of the Board of Directors, and President. He served as our Chief Executive Officer from the inception of the Company until December 19, 2025. He is responsible for the overall strategic direction and development of our Company. Mr. Sanghera has over a decade of experience in the banking and financial sector, where he has held leadership and business development roles focused on growth and client strategy. Since the Company’s incorporation in August 2023, Mr. Sanghera has served as Chief Executive Officer of Nuclea Energy Inc. Beyond finance, Mr. Sanghera is a partner in a consumer packaged goods company and an angel investor in several early-stage startups spanning technology, defense, and digital assets.

Josef Freundorfer.    Mr. Freundorfer is our Chief Executive Officer. He currently is the President of Nuclear Potential Canada (NPC), a consulting firm advancing Canada’s nuclear sector. Since founding NPC in 2021, Josef has combined technical expertise with strong advocacy, speaking across the country to promote nuclear energy and foster public understanding. With leadership experience in operations, engineering, and project management he brings a deep understanding of nuclear technology and industry dynamics to support strategic growth and innovation.

Anna Skowron.    Anna Skowron is a highly experienced financial executive with over 14 years of accounting-related experience and a specialized focus on financial reporting, compliance, corporate governance, and business strategy. Since 2015, she has served as the principal of Skowron Accounting Professional Corporation and was appointed Interim Chief Financial Officer of Entero Therapeutics on March 7, 2025. Her professional reach was further expanded in 2025 through her appointments as Chief Financial Officer for Titan Environmental Solutions Inc., announced on April 21, and for XRP Healthcare, announced on July 9. Ms. Skowron has played a pivotal role in various business acquisitions and capital-raising initiatives across multiple industries, leveraging a background that includes a Bachelor of Commerce and Finance with specialization in Accounting and Economics from the University of Toronto. Effective January 30, 2026, Ms. Skowron was appointed as the chief financial officer of Powell Max Limited (NASDAQ: PMAX). Ms. Skowron was the chief financial officer of Titan Environmental Solutions Inc. (OTC: TESI) (“Titan”) from April 2025 until her resignation on February 9, 2026. We believe that Titan is delinquent in filing its Exchange Act reports. A licensed CPA, CA, she has been a member of the Institute of Chartered Accountants of Ontario since 2014.

Subhash Paluru.    Dr. Subhash Paluru has served as Chief Executive Officer of Freedom Motors, Inc. since July 2019. He previously joined the company in July 2018 as Executive Director of Business Development before being appointed Chief Executive Officer by the board of directors. Dr. Paluru has more than two decades of experience in the electric power and utility industry, with expertise in power systems engineering, power operations, power marketing, supervisory control and data acquisition (SCADA) systems, information technology, substation automation, reliability compliance, and physical and cybersecurity for critical infrastructure. Prior to joining Freedom Motors, Dr. Paluru served in the U.S. federal government, including as a member of the Senior Executive Service at the U.S. Department of Energy beginning in 2014. In this role, he led the Sierra Nevada Regional Office of the Western Area Power Administration (WAPA), where he oversaw the marketing and delivery of federally generated hydroelectric power to public utilities, cooperatives, irrigation districts, government agencies, and other wholesale customers across Northern and Central California and portions of Nevada. Earlier in his career at WAPA (2007–2018), Dr. Paluru held multiple leadership positions in information technology, power operations, critical infrastructure protection and cybersecurity. During his tenure with the U.S. Department of Energy, he also served as Acting Deputy Assistant Secretary in the Office of Electricity Delivery and Energy Reliability, where he oversaw research and development programs related to power systems engineering and grid modernization. Dr. Paluru has advised several electric utilities and technology companies on grid modernization, power system operations, and cybersecurity for energy infrastructure. In addition, he has served in advisory and board roles with various technology and energy startups. Dr. Paluru holds a Ph.D. in Physics from Osmania University, where his research focused on high-temperature superconductors and their applications. Dr. Paluru also serves on the Company’s Advisory Board.

John McVey.    Mr. McVey is a seasoned leader with over 35 years of experience in the mining and energy sectors. He holds a Master’s degree in Chemical Engineering from the University of Waterloo and currently serves on the boards of two mining companies. John previously sat on the advisory board of Ultra Safe Nuclear, where he led initiatives to secure off-take agreements with Indigenous groups and mining companies across Canada. Earlier in his career, he held senior leadership roles at major energy firms, including Director of Operations at SNC-Lavalin and Senior Process Engineer at Texaco. Mr. McVey also serves on the Company’s Advisory Board.

Magaly Bianchini.    Mr. Bianchini is an experienced public company director with a long career in real estate development, construction, and renewable energy. Since joining her family’s firm, The Leader Group, in 1980, she has overseen major commercial and residential projects across Canada, including the structural formwork for many of Toronto’s landmark towers. She later served as President of Leader Capital Corp., a publicly traded developer active in land and wind energy projects, including the 200 MW Kincardine wind farm sold to Enbridge in 2005. Ms. Bianchini has also been involved in multiple condominium and residential developments in Ontario and British Columbia and has served on the advisory board of a retirement home company for over 30 years.

George Kovalyov.    George Kovalyov is a Chartered Professional Accountant (CPA, CA) with extensive experience across public markets, corporate finance, and governance. During the past five years, Mr. Kovalyov has held the following positions: Chief Financial Officer of Finx Group Inc., a Vancouver-based fintech company providing finance and insurance solutions in the automotive industry (November 2025 to present); Director, Chair of the Compensation Committee, and Member of the Audit Committee of PMGC Holdings Inc. (Nasdaq: ELAB), a diversified holdings company focused on cash-flowing manufacturing acquisitions (April 2024 to present); Director of Hydromer, Inc., a provider of hydrophilic coating solutions for medical devices and industrial applications (August 2023 to September 2025); Chief Financial Officer of Marizyme, Inc., a Florida-based cardiac medical device company whose device received FDA approval for use in CABG surgeries (December 2021 to November 2025); and Chief Financial Officer of Health Logic Interactive Inc. an early-stage medical device company developing a point-of-care diagnostic for chronic kidney disease (September 2020 to December 2021). Mr. Kovalyov holds a Bachelor of Business Administration in Accounting from Kwantlen University College and received his Chartered Accountant designation from the Institute of Chartered Accountants of British Columbia in 2011.

Family Relationships

There are no family relationships among our directors and executive officers.

Corporate Governance Practices

Foreign Private Issuer

After the consummation of this offering, we will qualify as a “foreign private issuer” under the SEC rules and the NYSE rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Shares.

As a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance standards required by the NYSE for U.S. companies.

The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Canada requirements. Below are some of the exemptions afforded to foreign private issuers under the corporate governance requirements of the NYSE:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from the NYSE Company Guide applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require Board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the NYSE Company Guide, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our Board of Directors, either by (i) independent directors constituting a majority of our Board of Directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or Board resolution, as applicable, addressing the nominations process is adopted.

We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on the NYSE. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other NYSE corporate governance requirements. We also intend to comply with applicable Canadian corporate governance requirements under the BCBCA and, to the extent applicable to us, Canadian securities laws that also apply to us. If we rely on our home country corporate governance practices in lieu of certain of the rules of the NYSE, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Code of Business Conduct and Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to adopt: (i) a Code of Business Conduct and Ethics; (ii) an Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions; and (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his or her interest at a meeting of our directors. A director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors have a service contract with us that provides for benefits upon termination of service.

We recognize the importance and benefit of having a board of directors composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members with respect to attributes such as gender, ethnicity and other factors. In support of this goal, we will consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions; and consider the level of representation of women on our board of directors along with other markers of diversity.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. We expect to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of George Kovalyov, John McVey and Magaly Bianchini. Mr. Kovalyov will be the chairperson of our audit committee. We have determined that each of our audit committee members satisfies the “independence” requirements of the NYSE rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Kovalyov qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the NYSE rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related-party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of Magaly Bianchini, John McVey and George Kovalyov. Mr. Bianchini will be the chairman of our compensation committee. We have determined that each of our compensation committee members satisfies the “independence” requirements of the NYSE rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

•        selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of John McVey, Magaly Bianchini and George Kovalyov. Mr. McVey will be the chairperson of our nominating and corporate governance committee. We have determined that each of our nominating and corporate governance committee members satisfies the “independence” requirements of the NYSE rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

In accordance with the provisions of the BCBCA our directors and officers are required to (i) act honestly and in good faith with a view to the best interests of the Company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and its regulations; and (iv) subject to (i)-(iii), act in accordance with the Articles of the Company.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of Shares in our company, including the registration of such Shares in our Share register.

Conflicts of Interest

None of our directors or officers are directors or officers of, or have significant shareholdings in, other energy or technology companies. If this changes we will update our disclosure and in the event that any such conflict of interest arises, a director or officer who has such a conflict will disclose the conflict to a meeting of our directors and, if the conflict involves a director, the director will abstain from voting for or against the approval of such a participation or such terms. In accordance with the BCBCA, the directors of the Company are required to act honestly and in good faith with a view to the best interests of the Company. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors or by a resolution of members of our shareholders. Unless fixed by the resolution of members or resolution of directors appointing them, our directors are not subject to a term of office and hold office until such time as they are removed from office by resolution of members of our shareholders or by resolution of directors. A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office. A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A director must promptly resign as a director if the director ceases to be qualified to act as a director under the BCBCA.

Our officers are selected by and serve at the discretion of our board of directors.

Agreements with Executive Officers and Other Consultants

We have entered into consulting agreements with our Chairman and President, our Chief Executive Officer, our Chief Financial Officer, and certain other consultants. Under these agreements, each of these executive officers and other consultants is engaged for a specific time period. We may terminate employment for cause for certain acts of executive officers and other consultants, such as commission of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. We may also terminate an executive officer’s or consultant’s engagement without cause upon providing advance written notice as specified in such person’s consulting agreement. An executive officer or consultant may resign anytime with advance written notice as specified in such person’s consulting agreement.

Each consultant has agreed to hold, during his or her employment and after the termination or expiry of his or her consulting agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being a director or officer of our company.

Scientific and Technical Advisory Board

We have established a Scientific and Technical Advisory Board (the “Advisory Board”) to provide high-level guidance on regulatory strategy, market access, and commercialization planning for the Morpheus Microreactor. The Advisory Board is composed of recognized leaders in nuclear regulation, energy policy, and industrial market development, whose expertise supports our executive team and board of directors in critical decision-making.

Dr. Michael Binder — Advisor:    Dr. Binder served as the President and Chief Executive Officer of the CNSC from 2008 to 2018. During his tenure, he modernized Canada’s nuclear regulatory system and oversaw the development of the initial framework for small modular reactor (SMR) licensing. His insight into regulatory strategy, policy, and CNSC expectations is a key asset to our licensing approach.

Dr. Eleodor Nichita, PhD — Co-Founder and Head of Reactor Design:    Dr. Nichita is the primary technical architect of the Morpheus Reactor. He is an Associate Professor at Ontario Tech University and a former President and fellow of the Canadian Nuclear Society. He is the first author of the ZAN4e technical paper and the author of our improved annular fuel design. Dr. Nichita also is the head of our primary R&D contractor Irydyum Scientific Inc.

Jay Patel, P. Eng — Advisor:    Mr. Patel is an experienced nuclear consultant with extensive industry background in both the United States and Canada, including service with the Office of New Reactors at the NRC. He leads our U.S. regulatory alignment strategy and advises on cross-border licensing coordination.

Dr. Subhash Paluru — Advisor:    Dr. Paluru is an energy executive with extensive leadership experience in the U.S. Department of Energy (DOE), where he served as Acting Deputy Assistant Secretary in the Office of Electricity Delivery and Energy Reliability. He provides strategic guidance on U.S. energy policy and governmental engagement.

John McVey — Advisor:    Mr. McVey has over 35 years of leadership experience in the mining and energy sectors. He previously served on the advisory board of Ultra Safe Nuclear, where he led efforts to secure off-take agreements with Indigenous groups and mining companies. His experience directly informs our commercial strategy for industrial market penetration.

Bilal Cheema — Advisor:    Mr. Cheema is a seasoned leader in policy development and strategic management. He has advised multiple Federal Ministers and served as a federal negotiator for First Nations treaties. His expertise is critical in supporting our customers’ Indigenous consultation and partnership strategies.

Alnoor Baloo — Advisor:    Alnoor Bhaloo is an accomplished nuclear energy professional with extensive leadership experience in quality assurance, equipment reliability, and plant operations across the global nuclear sector. As a Quality Assurance Advisor at the Emirates Nuclear Energy Corporation (ENEC), he mentored the QA Director and provided strategic support for licensing initiatives involving new nuclear construction, fuel fabrication, and radioactive waste management. During his tenure as the Fleet Equipment Reliability Director at Ontario Power Generation (OPG), he enhanced equipment performance at the Pickering and Darlington Nuclear Generating Stations while also chairing the CANDU Owners Group Equipment Reliability Working Group. Additionally, as Chief Nuclear Engineer at NB Power, Mr. Bhaloo directed the safe return to service of the Point Lepreau Nuclear Generating Station, achieving a WANO 2 Rating and receiving the OPG President’s Award for excellence.

Suraj Persaud — Advisor:    Suraj Persaud is a lead consultant at Nuclear Materials Degradation Consulting Limited. He is also currently an Associate Professor in the Department of Mechanical and Materials Engineering at Queen’s University. Dr. Persaud’s research expertise is centred on corrosion of nuclear materials, including applications for current plant operation, nuclear waste management, and advanced small modular reactors. He was appointed the University Network of Excellence in Nuclear Engineering (UNENE) Research Chair in Corrosion Control and Materials Performance in July 2020. Prior to joining Queen’s University, Dr. Persaud was a Research Scientist at Canadian Nuclear Laboratories (CNL) in the Radiation Chemistry and Corrosion branch.

The Advisory Board meets periodically with our management team to review progress against regulatory milestones, assess market entry strategies, and provide independent perspectives on technical and commercial risks.

The Company pays each Advisory Board member an hourly wage of $200 CAD per hour for his or her services on an as needed basis. Messrs. Paluru and McVey are also directors and will not receive any cash compensation for their services as members of the Advisory Board. The Company expects to make equity incentive grants to its Advisory Board members from time to time after the consummation of this offering.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Compensation of Directors and Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our executive officers on an individual, rather than an aggregate, basis. For the years ended June 30, 2024 and 2025, we paid an aggregate compensation of $0 and $202,235, respectively, to our executive officers and directors. We have not set aside any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have also not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Incentive Plans

As of the date of this prospectus, we have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of June 30, 2024 and 2025, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Shares as of the date of this prospectus by our officers, Directors, and 5% or greater beneficial owners of our Common Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Common Shares. The following table assumes that none of our officers, Directors, or 5% or greater beneficial owners of our Common Shares will purchase shares in this Offering. In addition, the following table assumes that the Underwriters’ over-allotment option has not been exercised.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. As of the date of this prospectus, the percentage of Shares beneficially owned prior to this Offering is based on 33,752,619 Common Shares outstanding as described in “Our Corporate Structure And History” section. None of the shareholders are located in the United States. We have options outstanding which allow the holders to acquire 355,555 of our Common Shares at a price of $0.45 per share until May 5, 2028; all of such options are fully vested as of the date of this prospectus. We do not have any warrants outstanding. The percentage of Shares beneficially owned after this Offering is based on the number of Shares outstanding prior to this Offering plus the Common Shares that we are selling in this Offering, assuming the Underwriters do not exercise the over-allotment option. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws

As of the date of this prospectus, eleven of our outstanding Shares are held by record holders in the United States.

Name of Beneficial Owners(1)	Shares Beneficially Owned Prior to This Offering(2)		Shares Beneficially Owned After This Offering(3)
	Number	%	Number	%
Directors and Executive Officers:
Josef Freundorfer	0	—	0	0
Sagar Sanghera	10,000,000	29.6	10,000,000	25.4
Anna Skowron	0	—	0	0
Subhash Paluru	0	—	0	0
John McVey	0	—	0	0
Magaly Bianchini	0	—	0	0
George Kovalyov	0	—	0	0
All directors and executive officers as a group	10,000,000	29.6	10,000,000	25.4
5% shareholders:
Vinayak Ashok Gunda	10,000,000	29.6%		25.4
Eleodor Nichita	2,222,220	6.6%	2,222,220	5.7

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is Unit 5 2425 Skymark Ave, Mississauga, ON L4W 4Y6, Canada.

(2)      Applicable percentage of ownership is based on 33,752,619 Common Shares outstanding as of the date of this prospectus.

(3)      Applicable percentage of ownership is based on 39,308,175 Common Shares outstanding immediately after the offering.

RELATED PARTY TRANSACTIONS

The following is a summary of transactions since our incorporation on August 24, 2023 and up to the date of this prospectus to which we have been a party and in which any members of our board of directors, any Executive Officers, or shareholder that has a significant influence on the company had, has had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “Management”.

Nature of Relationships with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name	Relationship with the Company	Nature of transactions
Sagar Sanghera	Director, President and former CEO	Management fees
Vinayak Ashok Gunda	10%+ shareholder and co-founder	Consulting fees
Eleodor Nichita	Head of Reactor Design	Consulting fees
Divya Deep Sowpati	Former shareholder	Website development costs

On March 11, 2025, the Company repurchased 20,000,000 Common Shares from former directors at the original issuance price for nominal consideration.

Due to a related party.

As of June 30, 2025, and 2024, $180,694 and $Nil, respectively, is owing to related parties and has been included in accounts payable and accrued liabilities. These balances are in relation to fees and management compensation and are non-interest bearing, unsecured and due on demand. Such amounts have been repaid subsequent to June 30, 2025, and as of the date of this prospectus, no such amount are owed to related parties. The related party transactions summarized above are consistent with and derived from the disclosures included in Note 6 — Related Party Transactions to our audited financial statements.

During the year ended June 30, 2025, the Company incurred management and consulting fees payable to certain directors, executive officers and founders in connection with operational, strategic, capital markets and corporate development activities. These amounts primarily relate to management fees, consulting services, professional services, and advisory support provided to the Company in the ordinary course of its development-stage operations.

As of June 30, 2025, amounts owing to related parties totaled $180,694 and were included in accounts payable and accrued liabilities. These balances were non-interest bearing, unsecured, and due on demand. No amounts were owing to related parties as of June 30, 2024.

As of the date of this prospectus, amounts previously owed to certain directors and officers, have been fully settled. Any remaining balances, if any, reflect ordinary course management or professional fee arrangements with other related parties, as disclosed in the financial statements.

In addition, during the year ended June 30, 2025, the Company issued common shares to certain consultants, including related parties, as non-cash consideration for consulting and advisory services. The fair value of such shares was recognized as stock-based compensation in accordance with U.S. GAAP and is disclosed in Note 5 — Share Capital to the audited financial statements.

On March 11, 2025, the Company repurchased 20,000,000 common shares from former directors at the original issuance price for nominal consideration, as disclosed in Note 5 — Share Capital.

Interim Update through December 31, 2025

As of December 31, 2025 and June 30, 2025, amounts of $35,670 and $180,694, respectively, were owing to directors, officers, and related parties of the Company and were included in accounts payable and accrued liabilities. These balances were non-interest bearing, unsecured, and due on demand. The decrease in amounts owing to related parties from June 30, 2025 to December 31, 2025 primarily reflected the partial settlement of balances outstanding at the end of the prior fiscal year. The remaining balance as of December 31, 2025 reflected unpaid amounts owing in the ordinary course of management, professional and related advisory arrangements.

During the six months ended December 31, 2025 and 2024, the Company incurred the following transactions with related parties:

	For the six months ended December 31, 2025 (Unaudited)	For the six months ended December 31, 2024 (Unaudited)
Management fees	$63,787	$45,631
Professional fees	43,661	38,026
Total related party transactions	$107,448	$83,657

On February 25, 2026, the Company and Irydyum Scientific Inc. entered into a consulting agreement with respect to the services provided by Dr. Eleodor Nichita. This agreement provides for the payment of a monthly consulting fee in the amount of CAD$7,500.

Further details regarding the nature, timing, and financial impact of related party transactions through June 30, 2025 are included in Note 6 to the audited financial statements incorporated by reference in this prospectus, and through December 31, 2025 are included in Note 9 to the unaudited condensed consolidated financial statements incorporated elsewhere in this prospectus.

Policies and Procedures for Related Party Transactions

Our board of directors will, prior to the consummation of this offering, create an audit committee, which will be tasked with review and approval of all related party transactions. Following the creation of the audit committee, related party transactions will be subject to review and approval in accordance with the audit committee’s charter and applicable corporate governance standards.

DESCRIPTION OF SHARE CAPITAL AND ORGANIZATIONAL DOCUMENTS

General

We are a company incorporated under the laws of the Province of British Columbia, Canada, and our affairs are governed by our Notice of Articles and Articles (collectively, our “Articles”) and the Business Corporations Act (British Columbia) (“BCBCA”).

Share Capital

Our authorized share capital consists of an unlimited number of Common Shares without par value. As of March 17, 2026, there were 33,752,619 Common Shares issued and outstanding, held by 54 shareholders of record.

Common Shares

Voting Rights.    Each holder of Common Shares is entitled to one vote for each share held on all matters submitted to a vote of shareholders.

Dividends.    Holders of Common Shares are entitled to receive dividends as, when, and if declared by the Board of Directors, subject to the BCBCA and the rights, if any, of the holders of any other class or series of shares that may be authorized and issued in the future and that are entitled to receive dividends in priority to or concurrently with the holders of the Common Shares.

Liquidation.    In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Common Shares are entitled to receive the remaining property and assets of the Company, subject to the rights, if any, of the holders of any other class or series of shares that may be authorized and issued in the future and that are entitled to receive assets in priority to or concurrently with the holders of the Common Shares.

Rights and Preferences.    The holders of Common Shares have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Common Shares. The rights, preferences and privileges of the holders of Common Shares may be adversely affected by the rights of the holders of any other class or series of shares that may be created and issued in the future. We are not currently authorized to issue any class or series of shares other than Common Shares.

Fully Paid and Non-assessable.    All of our outstanding Common Shares are, and the Common Shares to be issued in this offering will be, fully paid and non-assessable.

Transfer Restrictions.    Our Articles provide that no Common Share may be sold, transferred or otherwise disposed of without the consent of the directors, and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition. This restriction does not apply if and for so long as the Company is a public company (or a pre-existing reporting company to which the statutory reporting company provisions apply).

History of Securities Issuances

The following is a summary of the Company’s securities issuances during the past three years, presented by period and consistent with the audited financial statements.

On April 7, 2025, the Company completed a stock split on the basis of ten (10) post-split Common Shares for each one (1) pre-split Common Share. Unless otherwise indicated, all share numbers presented below are on a post-split basis.

Issuances from incorporation on August 24, 2023 to June 30, 2024

•        On August 24, 2023, the Company was incorporated as Raise AI Technologies Inc. and issued 30,000,000 Common Shares (post-stock split basis) at a price of CAD $0.000001 per share for gross proceeds of $22 (CAD $30).

Issuances during the year ended June 30, 2025:

•        On March 13, 2025, the Company issued 12,222,220 Common Shares at the original issuance price of CAD $0.000001 for total of $9 (CAD $12).

•        On April 8, 2025, the Company completed a founders financing round by issuing 622,221 Common Shares at a price of CAD $0.000001 per share for nominal proceeds.

•        On May 5, 2025, the Company issued 917,556 Common Shares to consultants as non-cash consideration for consulting and advisory services related to capital markets, public market initiatives, and IPO readiness. The grant-date fair value of these shares was $412,900.

•        On May 10, 2025, the Company completed a seed financing by issuing 333,330 Common Shares at a price of $0.45 per share for gross proceeds of $150,000.

•        On March 11, 2025, the Company repurchased 20,000,000 Common Shares from former directors at the original issuance price for nominal consideration. The repurchased shares were retired and cancelled.

Issuances subsequent to June 30, 2025:

•        Subsequent to June 30, 2025, the Company completed additional equity financings and issued common shares and convertible securities, as described in Note 12 — Subsequent Events to the audited financial statements.

•        On October 14, 2025, we approved a convertible note financing of up to US$300,000, which notes were subsequently converted into Common Shares at a price of US$1.40 per share.

•        In October and November 2025, we completed a private placement of Common Shares at a price of US$1.40 per share, issuing shares in multiple tranches.

•        On January 26, 2026, the Company issued 3,250,000 Common Shares at $1.40 per share to consultants.

Indemnification of Directors and Officers

Under the BCBCA, we may indemnify a present or former director or officer of the Company or of an affiliate of the Company, or a person who acts or acted at the Company’s request as a director or officer of, or in a similar capacity for, another corporation or entity (an “eligible party”), against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding in which the eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an affiliate of the Company (an “eligible proceeding”).

Our Articles provide that the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in our Articles.

However, under the BCBCA, we are prohibited from indemnifying an eligible party if: (a) the eligible party did not act honestly and in good faith with a view to the best interests of the Company; or (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the eligible party did not have reasonable grounds for believing that his or her conduct was lawful. In addition, the BCBCA prohibits indemnification and payment of expenses in respect of eligible proceedings brought against an eligible party by or on behalf of the Company or an associated corporation.

Material Differences between the BCBCA and the Delaware General Corporation Law

Our corporate affairs are governed by our Articles and the provisions of the BCBCA. The BCBCA differs from the various state laws applicable to U.S. corporations and their shareholders. The following provides a summary of the material differences between the provisions of the BCBCA applicable to us and the Delaware General Corporation Law (the “DGCL”) applicable to companies incorporated in Delaware and their shareholders.

Fiduciary Duties of Directors

BCBCA:    Directors and officers must act honestly and in good faith with a view to the best interests of the company and must exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

DGCL:    The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

Shareholder Action by Written Consent

BCBCA:    Shareholder action without a meeting may be taken by a consent resolution. In the case of an ordinary resolution, this requires written consent by shareholders holding at least a special majority of the votes entitled to be cast on the resolution, after the resolution has been submitted to all shareholders entitled to vote at general meetings. In the case of any other shareholder resolution, written consent must be unanimous.

DGCL:    A corporation’s certificate of incorporation may eliminate the right of stockholders to act by written consent. Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Special Meetings of Shareholders

BCBCA:    Shareholders holding, in the aggregate, at least 5% of the issued shares that carry the right to vote at general meetings may requisition the directors to call a general meeting. If the directors do not send notice of the general meeting within 21 days after receipt of the requisition, the requisitioning shareholders, or any one or more of them holding, in the aggregate, more than 1/40 of the issued voting shares, may send notice of the general meeting.

DGCL:    A special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Anti-takeover Provisions

BCBCA:    The BCBCA does not contain a statutory “business combination with interested shareholder” anti-takeover provision comparable to Delaware law. Corporate take-overs of British Columbia companies are instead principally regulated by Canadian securities laws governing take-over bids, which may delay or discourage a change of control.

DGCL:    A corporation is prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

Oppression Remedy

BCBCA:    The BCBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied that the affairs of the corporation are being conducted in a manner that is oppressive or unfairly prejudicial to one or more shareholders.

DGCL:    The DGCL does not provide for a similar statutory oppression remedy. However, stockholders may bring derivative suits or class actions alleging breach of fiduciary duties by directors or controlling stockholders.

Removal of Directors

BCBCA:    A company may remove a director before the expiration of the director’s term of office by special resolution or, if the memorandum or articles so provide, by the resolution or method specified in the memorandum or articles.

DGCL:    A director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents

BCBCA:    Under the BCBCA, an amendment to the Notice of Articles or Articles generally requires a special resolution, which requires a majority of two-thirds of the votes cast on the resolution. The directors may be authorized to make certain changes (such as a change of name) if the Articles so provide.

DGCL:    Amendments to the certificate of incorporation require the approval of the board of directors and the approval of a majority of the outstanding shares entitled to vote. Bylaws may generally be amended by the board of directors (if authorized in the certificate of incorporation) or by the stockholders.

Appraisal/Dissent Rights

BCBCA:    The BCBCA provides a right of dissent and appraisal in respect of certain fundamental changes, including: (i) the alteration of any restriction on the business carried on by the company; (ii) any amalgamation, merger or arrangement; (iii) the continuance of the company into another jurisdiction; (iv) the sale, lease or other disposition of all or substantially all of the undertaking of the company; and (v) the alteration of special rights or restrictions attached to shares.

DGCL:    Stockholders have appraisal rights in the event of a merger or consolidation of the corporation, subject to certain limitations (e.g., no appraisal rights if the shares are listed on a national securities exchange).

Vacancies on Board of Directors

BCBCA:    Under the BCBCA, a casual vacancy may be filled by the remaining directors. A vacancy resulting from the removal of a director by the shareholders may be filled by the shareholders at the meeting at which the director is removed, or, if not filled, by the remaining directors (unless the Articles provide otherwise).

DGCL:    Vacancies and newly created directorships may be filled by a majority of the directors then in office (even if less than a quorum) or by a sole remaining director, unless the certificate of incorporation or bylaws provide otherwise.

Other Important Provisions of our Articles

Objects and Purposes.    Our Articles do not contain any restrictions on the business that we may carry on.

Directors.

Borrowing Powers.    Our Articles provide that the Board of Directors may from time to time on behalf of the Company: (1) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate; (2) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person; (3) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and (4) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

Qualification     A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the BCBCA.

Removal.    Our Articles provide that the Company may remove any director before the expiration of his or her term of office by special resolution. Our Articles provide that the special majority required to pass a special resolution is two-thirds of the votes cast on the resolution. The directors may remove any director before the expiration of their term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign.

Meetings of Shareholders.

Quorum.    Our Articles provide that, subject to the special rights or restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

Advance Notice Procedures.    Our Articles do not contain specific advance notice provisions for director nominations beyond the BCBCA requirements. The BCBCA provides a statutory shareholder proposal regime for public companies, under which a qualified shareholder (generally, a registered or beneficial owner of voting shares for an uninterrupted period of at least two years, subject to statutory exceptions) may submit a proposal if it is signed and supported by the requisite holders and is delivered to the company at least three months before the anniversary of the previous year’s annual reference date.

Amalgamations and Mergers.

Complex business combinations such as amalgamations and arrangements require the approval of shareholders by a special resolution (2/3 majority).

Ownership and Exchange Controls

Competition Act.    Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada) (the “Competition Act”). This legislation permits the Commissioner of Competition to review any acquisition of a significant interest in us, including through the purchase of our Common Shares, and to challenge such a transaction before the Competition Tribunal if the Commissioner concludes that it prevents or lessens, or is likely to prevent or lessen, competition substantially in any market in Canada. Certain acquisitions of our Common Shares may be subject to pre-merger notification requirements under the Competition Act if prescribed financial and share-ownership thresholds are exceeded, which thresholds are set by regulation and are subject to periodic adjustment. Prospective acquirers should consult their own legal counsel to determine whether a proposed acquisition of our Common Shares would be subject to notification or review under the Competition Act.

Investment Canada Act.    The Investment Canada Act (Canada) (“Investment Canada Act”) requires each “non-Canadian” (as defined in that statute) who acquires “control” of an existing “Canadian business” to file either an application for review or a notification in the prescribed form with the responsible federal authorities, depending on the size and nature of the investment. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be completed until the responsible Minister has determined that the investment is likely to be of “net benefit to Canada,” taking into account the statutory factors. In addition, the Investment Canada

Act provides for a separate national security review process that can apply to any investment by a non-Canadian, regardless of size, including minority investments. Given the nature of our business in advanced nuclear technology, acquisitions of our Common Shares or control of our Company by non-Canadians may be subject to national security review by the federal government of Canada, and there can be no assurance that any such review would result in approval of a proposed investment or acquisition. Any such review could delay, impose conditions on, or prevent a change-of-control transaction involving our Company.

Listing

We plan to apply to list our Common Shares on the NYSE under the symbol “NCLA”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Endeavor Trust Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have 39,308,175 Common Shares issued and outstanding, assuming no exercise of the Underwriters’ over-allotment option.

Prior to this Offering, there has been no public market for our Shares, and while we plan to apply to list our Shares on the NYSE, we cannot assure you that a regular trading market for our Shares will develop or be sustained after this offering. Future sales of substantial amounts of Common Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Shares. Further, since a large number of our Common Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Common Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-up Agreements

We will agree, for a period of 180 days after the closing of this offering (the “Lock-Up Period”), not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, whether now owned or hereafter acquired by the Company or with respect to which the Company has or hereafter acquires the power of disposition, except that the Company may grant awards under its equity incentive plan in the ordinary course of business as long as the Company does not file a Form S-8 or other registration statement covering Common Shares underlying the awards or otherwise issues as awards during the Lock-up Period, (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission related to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable or Common Shares, (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, (iv) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any of our Common Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Common Shares or any such substantially similar securities, (v) complete any offering of debt securities, other than entering into a line of credit with a traditional bank, (vi) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Common Shares, whether any such transaction, including the transactions described in the preceding bullet points, is to be settled by delivery of Common Shares or such other securities, in cash or otherwise, (vii) make any demand for or exercise any right with respect to the registration of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares; or (viii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares.

Each of our directors, executive officers and 10%+ shareholders, who hold an aggregate of 22,222,220 Common Shares, is expected, prior to the closing of this Offering, to sign a lock-up agreement for a duration of 180 days. These lock-up agreements will have no leak-out provisions. Holders of between 3% and 10% of our Common Shares, who hold an aggregate of 6,074,459 Common Shares, are expected, prior to the closing of this Offering, to sign lock up agreements, also for a duration of 180 days. The lock-up agreements which are to be signed by these shareholders contain leak-out provisions which are described in the section “Underwriting — Lock Up Agreements”. Lastly, our Selling Shareholders, who hold an aggregate of 2,817,294 Common Shares, have already signed lock-up agreements as part of their initial subscription. These agreements lock-up their shares for a period of 180 days, with leak-out provisions, as described in the section “Underwriting — Lock Up Agreements”. In aggregate holders of 31,113,973 of our Common Shares have entered into, or are expected to enter into, lock-up agreements, of which holders of 8,891,753 of our Common Shares have leak-out provisions.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Common Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Common Shares may dispose of significant numbers of our Common Shares in the future. If our Common Shares are approved for listing on the NYSE, we cannot predict what effect, if any, future sales of our Common Shares, or the availability of Common Shares for future sale, will have on the trading price of our Common Shares from time to time. If our Common Shares are approved for listing on the NYSE, sales of substantial amounts of our Common Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Common Shares. See “Underwriting — Lock-Up Agreements.”

Rule 144

All of our Shares outstanding prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our Shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Subject to the Lock-Up Agreements, our affiliates may sell within any three-month period a number of Shares that does not exceed the greater of the following:

•        1% of the then outstanding Shares of the same class, which will equal approximately 393,082 Common shares immediately after this Offering; or

•        the average weekly trading volume of our Shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Resale Prospectus

As described in the Explanatory Note to the registration statement of which this prospectus forms a part, the registration statement also contains the Resale Prospectus to be used in connection with the potential resale of our Common Shares held by the Selling Shareholders. These Common Shares have been registered to permit public resale of such shares, and the Selling Shareholders may offer the shares for resale from time to time pursuant to the Resale Prospectus. The Selling Shareholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. Any shares sold by the Selling Shareholders until our Common Shares are listed or quoted on an established public trading market will take place at the public offering price of the Common Shares we are selling in our initial public offering. Thereafter, any sales will occur at prevailing market prices or in privately negotiated prices.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Common Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Canadian Resale Restrictions

In addition to the resale restrictions under U.S. securities laws described above, Canadian purchasers of Common Shares in this offering are subject to resale restrictions under applicable Canadian securities laws. Because the Company is not a reporting issuer in any province or territory of Canada as of the date of this prospectus, Common Shares sold to Canadian purchasers will be subject to an indefinite hold period in Canada and may not be resold in Canada except pursuant to a prospectus filed with the securities regulatory authorities in the applicable Canadian jurisdictions or in reliance on an available prospectus exemption. Canadian purchasers may be able to resell Common Shares through the facilities of the NYSE in a bona fide trade outside Canada in reliance on an available prospectus exemption, including the exemption in Section 2.14 of National Instrument 45-102 — Resale of Securities, if the conditions of that exemption are satisfied at the time of resale.

TAXATION

The following are material Canadian and U.S. federal income tax considerations relevant to an investment in our Common Shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding the Canadian federal and provincial tax, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Common Shares in their particular circumstances

Canadian Tax Considerations

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Common Shares pursuant to this prospectus and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the regulations thereunder (which we collectively refer to as the Canadian Tax Act), (i) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (ii) deals at arm’s length with the Underwriters, the Selling Shareholders and us; (iii) is not affiliated with the Underwriters, the Selling Shareholders or us; (iv) does not use or hold, and is not deemed to use or hold, Common Shares in a business or part of a business carried on in Canada; and (v) holds the Common Shares as capital property (which we refer to as a Non-Canadian Holder). This summary does not apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank”, as that term is defined in the Canadian Tax Act. Such Non-Canadian Holders should consult their tax advisors for advice having regards to their particular circumstances.

This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions, or other purchasers of special status or in special circumstances. Such purchasers should consult their own tax advisors.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980) (which we refer to as the Canada-U.S. Tax Treaty), as amended, publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to as the Proposed Amendments) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder, and no representations with respect to the income tax consequences to any particular shareholder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Currency Conversion

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends, capital gains or capital losses realized by a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the Common Shares or deemed to be paid or credited on the Common Shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the Common Shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends, is a U.S. resident for the purposes of and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of all of the issued voting shares). We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account. Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a Common Share, nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless (i) the Common Shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition; and (ii) the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the Common Shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the Common Shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the NYSE, unless at any particular time during the 60-month period that ends at that time the following two conditions are satisfied concurrently:

•        at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

•        more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, Common Shares could be deemed to be “taxable Canadian property.”

A Non-Canadian Holder that disposes of, or is deemed to have disposed of, a Common Share that constitutes “taxable Canadian property” should consult their own tax advisors with respect to the application of the Canadian Tax Act to any gains on the disposition of the Common Share, any potential relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident, and filing requirements under the Canadian Tax Act.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Shares. This summary applies only to U.S. Holders that hold our Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        financial institutions or financial services entities;

•        underwriters;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        grantor trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        governments or agencies or instrumentalities thereof;

•        certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        passive foreign investment companies;

•        controlled foreign corporations;

•        the Company’s officers or directors;

•        holders who are not U.S. Holders;

•        persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Shares through such entities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Shares and their partners are urged to consult their tax advisors regarding an investment in our Shares.

PERSONS CONSIDERING AN INVESTMENT IN OUR SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SHARES INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS.

Taxation of Dividends and Other Distributions on Our Shares

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the Passive Foreign Investment Company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes, as dividends the amount of any distribution paid on the Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder as dividend income and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower capital gains rate, provided that our Shares are readily tradable on an established securities market in the United States and the U.S. Holder satisfies certain holding periods and other requirements. In this regard, shares generally are considered to be readily tradable on an established securities market in the United States if they are listed on the NYSE, as our Shares are expected to be.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Shares. In the event that we do not maintain calculations of our earnings and profits under United States federal income tax principles, a U.S. Holder should expect that all cash distributions will be reported as dividends for United States federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our Shares.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Shares

Subject to the discussion below under “PFIC Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Shares. Any capital gain or loss will be long term if the Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Shares), and (ii) any gain realized on the sale or other disposition of Shares. Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Shares held at the end of the taxable year over the adjusted tax basis of such Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Shares over the fair market value of such Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Shares and proceeds from the sale, exchange or redemption of our Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Joseph Gunnar & Co., LLC, is the Underwriter of this offering. We have entered into the Underwriting Agreement dated [*], 2026, with the Underwriters named below. Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to the Underwriters, and each Underwriter has agreed, severally and not jointly, to purchase the number of Common Shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and listed next to its name in the following table:

Underwriter	Number of Shares
Joseph Gunnar & Co., LLC	5,555,556
Total	5,555,556

The Underwriter has committed to purchase all Common Shares offered by us other than those covered by the over-allotment option described below, if any are purchased. The obligations of the Underwriter may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, the Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Common Shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the Underwriting Agreement, such as receipt by the representative of officers’ certificates and legal opinions.

We have agreed to indemnify the Underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

The Underwriter is offering the Common Shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the Underwriting Agreement. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the Underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the Underwriter to purchase up to an aggregate of 833,333 additional Common Shares (equal to 15% of the Common Shares sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the Underwriter exercises this option in whole or in part, then the Underwriter will be committed, subject to the conditions described in the Underwriting Agreement, to purchase the additional Common Shares.

Discounts, Commissions and Reimbursement

The representative has advised us that the Underwriters propose to offer the shares to the public at the initial public offering price per share set forth on the cover page of this prospectus. The Underwriters may offer shares to securities dealers at that price less a concession of not more than US$0.54 per share of which up to US$0.00 per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions, non-accountable Underwriter’s expense allowance and proceeds, before expenses, to us assuming both no exercise and full exercise by the Underwriter of their over-allotment option:

			Total
	Per Share		Offering without Over-Allotment Option		Offering with Over-Allotment option
Public offering price	US$	9.00	US$	50,000,004	US$	57,500,001
Underwriting discounts and commissions (6%)		0.54		3,000,000		3,525,000
Non-accountable expense allowance (1%)		0.09		500,000		575,000
Proceeds, before expenses, to us	US$	8.37	US$	46,500,003	US$	53,475,001

We have paid an expense deposit of $35,000 to the representative of the Underwriters upon execution of an engagement letter relating to this offering (the “Advance”), which will be reimbursed to us to the extent not incurred.

We have also agreed to reimburse the Underwriter for reasonable out-of-pocket expenses not to exceed $201,950 in the aggregate, including: (i) up to $125,000 in fees and expenses of the Underwriter’s legal counsel and (ii) up to $76,950 in other expenses related to the offering. We estimate that the total expenses of this offering payable by us, not including underwriting discounts, commissions and expenses, will be approximately $1,000,000.

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants to purchase a number of Common Shares equal in the aggregate to 5% of the total shares sold in this public offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 120% of the public offering price per share sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the five year period commencing six months after the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the Common Shares underlying the Representative’s Warrants and customary antidilution provisions. The demand registration right provided will not be greater than five years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(D).

The Representative’s Warrants and the Common Shares underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any Underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the Common Shares underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Discretionary Accounts

The Underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Company Lock-Up.    We agreed that for a period of 180 days after the closing of this offering (the “Lock-Up Period”) we will not, without the prior written consent of the representative and subject to certain exceptions, directly or indirectly:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, whether now owned or hereafter acquired by the Company or with respect to which the Company has or hereafter acquires the power of disposition, except that the Company may grant awards under its equity incentive plan in the ordinary course of business as long as the Company does not file a Form S-8 or other registration statement covering Common Shares underlying the awards or otherwise issues as awards during the Lock-up Period;

•        file or caused to be filed any registration statement with the Securities and Exchange Commission related to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares;

•        complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank;

•        file or caused to be filed any registration statement with SEC relating to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares;

•        complete any offering of debt securities, other than entering into a line of credit with a traditional bank;

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Common Shares, whether any such transaction, including the transactions described in the preceding bullet points, is to be settled by delivery of Common Shares or such other securities, in cash or otherwise;

•        make any demand for or exercise any right with respect to the registration of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares; or

•        publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares.

Shareholder Lock-Up.    Each of our directors, executive officers and 10%+ shareholders, who hold an aggregate of 22,222,220 Common Shares, is expected, prior to the closing of this Offering, to sign a lock-up agreement for a duration of 180 days. These lock-up agreements will have no leak-out provisions. Holders of between 3% and 10% of our Common Shares, who hold an aggregate of 6,074,459 Common Shares, are expected, prior to the closing of this Offering, to sign lock up agreements, also for a duration of 180 days. The lock-up agreements which are to be signed by these shareholders contain leak-out provisions which are described in the section “Underwriting — Lock Up Agreements”. Lastly, our Selling Shareholders, who hold an aggregate of 2,817,294 Common Shares, have already signed lock-up agreements as part of their initial subscription. These agreements lock-up their shares for a period of 180 days, with leak-out provisions, as described in the section “Underwriting — Lock Up Agreements”. In aggregate holders of 31,113,973 of our Common Shares have entered into, or are expected to enter into, lock-up agreements, of which holders of 8,891,753 of our Common Shares have leak-out provisions. These lock-up parties have agreed that for the Lock-Up Period without the prior written consent of the representative and subject to certain exceptions, they will not directly or indirectly:

•        offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, whether now owned or hereafter acquired by the shareholder or with respect to which the shareholder has or hereafter acquires the power of disposition, except that the Company may grant awards under its equity incentive plan in the ordinary course of business as long as the Company does not file a Form S-8 or other registration statement covering Common Shares underlying the awards or otherwise issues as awards during the Lock-up Period;

•        file or caused to be filed any registration statement with the Securities and Exchange Commission related to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares;

•        complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank;

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, whether any such transaction, including the transactions described in the preceding bullet points, is to be settled by delivery of Common Shares or such other securities, in cash or otherwise;

•        make any demand for or exercise any right with respect to the registration of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares; or

•        publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares.

Shareholder Lock-Up Leak-Out Provisions.    Pursuant to such agreements with our 3% to 10% shareholders and with the Selling Shareholders (but not with our officers and directors as well as 10%+ shareholders), we have agreed that if during the Lock-Up Period (i) the high bid price per Common Share exceeds $7.50 for ten (10) consecutive trading days, with at least 100,000 Common Shares traded on each such trading day, such shareholder may sell an aggregate of 33% of its Common Shares, subject to a maximum sale on any trading day of 3% of the daily volume; (ii) the high bid price per Common Share exceeds $10.00 for ten (10) consecutive trading days, with at least 300,000 Common Shares traded on each such trading day, such shareholder may sell an aggregate of 66% of its Common Shares, subject to a maximum sale on any trading day of 3% of the daily volume; and (iii) the high bid price per Company Share exceeds $15.00 for ten (10) consecutive trading days, with at least 500,000 Common Shares traded on each such trading day, such shareholder may sell all of its Common Shares, subject to a maximum sale on any trading day of 3% of the daily volume.

In addition, during the Lock-Up Period, the lock-up parties may not transfer securities subject to their respective lock-up agreements unless permitted to do so under the terms thereof. The lock-up parties may transfer their securities as follows:

(a)     transactions relating to lock-up securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 13 or Section 16(a) of the Exchange Act, or other public announcement shall be required or shall be voluntarily made during the Lock-Up Period in connection with subsequent sales of lock-up securities acquired in such open market transactions;

(b)    transfers of lock-up securities (i) as a bona fide gift, or for bona fide estate planning purposes, (ii) to an immediate family member (as defined below) or to any trust for the direct or indirect benefit of the lock-up party or his or her immediate family member, or (iii) by will or intestacy or to a family member or trust for the benefit of the lock-up party or a family member (for purposes of the lock-up agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin);

(c)     transfers of lock-up securities to a charity or educational institution;

(d)    if the lock-up party, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of lock-up securities to any shareholder, partner or member of, or owner of similar equity interests in, the lock-up party, as the case may be;

(e)     if the lock-up party is a corporation, partnership, limited liability company, trust, or other business entity, transfers or distributions of lock-up securities to current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates, including such entities under common control, (within the meaning of Rule 405 under the Securities Act) of the lock-up party or to the estates of any of the foregoing;

(f)     the transfer of lock-up securities that occurs by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, settlement agreement or other court order;

(g)    any transfer of lock-up securities to the Company pursuant to arrangements under which the Company has the option to repurchase such shares or a right of first refusal with respect to transfers of such shares or in connection with the death, disability or termination of employment or service;

(h)    the sale by the Company (on behalf of the lock-up party) of up to such number of lock-up securities solely necessary to raise funds to satisfy the Company’s income and payroll tax withholding obligations in connection with the vesting, exercise or settlement of restricted stock units held by the lock-up party that are outstanding as of the date of such lock-up agreement; provided that if the lock-up party is required to file a report under Section 16(a) of the Exchange Act during the Lock-Up Period, such lock-up party shall include a statement in any such report to the effect that such transfer was solely pursuant to the circumstances described in this clause;

(i)     no other Common Shares were sold and that the lock-up party’s securities are subject to a lock-up agreement with the Underwriters;

(j)     pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined in the lock-up agreements); or

(k)    transfers of Lock-Up Securities to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (b), (c), (d), (e) and (g) above; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c), (d), (e) and (j), it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of the lock-up agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party thereto; (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and will agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period; (iii) in the case of any transfer pursuant to the foregoing clauses (e), (f) or (g), it will be a condition to any such transfer that no public filing, report or announcement will be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of lock-up securities in connection with such transfer or distribution will be legally required during the Lock-Up Period, such filing, report or announcement will clearly indicate in the footnotes thereto the nature and conditions of such transfer; and (iv) the lock-up party notifies the Underwriters at least two (2) business days prior to the proposed transfer or disposition.

The foregoing restrictions will not apply to (i) the exercise or vesting of stock options or other equity awards granted pursuant to the Company’s equity incentive plans; provided that it will apply to any of the lock-up party’s Common Shares issued upon such exercise, (ii) the conversion or exercise of convertible debt or warrants; provided that it will apply to any of the lock-up party’s Common Shares issued upon such exercise, or (iii) the establishment of any new plan (a “New Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the lock-up party’s securities will be made pursuant to a New Plan prior to the expiration of the Lock-Up Period (as such may have been extended pursuant to the terms of the lock-up agreement), and such New Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the lock-up party, the Company or any other person, will be required, and no such announcement or filing is made voluntarily, by the lock-up party, the Company or any other person, prior to the expiration of the Lock-Up Period (as such may have been extended).

The representative of the Underwriters may release the above securities from lock-up restrictions at any time (except that the restrictions on the Selling Shareholder shares can be released by the Company and not the representative of the Underwriters), subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (or FINRA). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholders or the availability of these securities for future sale will have on the market price of our Common Shares.

Right of First Refusal

Upon the closing of this offering, for a period of 15 months from the closing date of this offering, we will grant Joseph Gunnar the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity or equity-linked offerings, for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such 15 month period. The Company shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain Joseph Gunnar.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the Underwriters or selling group members. The Underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the Underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the Underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress.

Over-allotment transactions involve sales by the Underwriters of Common Shares in excess of the number of Common Shares the Underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of Common Shares over-allotted by the Underwriters are not greater than the number of Common Shares that they may purchase in the over-allotment option. In a naked short position, the number of Common Shares involved is greater than the number of Common Shares in the over-allotment option. The Underwriters may close out any short position by exercising their over-allotment option and/or purchasing Common Shares in the open market.

Syndicate covering transactions involve purchases of Common Shares in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of Common Shares to close out the short position, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market as compared with the price at which it may purchase Common Shares through exercise of the over-allotment option. If the Underwriters sell more Common Shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that after pricing there could be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase in this offering.

Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the Common Shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of our Common Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the Underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Shares. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the Underwriter and selling group members may engage in passive market making transactions in our securities on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The Underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the Underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Common Shares in this offering. With the exception of the registration fee payable to the SEC, the NYSE listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$7,622.22
The NYSE listing fee	325,000.00
FINRA filing fee	8,000.00
Printing expenses	25,000.00
Legal fees and expenses	450,000.00
Accounting fees and expenses	150,000.00
Transfer agent and registrar fee and expenses	10,000.00
Miscellaneous	24,377.78
Total	1,000,000.00

LEGAL MATTERS

The validity of the Shares offered in the IPO and certain other legal matters as to the laws of the Province of British Columbia and the federal laws of Canada will be passed upon for us by Oakridge Law LLP, our Canadian counsel. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Loeb & Loeb LLP, New York, New York. The Underwriters are being represented by Pryor Cashman LLP, New York, New York with respect to certain legal matters of U.S. federal securities in connection with this Offering.

EXPERTS

The financial statements of Nuclea Energy Inc. as of June 30, 2024 and 2025, and for the years then ended, have been audited by Reliant CPA PC, Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such consolidated financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of British Columbia, Canada. A majority of our directors and officers, as well as the certain experts named in the “Experts” section of this prospectus are residents of Canada, or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States.

Service of process upon these persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons, may not be collectible within the United States. In addition, it may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada.

The Supreme Court of Canada has repeatedly affirmed that the requirements to enforce a foreign judgment are as follows:

•        the judgment of the foreign court must be final and conclusive;

•        the court granting the foreign judgment must have had jurisdiction over the parties and the cause of action;

•        the action to enforce a foreign judgment must have been commenced within applicable limitation periods;

•        the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not incompatible with Canadian concepts of justice or contrary to the laws governing enforcement of judgments; and

•        the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any State in the United States. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying Common Shares represented by the Common Shares to be sold in this Offering. You should read our registration statement and its exhibits and schedules thereto for further information with respect to us and the Common Shares.

Our SEC filings, including the Registration Statement on Form F-1, are also available to you on the SEC’s website at http://www.sec.gov and our website at www.nuclea.energy.

NUCLEA ENERGY INC.
(FORMERLY RAISE AI TECHNOLOGIES INC.)

Index to Financial Statements

For the year ended June 30, 2025
and the period from incorporation on August 24, 2023 to June 30, 2024
(Expressed in US dollars, unless otherwise stated)

For the six months ended December 31, 2025 and 2024 (Unaudited)

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Nuclea Energy Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Nuclea Energy Inc. (the “Company”), as of June 30, 2025 and 2024, and the related statements of loss and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended June 30, 2025 and for the period from the incorporation on August 24, 2023 to June 30, 2024, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of Nuclea Energy Inc. as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the year ended June 30, 2025 and for the period from the incorporation on August 24, 2023 to June 30, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Company’s internal control over financial reporting.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Reliant CPA PC

Reliant CPA PC

Served as Auditor since 2025

Newport Beach, CA

December 19, 2025

NUCLEA ENERGY INC.
Balance Sheets
(Expressed in US Dollars)

	June 30, 2025	June 30, 2024
ASSETS
Current assets
Cash	$99,311	$22
Prepaid expenses	518,209	—
Total current assets	617,520	22

Equipment, net	1,155	—
Total assets	$618,675	$22

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	188,201	—
Total liabilities	188,201	—

Stockholders’ equity
Common shares, no par value, unlimited shares authorized, 24,095,327 and 30,000,000 shares issued and outstanding as of June 30, 2025, and June 30, 2024	562,915	22
Additional paid-in capital	122,387	1,464
Cumulative translation adjustment	(2,164)	11
Accumulated deficit	(252,664)	(1,475)
Total stockholders’ equity	430,474	22
Total liabilities and stockholders’ equity	$618,675	$22

The accompanying notes are an integral part of these financial statements.

NUCLEA ENERGY INC.
Statements of Loss and Comprehensive Loss
(Expressed in US Dollars)

	For the year ended June 30, 2025	For the period from incorporation on August 24, 2023 to June 30, 2024
Operating expenses
General and administrative expenses	$13,560	$1,475
Consulting fees	32,114	—
Depreciation expense	425	—
Management fees	90,343	—
Professional fees	111,652	—
Total operating expenses	(248,094)	(1,475)

Other income (expenses)
Foreign exchange loss	(3,095)	—
Net loss	(251,189)	(1,475)

Other comprehensive loss
Currency translation adjustment	(2,175)	11
Comprehensive loss	$(253,364)	$(1,464)
Net loss per share, basic and diluted	$(0.01)	$(0.00)
Weighted-average number of shares (*) used to compute net loss per share, basic and diluted	27,897,550	30,000,000

____________

(*)      On April 7, 2025, the Company completed a stock split on the basis of 10 post-split common shares for each 1 pre-split common share. All current and comparable information related to the number of common shares, the weighted average number of common shares, loss per share, and stock options has been adjusted retrospectively to reflect this stock split.

The accompanying notes are an integral part of these financial statements.

NUCLEA ENERGY INC.
Statements of Stockholders’ Equity
(Expressed in US Dollars)
For the year ended June 30, 2025 and the period from incorporation on August 24, 2023 to June 30, 2024

	Common Shares		Additional Paid-In Capital	Cumulative Translation Adjustment	Accumulated Deficit	Total
	Number of Shares (*)	Share Capital
Balance, at incorporation on August 24, 2023	—	—	—	—	—	—
Shares issued for cash	30,000,000	22	—	—	—	22
Shareholder contribution	—	—	1,464	—	—	1,464
Foreign exchange on translation	—	—	—	11	—	11
Net loss	—	—	—	—	(1,475)	(1,475)
Balance, June 30, 2024	30,000,000	22	1,464	11	(1,475)	22

Shares issued for cash	13,177,771	150,008	—	—	—	150,008
Shares repurchased	(20,000,000)	(15)	—	—	—	(15)
Shares issued for consulting services	917,556	412,900	—	—	—	412,900
Stock-based compensation	—	—	120,923	—	—	120,923
Foreign exchange on translation	—	—	—	(2,175)	—	(2,175)
Net loss	—	—	—	—	(251,189)	(251,189)
Balance, June 30, 2025	24,095,327	562,915	122,387	(2,164)	(252,664)	430,474

____________

(*)      On April 7, 2025, the Company completed a stock split on the basis of 10 post-split common shares for each 1 pre-split common share. All current and comparable information related to the number of common shares, the weighted average number of common shares, loss per share, and stock options has been adjusted retrospectively to reflect this stock split.

The accompanying notes are an integral part of these financial statements.

NUCLEA ENERGY INC.
Statements of Cash Flows
(Expressed in US Dollars)

	For the Year Ended June 30, 2025	For the period from incorporation on August 24, 2023 to June 30, 2024
Cash flows used in operating activities
Net loss	$(251,189)	$(1,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	425	—
Shares issued for consulting services	32,114	—
Options granted for consulting services	9,405	—
Shareholder contribution	—	1,464

Changes in non-cash working capital items:
Prepaid expenses	(25,905)	—
Accounts payable and accrued liabilities	188,201	—
Net cash used in operating activities	(46,949)	(11)

Cash flows from investing activities
Purchase of equipment	(1,580)	—
Net cash used in investing activities	(1,580)	—

Cash flow from financing activities:
Shares repurchased	(15)	—
Shares issued for cash	150,008	22
Net cash provided by financing activities	149,993	22

Effect of foreign exchange on cash	(2,175)	11

Change in cash during the period	99,289	22
Cash, beginning of period	22	—
Cash, end of period	$99,311	$22

Supplemental non-cash disclosures
Shares issued for consulting services	$412,900	$—
Options granted for consulting services	120,923	—

The accompanying notes are an integral part of these statements.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS

Nuclea Energy Inc. (formerly Raise AI Technologies Inc.) (the “Company”), was incorporated in the Province of British Columbia, Canada on August 24, 2023. A Certificate of Change of Name was filed on March 13, 2025, with the British Columbia Registrar changing the name of the Company to Nuclea Energy Inc.

The Company is a Canadian-based advanced nuclear technology company developing the Morpheus Microreactor, the only lead-cooled micro-modular reactor (MMR) currently being designed in North America.

On April 7, 2025, the Company completed a stock split on the basis of 10 post-split common shares for each 1 pre-split common share. All current and comparable information related to the number of common shares, the weighted average number of common shares, loss per share, and stock options has been adjusted retrospectively to reflect this stock split.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements of the Company have been prepared in conformity with accounting principals generally accepted in the United States of America (“U.S. GAAP” or “GAAP”).

Functional and Reporting Currency

The functional currency of an entity is the currency of the primary economic environment in which the entity operates. The Company’s functional currency is the Canadian dollar (“CAD”) as it was incorporated in and primarily operates in Canada. The determination of functional currency was made in accordance with Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters, issued by the Financial Accounting Standards Board (“FASB”).

The Company’s reporting currency is the U.S. dollar (“USD”). For the purpose of presenting the financial statements in USD, the assets and liabilities of the Company’s CAD operations are translated at the exchange rate prevailing at the reporting date. Revenues and expenses are translated at average exchange rates for the reporting period. Resulting translation adjustments are included in other comprehensive income (loss) as a separate component of shareholders’ equity under “accumulated other comprehensive income (loss).”

All values presented are in USD unless otherwise denoted.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions are used for stock-based compensation, presented as consulting fees as of June 30, 2025. Actual results could differ from those estimates, and such difference may be material to the financial statements.

Cash

The Company considers cash to include currency on hand and other kinds of accounts that have the general characteristics of demand deposits in that the Company may deposit additional funds at any time and also effectively may withdraw funds at any time without prior notice or penalty. The Company had no cash equivalents as of June 30, 2025, and 2024.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equipment

Equipment is stated at historical cost less accumulated depreciation. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the statement of loss and comprehensive loss. Property and equipment are capitalized at cost when acquired and depreciated over their estimated useful lives. The Company has not established a minimum capitalization threshold; all tangible assets expected to provide benefit for more than one year are capitalized. Repairs and maintenance are expensed as incurred. Depreciation is charged over the estimated useful lives using the declining balance method as follows:

Computer equipment	55%

Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of June 30, 2025 and 2024, there were no dilutive instruments.

Stock-based Compensation

The Company accounts for equity-based transactions with employees and non-employees under the provisions of FASB ASC Topic 718, Compensation — Stock Compensation (Topic 718), which establishes that equity-based payments to employees and non-employees are recorded at the grant date the fair value of the equity instruments the entity is obligated to issue when the employees and non-employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. Topic 718 also states that observable market prices of identical or similar equity or liability instruments in active markets are the best evidence of fair value and, if available, should be used as the basis for the measurement for equity and liability instruments awarded in these share-based payment transactions. However, if observable market prices of identical or similar equity or liability instruments are not available, the fair value shall be estimated by using a valuation technique or model that complies with the measurement objective, as described in FASB ASC Topic 718.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a three-level fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. In accordance with ASC 820, the Company has categorized the financial assets and liabilities based on the priority of the inputs to the valuation technique as set forth below. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Level 1 —	Financial instruments whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market which the Company has the ability to access at the measurement date.
Level 2 —

Financial instruments whose values are based on quoted market prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets.

Level 3 —

Financial instruments whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the instrument.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s financial instruments consist of cash, accounts payable, accrued liabilities, and amounts due to related parties. Pursuant to ASC 820, the fair value of cash is determined based on “Level 1” inputs. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The following table sets forth by level, within the fair value hierarchy, the Company’s assets measured at fair value as of June 30, 2025:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Cash	$99,311	$—	$—	$99,311
Total	$99,311	$—	$—	$99,311

The Company’s financial instruments consist of cash, accounts payable, accrued liabilities, and amounts due to related parties. Pursuant to ASC 820, the fair value of cash is determined based on “Level 1” inputs. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Currency Risk

Foreign currency exchange rate risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. The Company’s operations are carried out in Canada and the United States. As of June 30, 2025, and 2024, the Company had net monetary liabilities of approximately $118,000 and $Nil, respectively, denominated in Canadian dollars.

Segment Reporting

The Company currently operates in a single reportable operating segment, being the researching and developing of nuclear technology for clean energy solutions in the geographical areas of Canada and the United States of America. Based on the guidance of ASC 280, Segment Reporting, the Company has one operating segment. For the year ended June 30, 2025, and the period from August 24, 2023 to June 30, 2024, the Company operated in one geographical area: Canada.

These factors expose the Company to foreign currency exchange rate risk, which could have an adverse effect on the profitability of the Company. A 10% change in the exchange rate with the Canadian dollar would change net loss and comprehensive loss by approximately $18,600. At this time, the Company currently does not have plans to enter into foreign currency future contracts to mitigate this risk; however, it may do so in the future.

Income Taxes

The Company adopted ASC 740, Income Taxes, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2025, and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires the Company to disclose significant segment expenses and other segment items for each reportable segment. The standard is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted this standard effective January 1, 2024.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 is effective for Annual periods beginning after December 15, 2024.

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 — GOING CONCERN

These financial statements have been prepared on the going concern basis which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due, under the historical cost convention except for certain financial instruments that are measured at fair value, as detailed in the Company’s accounting policies.

During the year ended June 30, 2025, the Company had no revenue and reported a net loss of $251,189. Therefore, there was uncertainty regarding the Company’s ability to generate adequate cash flows from operations and to satisfy its short-term obligations as they become due.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — GOING CONCERN (cont.)

Management’s plans and actions completed to date concerning these matters include:

•        During the year, the Company completed two financing rounds, raising a total of $150,000. As of the date of these financial statements, the Company closed an equity financing round in preparation for an initial public offering (“IPO”), which resulted in proceeds of approximately $4 million. Refer to Note 5, “Share Capital” and Note 12, “Subsequent Events,” for additional information.

•        On October 17, 2025 the Company entered into an engagement letter with Joseph Gunnar & Co., a FINRA-registered investment bank, appointing them as lead underwriter for a proposed $30 million IPO anticipated to occur during the first half of 2026. The Company is committed to completing the offering, and the process is currently underway. It is considered probable that the IPO will be completed within twelve months from the date of issuance of these financial statements. Refer to Note 12, “Subsequent Events,” for additional information.

The Company continues to evaluate various strategies to strengthen its financial position, including but not limited to implementing cost-saving measures, seeking available government grants, exploring strategic partnership opportunities, and pursuing additional financing through private placements or offerings in both public and private markets.

Management’s current forecasts and related assumptions indicate that the Company is able to meet its operational requirements for the next twelve months from the date of issuance of these financial statements, based on existing cash resources, anticipated future funding, and probable proceeds from planned transactions. If necessary additional capital cannot be raised when required, the Company may need to slow or reduce certain operations until further funding becomes available.

Based on management’s plans and the receipt of additional funds subsequent to year end and prior to the issuance of these financial statements, management has concluded that substantial doubt regarding the Company’s ability to continue as a going concern has been alleviated.

NOTE 4 — BALANCE SHEET COMPONENTS

Prepaid Expenses

Prepaid expenses consisted of the following:

	As of June 30, 2025	As of June 30, 2024
Options granted for consulting services (Note 5)	$111,518	$—
Shares issued for consulting services (Note 5)	380,786	—
Advance for consulting services in cash (Note 6)	24,848	—
Office expenses	1,057	—
Prepaid expenses	$518,209	$—

Equipment

During the year ended June 30, 2025, the Company purchased computer equipment for an aggregate of $1,580. Depreciation is determined based on the declining balance method.

	As of June 30, 2025	As of June 30, 2024
Computer equipment	$1,580	$—
Less: accumulated depreciation	(425)	—
Total equipment, net	$1,155	$—

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — BALANCE SHEET COMPONENTS (cont.)

Depreciation expense for the year ended June 30, 2025 was $425 (period from August 24, 2023 to June 30, 2024 – $Nil).

Accounts payable and accrued liabilities

	As of June 30, 2025	As of June 30, 2024
Accounts payable	$185,306	$—
Other accrued liabilities	2,895	—
Accounts payable and accrued liabilities	$188,201	$—

NOTE 5 — SHARE CAPITAL

Authorized Share Capital

The Company is authorized to issue the following share capital:

•        Unlimited common voting shares without par value (“Common Share”), and without special rights or restrictions attached.

During the year ended June 30, 2025, the Company completed a stock split based on 10 new post-split common shares for every 1 pre-split common share. All current and comparative references to the number of common shares, weighted average number of common shares, loss per share, and stock options reflect this stock split.

On March 11, 2025, the Company repurchased 20,000,000 Common Shares at the original issuance price of CAD $0.000001 for total consideration of $15 (CAD $20) from former Directors who left the Company. The repurchased shares were retired and cancelled, and the transaction was recorded as a reduction of shareholders’ equity in accordance with the Company’s accounting policies.

On March 13, 2025, the Company issued 12,222,220 Common Shares at the original issuance price of CAD $0.000001 for total of $9 (CAD $12).

During the year ended June 30, 2025, the Company issued the following shares:

•        On April 8, 2025, the Company completed a Founders Round of financing by issuing 622,221 Common Shares at a price of $0.000001 CAD for gross proceeds of $0.50 (CAD $0.62).

•        On May 5, 2025, the Company issued 917,556 common shares, with a grant-date fair value of $412,900, to consultants in consideration for consultative and management advisory services related to capital markets, public market initiatives, and IPO readiness. The consulting arrangements commenced on May 5, 2025 (the “Effective Date”) and continue until the earlier of: (i) 24 months from the Effective Date, (ii) the closing of the Company’s initial public offering on the NASDAQ or NYSE, or (iii) earlier termination in accordance with the respective consulting agreements.

The fair value of the shares issued for consulting services is being recognized as stock-based compensation expense on a straight-line basis over the initial 24-month service period. Upon the successful completion of the IPO, any remaining unrecognized compensation cost associated with these awards will be recognized immediately in earnings.

•        On May 10, 2025, the Completed a Seed Round of financing by issuing 333,330 Common Shares at a price of $0.45 per share for gross proceeds of $150,000.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — SHARE CAPITAL (cont.)

During the period from incorporation on August 24, 2023, to June 30, 2024, the Company issued the following shares:

•        On August 24, 2023, the Company issued 30,000,000 Common Shares in connection with its incorporation at a price of CAD $0.000001 per share for gross proceeds of $22 (CAD $30).

Share Options

Common Share Options

During the year ended June 30, 2025, the board of directors individually reviewed and approved all options granted for services prior to issuance. The stock option plan under which these grants were made remains under review and has not yet been finalized or formally approved. Compensation expense for share-based payment awards issued during the year has been recognized in accordance with ASC 718, based on the fair value at the grant date and the approved terms and conditions of each specific grant.

The fair value of the Company’s stock options granted during the year ended June 30, 2025, and the period from August 24, 2023 to June 30, 2024, was estimated on the grant dates using the Black-Scholes valuation option-pricing model with the following assumptions:

	For the Year Ended June 30, 2025	For the Period From August 24, 2023 to June 30, 2024
Risk-free interest rate	2.6%	—
Volatility	135%	—
Expected life (years)	3.00	—
Weighted average fair value per option	$0.34	—

There were no stock options granted during the period from August 24, 2023 to June 30, 2024.

The risk-free interest rate was derived from the yield curves for zero-coupon bonds, as published by Bank of Canada as of the grant date for terms equal to the expected terms of the options. The expected volatility was based on the historical volatility of comparable companies over the expected term of the options. The expected term of the granted options was based on the anticipated duration of the services to be provided. A dividend yield of zero is applied because the Company has never paid dividends and has no intention to pay dividends in the near future.

The following table summarizes the total amount of stock-based compensation expense related to service conditions for common share options during the year ended June 30, 2025, and the period from August 24, 2023 to June 30, 2024:

	For the Year Ended June 30, 2025	For the Period from August 24, 2023 to June 30, 2024
Consulting fees	$120,923	$—
Total stock-based compensation	$120,923	$—

The options fully vested and were exercisable immediately upon grant.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — SHARE CAPITAL (cont.)

Common share option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance, June 30, 2024	—	$—	—
Granted	355,555	0.45	2.85
Exercised	—	—	—
Cancelled	—	—	—
Balance, June 30, 2025	355,555	$0.45	2.85
Options exercisable, June 30, 2025	355,555	$0.45	2.85

A summary of the Common Share options outstanding at June 30, 2025, is as follows:

Options Outstanding	Options Exercisable	Exercise Price	Expiry Date
355,555	355,555	$0.45	May 5, 2028

NOTE 6 — RELATED PARTY TRANSACTIONS AND BALANCES

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel include the Company’s executive officers and members of its Board of Directors.

On March 11, 2025, the Company repurchased 20,000,000 Common Shares at the original issuance price of CAD $0.000001 for total consideration of $15 (CAD $20) from former Directors who left the Company. Refer to Note 5, “Share Capital” for additional information.

As of June 30, 2025, and 2024, $180,694 and $Nil, respectively, is owing to directors and officers of the Company and has been included in accounts payable and accrued liabilities. These balances are in relation to fees and management compensation and are non-interest bearing, unsecured and due on demand.

Summary of key management personnel compensation:

	For the Year Ended June 30, 2025	For the Period from August 24, 2023 to June 30, 2024
Management and professional fees	$171,707
Advance for consulting services in cash	24,848
Website development fees	4,230	$—
Total related party transactions	$200,785	$—

NOTE 7 — CAPITAL DISCLOSURE AND MANAGEMENT

The Company defines its capital as all components of stockholders’ equity. The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern.

The Company manages its capital structure to maximize its financial flexibility making adjustments to it in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. The Company does not presently utilize any quantitative measures to monitor its capital. The Company is not subject to externally imposed capital requirements.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — LIQUIDITY RISK

Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company’s ultimate success depends on the outcome of its research and development and collaboration activities. The Company expects to incur additional losses in the future and anticipates the need to raise additional capital to continue to execute its long-range business plan. The Company manages its liquidity risk by forecasting cash flows from operations and anticipating any investing and financing activities. Management and the Board of Directors are actively involved in the review, planning and approval of significant expenditures and commitments.

Contractual undiscounted cash flow requirements for financial liabilities as of June 30, 2025, are as follows:

	≤1 Year	>1 Year	Total
Accounts payable and accrued liabilities	$188,201	$—	$188,201
	$188,201	$—	$188,201

Contractual undiscounted cash flow requirements for financial liabilities as of June 30, 2024, are as follows:

	≤1 Year	>1 Year	Total
Accounts payable and accrued liabilities	$—	$—	$—
	$—	$—	$—

NOTE 9 — NET LOSS PER SHARE

Net loss per common share has been computed on the basis of the weighted-average number of common shares outstanding during the year ended June 30, 2025, and the period from August 24, 2023 to June 30, 2024. Since the Company was in a loss position for the year ended June 30, 2025, and the period from August 24, 2023 to June 30, 2024, basic net loss per share was the same as diluted net loss per share for the period presented.

The following table sets forth the computation of (loss) earnings per share:

	As of June 30, 2025	As of June 30, 2024
Numerator
Net loss – basic and diluted	$(251,189)	$(1,475)

Denominator
Weighted average shares used to compute net loss per share, basic and diluted	27,897,550	30,000,000

Net loss per share – basic and diluted	$(0.01)	$(0.00)

The following potentially dilutive common shares related to outstanding securities for the year ended June 30, 2025 were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the year, see below:

	As of June 30, 2025	As of June 30, 2024
Common Share options	355,555	—
Total anti-dilutive options	355,555	—

NOTE 10 — COMMITMENTS AND CONTINGENCIES

The Company does not have any commitments and contingencies as of June 30, 2025, and 2024.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES

There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. In 2025 and 2024, substantially all of the Company’s net operating losses were generated in Canada.

The provision for Federal income tax consists of the following for the year ended June 30, 2025 and the period from incorporation on August 24, 2023 to June 30, 2024:

	For the Year Ended June 30, 2025	For the Period from August 24, 2023 to June 30, 2024
Federal income tax benefit attributable to:
Current operations	$(56,480)	$—
Less: valuation allowance	56,480	—
Net deferred tax assets	—	—
Deferred tax liability	—	—
Net deferred taxes	$—	$—

The combined federal and provincial statutory tax rate and a reconciliation of the expected income tax computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the fiscal year ended June 30, 2025 and the period from incorporation on August 24, 2023 to June 30, 2024.

	For the Year Ended June 30, 2025	For the Period from August 24, 2023 to June 30, 2024
Federal and provincial tax benefit at statutory rate	27.0%	27.0%
Meals & entertainment	(0.1)%	—
Shares and options issued for services	(4.4)%	—
Valuation allowance	(22.5)%	(27.0)%
Effective tax rate	—	—

As of June 30, 2025 and 2024, the components of net deferred tax assets, including a valuation allowance, were as follows:

	As of June 30, 2025	As of June 30, 2024
Net operating loss carryforwards	209,188	—
Valuation allowance	(209,188)	—
Net deferred tax asset	—	—

At June 30, 2025, the Company had, for Canadian tax purposes, non-capital losses aggregating approximately $209,188. These losses are available to reduce taxable income earned by the Company in future years and expire in 2045.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — SUBSEQUENT EVENTS

The Company evaluated subsequent events through December 19, 2025, the date the financial statements were issued.

Subsequent to the year ended June 30, 2025 the Company:

•        Approved the issuance of up to 3,340,000 common shares to various consultants on August 26, 2025. The consultants are engaged to provide capital market consulting services in connection with the Company’s preparation for an IPO.

•        Entered into a non-interest bearing convertible note agreement for $100,000 on September 29, 2025 (the “Note”). The principal amount of the Note was to automatically convert, immediately prior to the initial closing of a “Qualified Financing”, at a fixed conversion price of $1.40 per share, into the same securities and on the same terms as other investors in that financing. A “Qualified Financing” is the Company’s next bona fide arm’s-length equity financing in which equity securities are issued and sold for cash at a fixed price per share. The Company concluded that the fixed-price conversion feature qualifies for equity classification and does not contain an embedded derivative that would require separate accounting under ASC 815.

On November 6, 2025, immediately prior to the closing of the financing round on November 7, 2025, the Note converted into 71,428 common shares of the Company.

•        Entered into a non-interest bearing convertible note agreement for $100,000 on September 30, 2025 (the “Note”). The principal amount of the Note was to automatically convert, immediately prior to the initial closing of a “Qualified Financing”, at a fixed conversion price of $1.40 per share, into the same securities and on the same terms as other investors in that financing. A “Qualified Financing” is the Company’s next bona fide arm’s-length equity financing in which equity securities are issued and sold for cash at a fixed price per share. The Company concluded that the fixed-price conversion feature qualifies for equity classification and does not contain an embedded derivative that would require separate accounting under ASC 815.

On November 6, 2025, immediately prior to the closing of the financing round on November 7, 2025, the Note converted into 71,428 common shares of the Company.

•        Entered into a non-interest bearing convertible note agreement for $100,000 on October 2, 2025 (the “Note”). The principal amount of the Note was to automatically convert, immediately prior to the initial closing of a “Qualified Financing”, into the same securities and on the same terms as other investors in that financing, at a conversion price equal to the lesser of (a) $1.40 per share, and (b) the per-share price paid by cash investors in the “Qualified Financing”. A “Qualified Financing” is the Company’s next bona fide arm’s-length equity financing in which equity securities are issued and sold for cash at a fixed price per share. The Company concluded that the fixed-price conversion feature qualifies for equity classification and does not contain an embedded derivative that would require separate accounting under ASC 815.

On November 6, 2025, immediately prior to the closing of the financing round on November 7, 2025, the Note converted into 71,428 common shares of the Company at $1.40 per share.

•        Incorporated Nuclea Energy USA Inc., a wholly-owned subsidiary in Delaware, on October 8, 2025. As this subsidiary was incorporated after the balance sheet date, no adjustment has been made to the financial statements as of June 30, 2025. The Company is in the process of finalizing the subsidiary’s set-up, and there have been no transactions in this entity subsequent to year end. The subsidiary is not expected to be material, and the financial results of this entity will be included in the Company’s consolidated financial statements in future periods.

NUCLEA ENERGY INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — SUBSEQUENT EVENTS (cont.)

•        Entered into a Bridge Financing and Initial Public Offering Engagement Agreement on October 17, 2025 pursuant to which Joseph Gunnar & Co., LLC (“Joseph Gunnar”) will act as the sole book-runner and underwriter for a proposed common share initial public offering (the “Offering”). The Offering is expected to raise gross proceeds of approximately $30 million.

In addition, Joseph Gunnar will serve as a non-exclusive placement agent in connection with a private placement bridge financing (the “Bridge”) to be completed following the execution of the engagement agreement and prior to the contemplated Offering. As additional compensation for Joseph Gunnar’s services, the Company shall issue to Joseph Gunnar at the closing of the Offering warrants (the “Underwriter Warrants”) warrants to purchase 5.0% of the aggregate number of common stock sold in the Offering. The Underwriter Warrants will be exercisable at any time, in whole or in part, during the five-year period commencing six months from the effective date of the Offering, and shall be exercisable at 120% of the public Offering price per share of securities sold at the Offering. The Underwriter Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110.

The Company shall pay a $35,000 advance to Joseph Gunnar upon the execution of the Engagement Letter (the “Advance”) which shall be applied against actual out-of-pocket accountable expenses and such Advance shall be reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

The Bridge Financing was expected to raise $3 million and closed for gross proceeds of $4 million on November 7, 2025.

•        Completed a financing round and issued 2,853,008 common shares at a price of $1.40 per share for gross proceeds of $4 million on November 7, 2025.

Moltex Asset Acquisition

On December 17, 2025, the Company entered into an exclusivity agreement to acquire certain assets of Moltex Energy Limited (in administration) for a purchase price of £6,183,793 (equivalent to CAD$11,500,000) (the “Moltex Asset Acquisition”). In consideration for the exclusivity rights, the Company paid a non-refundable exclusivity fee of £268,861 (equivalent CAD$500,000). The exclusivity period extends until March 31, 2026, unless extended by mutual agreement, during which time Moltex Energy Limited (acting through its joint administrators) has agreed to cease all third-party negotiations and will not solicit, entertain, or enter into discussions with any other potential acquirers. The Company has committed to negotiate in good faith to finalize a definitive sale and purchase agreement and to satisfy customary conditions precedent. The Company is required to provide weekly confirmations of its intention to proceed with the transaction at the offer price and to use reasonable endeavors to complete due diligence before the expiration of the exclusivity period. Additionally, if the joint administrators determine that additional funding is required to maintain the business and assets during any extension of the exclusivity period beyond March 31, 2026, the Company is obligated to provide such funding within three business days of a written request. The Company does not believe that the Moltex Asset Acquisition would constitute the acquisition of a “business” as defined in Rule 11-01(d) of Regulation S-X. The definitive terms of the Moltex Asset Acquisition remain subject to ongoing negotiations with the joint administrators of Moltex Energy Limited.

Appointment of CEO and CFO

On December 19, 2025 the Company appointed Josef Freundorfer as its CEO to replace Sagar Sanghera who remains the Company’s President and the chairman of its board of directors.

On December 9, 2025 the Company appointed Anna Skowron as its Chief Financial Officer.

NUCLEA ENERGY INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Expressed in US Dollars)

	As of December 31, 2025	As of June 30, 2025
ASSETS
Current assets
Cash	$3,230,952	$99,311
Prepaid expenses	950,648	518,209
Sales taxes receivable	19,104	—
Total current assets	4,200,704	617,520

Intangible assets	2,072	—
Equipment, net	1,115	1,155
Total assets	$4,203,891	$618,675

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$59,416	$7,507
Accounts payable and accrued liabilities – related parties	35,670	180,694
Total liabilities	95,086	188,201

Stockholders’ equity
Common shares, no par value, unlimited shares authorized, 30,502,619 and 24,095,327 shares issued and outstanding as of December 31, 2025 and June 30, 2025, respectively(*).	6,213,126	562,915
Additional paid-in capital	122,387	122,387
Cumulative translation adjustment	(28,176)	(2,164)
Accumulated deficit	(2,198,532)	(252,664)
Total stockholders’ equity	4,108,805	430,474
Total liabilities and stockholders’ equity	$4,203,891	$618,675

____________

(*)      On April 7, 2025, the Company completed a stock split on the basis of 10 post-split common shares for each 1 pre-split common share. All current and comparable information related to the number of common shares, the weighted average number of common shares, loss per share, and stock options has been adjusted retrospectively to reflect this stock split.

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUCLEA ENERGY INC.
Condensed Consolidated Statements of Loss and Comprehensive Loss (Unaudited)
(Expressed in US Dollars)

	For the six months ended December 31, 2025	For the six months ended December 31, 2024
Operating expenses
General and administrative expenses	$(45,165)	$—
Consulting fees	(1,170,853)	—
Depreciation expense	(323)	—
Management fees	(63,787)	(45,631)
Professional fees	(259,359)	—
Professional fees – related parties	(43,661)	(38,026)
Strategic transaction costs	(363,608)	—
Total operating expenses	(1,946,756)	(83,657)

Other income (expenses)
Interest income	13	—
Foreign exchange gain	875	—
Net loss	(1,945,868)	(83,657)

Other comprehensive gain
Currency translation adjustment	(26,012)	3,384
Comprehensive loss	$(1,971,880)	$(80,273)
Net loss per share, basic and diluted	$(0.071)	$(0.003)
Weighted-average number of shares (*) used to compute net loss per share, basic and diluted	27,352,329	30,000,000

____________

(*)      On April 7, 2025, the Company completed a stock split on the basis of 10 post-split common shares for each 1 pre-split common share. All current and comparable information related to the number of common shares, the weighted average number of common shares, loss per share, and stock options has been adjusted retrospectively to reflect this stock split.

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUCLEA ENERGY INC.
Consolidated Statement of Stockholders’ Equity (Unaudited)
(Expressed in US Dollars)
For the six months ended December 31, 2025 and 2024

For the Six Months Ended December 31, 2024

	Common Shares		Additional Paid-In Capital	Cumulative Translation Adjustment	Accumulated Deficit	Total
	Number of Shares (*)	Share Capital
Balance, June 30, 2024	30,000,000	22	1,464	11	(1,475)	22
Foreign exchange on translation	—	—	—	3,384	—	3,384
Net loss	—	—	—	—	(83,657)	(83,657)
December 31, 2024	30,000,000	22	1,464	3,395	(85,132)	(80,251)

For the Six Months Ended December 31, 2025

	Common Shares		Additional Paid-In Capital	Cumulative Translation Adjustment	Accumulated Deficit	Total
	Number of Shares (*)	Share Capital
Balance, June 30, 2025	24,095,327	562,915	122,387	(2,164)	(252,664)	430,474
Shares issued for cash	2,853,008	3,994,211	—	—	—	3,994,211
Shares issued for conversion of convertible notes	214,284	300,000	—	—	—	300,000
Share issuance costs	—	(147,000)	—	—	—	(147,000)
Shares issued for consulting services	3,340,000	1,503,000	—	—	—	1,503,000
Foreign exchange on translation	—	—	—	(26,012)	—	(26,012)
Net loss	—	—	—	—	(1,945,868)	(1,945,868)
December 31, 2025	30,502,619	6,213,126	122,387	(28,176)	(2,198,532)	4,108,805

____________

(*)      On April 7, 2025, the Company completed a stock split on the basis of 10 post-split common shares for each 1 pre-split common share. All current and comparable information related to the number of common shares, the weighted average number of common shares, loss per share, and stock options has been adjusted retrospectively to reflect this stock split.

Stock-based compensation

During the six months ended December 31, 2025, the Company recognized total consulting fee expense of $1,170,853 related to equity instruments issued for services. Of this amount, $1,037,397 relates to the amortization of the grant-date fair value of Common Shares issued during the period, and $133,456 relates to amortization of prepaid share-based compensation from prior-period equity awards (see Note 8). Although the full fair value of $1,503,000 associated with the Common Shares issued during the period was recorded as an increase in share capital, only the portion attributable to services rendered during the six months ended December 31, 2025 has been recognized as consulting fee expense, with the unamortized balance recorded in prepaid expenses.

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUCLEA ENERGY INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Expressed in US Dollars)
For the six months ended December 31, 2025 and 2024

	For the six months ended December 31, 2025	For the six months ended December 31, 2024
Cash flows used in operating activities
Net loss	$(1,945,868)	$(83,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	323	—
Consulting fees (shares issued as consideration)	1,037,397	—

Changes in non-cash working capital items:
Prepaid expenses	33,164	—
Sales tax receivable	(19,104)	—
Accounts payable and accrued liabilities	51,909	—
Accounts payable and accrued liabilities – related parties	(145,024)	80,273
Net cash used in operating activities	(987,203)	(3,384)

Cash flows used in investing activities
Intangible assets	(2,072)	—
Purchase of equipment	(283)	—
Net cash used in investing activities	(2,355)	—

Cash flows from financing activities:
Proceeds from convertible notes	300,000	—
Shares issued for cash	3,994,211	—
Share issuance costs	(147,000)	—
Net cash provided by financing activities	4,147,211	—

Effect of foreign exchange on cash and cash equivalents	(26,012)	3,384

Change in cash during the period	3,131,641	—
Cash, beginning of period	99,311	70
Cash, end of period	$3,230,952	$70

Supplemental non-cash disclosures
Conversion of convertible notes into equity	$300,000	$—
Shares issued for consulting services	$1,503,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 — NATURE OF OPERATIONS

Nuclea Energy Inc. (formerly Raise AI Technologies Inc.) (the “Company”) was incorporated in the Province of British Columbia, Canada on August 24, 2023. A Certificate of Change of Name was filed on March 13, 2025 with the British Columbia Registrar, changing the name of the Company to Nuclea Energy Inc.

The Company is a Canadian-based advanced nuclear technology company developing the Morpheus Microreactor, a lead-cooled micro-modular reactor currently being designed in North America. As of December 31, 2025, the Company is in the development stage and is focused on engineering design activities, capital markets initiatives, and strategic transactions to support commercialization.

On April 7, 2025, the Company completed a stock split on the basis of 10 post-split common shares for each 1 pre-split common share. All current and comparative information related to the number of common shares, the weighted average number of common shares, loss per share, and stock options has been adjusted retrospectively to reflect this stock split.

Nuclea Energy USA Inc., a wholly owned subsidiary of the Company, was incorporated in the State of Delaware on October 8, 2025. The subsidiary was formed to support the Company’s planned regulatory engagement and future commercial activities in the United States.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) for interim financial information.

In the opinion of management, all adjustments, consisting of normal recurring adjustments and other adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations, stockholders’ equity, and cash flows for the interim periods presented, have been included.

These unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2025. The results of operations for the six months ended December 31, 2025 are not necessarily indicative of the results that may be expected for the full fiscal year ending June 30, 2026 or any future interim period.

The condensed consolidated balance sheet as of June 30, 2025 has been derived from the Company’s audited annual financial statements but does not include all of the information and footnotes required by U.S. GAAP for complete annual financial statements.

Principles of consolidation

The unaudited interim consolidated financial statements include the accounts of Nuclea Energy Inc. and its wholly owned subsidiary, Nuclea Energy USA Inc., in accordance with ASC 810, Consolidation.

Nuclea Energy USA Inc. was incorporated in the State of Delaware on October 8, 2025 and had no assets, liabilities, revenues, or expenses as of and for the six months ended December 31, 2025.

Certain legal formation costs relating to Nuclea Energy USA Inc. were incurred and paid by the parent company. These amounts were included in the parent company’s legal and professional fees and were not separately recorded in the subsidiary. Management considers the amount immaterial to the financial statements for the period presented.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Functional and Reporting Currency

The functional currency of an entity is the currency of the primary economic environment in which the entity operates. The Company’s functional currency is the Canadian dollar (“CAD”) as it was incorporated in and primarily operates in Canada. The determination of functional currency was made in accordance with Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters, issued by the Financial Accounting Standards Board (“FASB”).

The Company’s reporting currency is the U.S. dollar (“USD”). For the purpose of presenting the financial statements in USD, the assets and liabilities of the Company’s CAD operations are translated at the exchange rate prevailing at the reporting date. Revenues and expenses are translated at average exchange rates for the reporting period. Resulting translation adjustments are included in other comprehensive income (loss) as a separate component of stockholders’ equity under “cumulative translation adjustment”.

Share capital and additional paid-in capital are translated at historical exchange rates in effect at the dates of the underlying transactions.

All values presented are in USD unless otherwise denoted.

For the six months ended December 31, 2025, the Company used the following exchange rates:

•        CAD to USD rate at June 30, 2025: 0.7330

•        CAD to USD rate at December 31, 2025: 0.7296

•        CAD to USD average rate July 1, 2025 to December 31, 2025: 0.7217

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions are used for stock-based compensation, presented as consulting fees as of December 31, 2025. Actual results could differ from those estimates, and such difference may be material to the financial statements.

Cash

The Company considers cash to include currency on hand and other kinds of accounts that have the general characteristics of demand deposits in that the Company may deposit additional funds at any time and also effectively may withdraw funds at any time without prior notice or penalty. The Company had no cash equivalents as of December 31, 2025 and June 30, 2025.

Canadian bank deposits are insured by the Canada Deposit Insurance Corporation (“CDIC”), a Crown corporation of the Government of Canada, up to CAD $100,000 per insured category, per member institution.

As of December 31, 2025, substantially all of the Company’s cash was held in one Canadian financial institution. The Company’s cash balances exceeded insured limits as of December 31, 2025 and June 30, 2025. As of December 31, 2025, based on the Company’s total cash balance of CAD $4,428,388, the amount in excess of insured limits was CAD $4,328,388 (USD $3,157,992). The Company has not experienced any losses on its cash balances and management believes the related credit risk to be low.

As of December 31, 2025, $2,879,119 of the Company’s cash was denominated in U.S. dollars. As a result, the Company is exposed to foreign currency risk arising from its U.S. dollar-denominated cash balances.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company limits its exposure to credit loss by placing its cash with high-credit-quality financial institutions.

Intangible Assets

Intangible assets are recognized and measured in accordance with ASC 350, Intangibles — Goodwill and Other. Intangible assets acquired by the Company are initially recorded at cost. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Intangible assets determined to have indefinite useful lives are not amortized but are assessed for impairment at least annually, or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

To the extent valuation inputs are required in connection with the initial recognition or subsequent measurement of an intangible asset, the Company applies the fair value framework under ASC 820, Fair Value Measurement.

As of December 31, 2025, management had not identified any indicators of impairment related to this asset.

Equipment

Equipment is stated at historical cost less accumulated depreciation. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the statement of loss and comprehensive loss. Property and equipment are capitalized at cost when acquired and depreciated over their estimated useful lives. The Company has not established a minimum capitalization threshold; all tangible assets expected to provide benefit for more than one year are capitalized. Repairs and maintenance are expensed as incurred. Depreciation is charged over the estimated useful lives using the declining balance method as follows:

Computer equipment	55%

Convertible Notes

For convertible notes for which the fair value option is not elected, the Company evaluates the convertible notes for embedded features and bifurcates these features (such as conversion options and redemption options) from their host instruments and accounts for them as free standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounted for a convertible note (see Note 14), under the fair value option in accordance with ASC 825. The fair value option was elected at initial recognition and applies to the entire instrument. Accordingly, the convertible note is measured at fair value, with changes in fair value recognized in other income (expense), net in the consolidated statements of loss, except for the portion of the change attributable to instrument-specific credit risk, which is recognized in other comprehensive income (loss), if applicable. No loss was attributed to changes in credit risk for the period presented therefore net loss was equal to comprehensive loss. The fair value option election was made to align the accounting for the convertible note with the Company’s financial reporting objectives and reduce operational effort to account for embedded features that otherwise would require bifurcation as a separate unit of account. The Company evaluated the embedded conversion feature under ASC 815 and concluded that it does

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

not qualify for equity classification under ASC 815-40 due to variable settlement terms, including the “lesser of” conversion price and related provisions. As a result, the features would require liability classification. The fair value option election eliminates the need to separately account for the embedded features.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations.

For its derivative financial instruments, the Company utilizes the most appropriate valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Basic and diluted loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. For the periods presented, potentially dilutive instruments were excluded from the calculation of diluted loss per share as their effect would have been anti-dilutive.

Stock-based Compensation

The Company accounts for equity-based transactions with employees and non-employees under the provisions of FASB ASC Topic 718, Compensation — Stock Compensation (Topic 718), which establishes that equity-based payments to employees and non-employees are recorded at the grant date the fair value of the equity instruments the entity is obligated to issue when the employees and non-employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. Topic 718 also states that observable market prices of identical or similar equity or liability instruments in active markets are the best evidence of fair value and, if available, should be used as the basis for the measurement for equity and liability instruments awarded in these share-based payment transactions. However, if observable market prices of identical or similar equity or liability instruments are not available, the fair value shall be estimated by using a valuation technique or model that complies with the measurement objective, as described in FASB ASC Topic 718.

The Company has issued both stock options and Common Shares in exchange for services. For certain share-based awards where services are provided over a defined service period, the Company recognizes compensation expense on a straight-line basis over the requisite service period. To the extent services are expected to be received in future periods, the unamortized portion of the fair value is recorded as a prepaid asset and amortized over the service period. If an acceleration event occurs, any remaining unrecognized balance is recognized immediately.

For equity instruments issued for services that are fully vested upon issuance and where the related services have been rendered at or prior to the grant date, the Company recognizes the full fair value as expense on the grant date. No subsequent remeasurement is performed for equity-classified awards.

Stock-based compensation is presented within operating expenses in the condensed consolidated statements of loss and comprehensive loss.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Share-based compensation awards are measured at grant-date fair value in accordance with ASC 718 and are not subsequently remeasured. As such, these awards are not included in the recurring fair value hierarchy disclosure under ASC 820.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a three-level fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. In accordance with ASC 820, the Company has categorized the financial assets and liabilities based on the priority of the inputs to the valuation technique as set forth below. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Level 1 —	Financial instruments whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market which the Company has the ability to access at the measurement date.
Level 2 —

Financial instruments whose values are based on quoted market prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets.

Level 3 —

Financial instruments whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the instrument.

The Company’s financial instruments consist of cash, prepaid expenses, sales taxes receivable, accounts payable, and accrued liabilities, are carried at historical cost. As December 31, 2025 and June 30, 2025, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Equity Issuance Costs

Incremental and directly attributable costs incurred in connection with the issuance of Common Shares are recorded as a reduction of share capital. Such costs are not recognized as expenses in the condensed consolidated Statements of Loss and Comprehensive Loss.

Currency Risk

Foreign currency exchange rate risk is the risk that the fair value of financial instruments or future cash flows will fluctuate as a result of changes in foreign exchange rates.

The Company’s functional currency is the Canadian dollar. However, certain financing transactions and cash balances are denominated in U.S. dollars, while the majority of the Company’s operating expenditures and monetary liabilities, including accounts payable and accrued liabilities, are denominated in Canadian dollars. As a result, the Company is exposed to foreign currency risk arising primarily from fluctuations in the CAD to USD exchange rate.

As of December 31, 2025, the Company held significant U.S. dollar-denominated cash balances. Fluctuations in the CAD to USD exchange rate could have an adverse effect on the Company’s results. A 10% change in the CAD to USD exchange rate would change net loss and comprehensive loss by approximately $143,900.

The Company does not currently use derivative financial instruments to manage foreign currency risk and does not currently have plans to enter into foreign currency contracts to mitigate this risk, although it may do so in the future.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

ASC 280, Segment Reporting, requires disclosure of operating segments based on the manner in which management allocates resources and assesses performance. An operating segment is a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and for which discrete financial information is available and regularly reviewed by the chief operating decision maker.

Our Chief Executive Officer (“CEO”) is the chief operating decision maker who reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company currently operates in a single reportable operating segment, being the research and development of nuclear technology for clean energy solutions, as the chief operating decision maker reviews financial information on a consolidated basis to allocate resources and assess performance. For the six months ended December 31, 2025 and 2024, the Company operated primarily in one geographical area, Canada.

Income Taxes

The Company adopted ASC 740, Income Taxes, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025, and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Related Parties

The Company accounts for related party transactions in accordance with ASC 850, Related Party Disclosures. Related parties include key management personnel, directors, officers, and entities in which such individuals have a significant ownership interest or influence.

The Company identifies related parties based on an evaluation of ownership, management relationships, and other indicators of significant influence. Transactions with related parties are recorded at the amounts agreed upon between the parties.

The Company discloses the nature of related party relationships, a description of transactions, and any outstanding balances, including amounts due to or from related parties, in the accompanying financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities, and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the common shares held by non-affiliates equals or exceeds $250 million as of the prior September 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the common shares held by non- affiliates equals or exceeds $700 million as of the prior September 30.

Recently Adopted Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires the Company to disclose significant segment expenses and other segment items for each reportable segment. The standard is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this update should be applied on a prospective basis, and retrospective application is permitted. The Company adopted this guidance effective January 1, 2024 on a prospective basis.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires additional information in the income tax rate reconciliation and income taxes paid disclosures, including disaggregation by federal, state, and foreign taxes, with further disaggregation for significant individual jurisdictions. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 for the year ended June 30, 2026, and will apply the new disclosure requirements prospectively to the current annual period.

New Accounting Pronouncements Issued and Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (Topic 220), which requires enhanced disclosures regarding the nature and composition of certain expense categories presented in the statement of loss and comprehensive loss. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statement disclosures.

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 — GOING CONCERN

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Pursuant to the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 205-40, Presentation of Financial Statements — Going Concern, management is required to evaluate whether conditions or events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 3 — GOING CONCERN (cont.)

a going concern within one year after the date these financial statements are issued. If substantial doubt is raised, management must also consider whether its plans alleviate that substantial doubt. Management’s plans are only considered if it is probable that such plans will be effectively implemented within one year after the date these financial statements are issued and, when implemented, will mitigate the relevant conditions or events.

The Company is in the development stage and has not yet generated revenues from operations. For the six months ended December 31, 2025, the Company reported a net loss of $1,945,868 and had an accumulated deficit of $2,198,532 as of December 31, 2025. The Company’s activities have historically been financed primarily through equity issuances and convertible note financings. During the six months ended December 31, 2025, the Company completed financing activities that improved its liquidity position, and as of December 31, 2025, the Company had cash of $3,230,952. However, the Company continues to incur operating cash expenditures to maintain its operations and to support its development-stage activities, regulatory and strategic workstreams, and execution of its business plan.

The Company’s ability to continue as a going concern is dependent on its ability to obtain additional financing to support the continuation of its development-stage activities and broader business plan. As of the date of issuance of these financial statements, the Company did not have committed financing arrangements in place.

Accordingly, management concluded that these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued. Management may pursue additional financing, including through a potential initial public offering, private financing, or other strategic capital alternatives. However, because such plans are dependent on factors outside of the Company’s control and no binding financing arrangements were in place as of the date of issuance, management concluded that these plans do not alleviate the substantial doubt about the Company’s ability to continue as a going concern.

Accordingly, these financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 — PREPAID EXPENSES

Prepaid expenses consisted of the following:

	As of December 31, 2025	As of June 30, 2025
Options granted for consulting services (Note 8)	$81,287	$111,518
Shares issued for consulting services (Note 8)	743,164	380,786
Advance for consulting services in cash (Note 9)	—	24,848
Retainers	124,390	—
Office expenses	1,807	1,057
Prepaid expenses	$950,648	$518,209

Retainers

Retainers represent advance payments made to professional service providers for services to be performed in future periods and are recorded as prepaid assets until the services are rendered.

During the period of six months ended December 31, 2025, the Company paid retainers primarily related to audit services, IPO and capital markets advisory, legal services, and other consulting deposits, which are expensed as the related services are performed.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 5 — INTANGIBLE ASSETS

Intangible assets consist of direct costs associated with trademark application and registration activities.

During the six months ended December 31, 2025, the Company recognized $2,072 of costs incurred in connection with filing and prosecuting the NUCLEA ENERGY trademark application.

These costs relate to obtaining a legal right and have been capitalized in accordance with ASC 350. As of December 31, 2025, the trademark remains in the application stage and registration has not yet been obtained. Accordingly, the Company has not commenced amortization of this asset. Management will continue to evaluate the appropriate classification and useful life of the asset upon completion of the registration process and based on the nature of the legal rights ultimately obtained.

The Company will assess the carrying value of the trademark-related asset for impairment if events or changes in circumstances indicate that the asset may not be recoverable, including but not limited to unsuccessful prosecution, abandonment of the application, or changes in the Company’s intended use of the mark.

As of December 31, 2025, management did not identify any indicators of impairment.

NOTE 6 — EQUIPMENT

Equipment, net consisted of the following:

	As of December 31, 2025	As of June 30, 2025
Computer equipment	$1,866	$1,580
Less: accumulated depreciation	(751)	(425)
Equipment, net	$1,115	$1,155

During the six months ended December 31, 2025, the Company purchased additional computer equipment. Depreciation expense for the six months ended December 31, 2025 was $323 (six months ended December 31, 2024 – $Nil).

NOTE 7 — ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following:

	As of December 31, 2025	As of June 30, 2025
Accounts payable	$37,321	$4,612
Other accrued liabilities	22,095	2,895
Accounts payable and accrued liabilities	$59,416	$7,507
Accounts payable and accrued liabilities – related parties	35,670	180,694
Total accounts payable and accrued liabilities	$95,086	$188,201

Accounts payable consist primarily of trade payables related to professional services and operating expenses. Other accrued liabilities consist primarily of year-end accruals for audit fees, consulting fees, technical services, and other professional costs incurred in 2025 for which invoices were received subsequent to December 31, 2025.

Accounts payable and accrued liabilities — related parties consist of unpaid amounts due to directors, officers, and related parties of the Company arising in the ordinary course of management, professional, and advisory arrangements. These balances are non-interest bearing, unsecured, and due on demand.

The decrease in total accounts payable and accrued liabilities from June 30, 2025 to December 31, 2025 primarily reflects the settlement of outstanding balances with service providers and related parties that were accrued at the end of the prior fiscal year.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 8 — SHARE CAPITAL

Authorized Share Capital

The Company is authorized to issue an unlimited number of common voting shares without par value (“Common Shares”), with no special rights or restrictions attached.

Common Shares Issued

•        On August 24, 2023, the Company issued 30,000,000 Common Shares in connection with its incorporation at a price of CAD $0.000001 per share for gross proceeds of $22 (CAD $30).

•        On March 11, 2025, the Company repurchased 20,000,000 Common Shares at the original issuance price of CAD $0.000001 for total consideration of $15 (CAD $20) from former Directors who left the Company. The repurchased shares were retired and cancelled and the transaction was recorded as a reduction of shareholders’ equity in accordance with the Company’s accounting policies.

•        On March 13, 2025, the Company issued 12,222,220 Common Shares at the original issuance price of CAD $0.000001 for total of $9 (CAD $12).

•        On April 7, 2025, the Company completed a stock split based on 10 new post-consolidation common shares for every 1 pre-consolidation common share. All current and comparative references to the number of common shares, weighted average number of common shares, loss per share, and stock options reflect this stock split.

•        On April 8, 2025, the Company completed a Founders Round of financing by issuing 622,221 Common Shares at a price of $0.000001 CAD for gross proceeds of $0.50 (CAD $0.62).

•        On May 5, 2025, the Company issued 917,556 common shares, with a grant-date fair value of $412,900, to consultants in consideration for consultative and management advisory services related to capital markets, NASDAQ initiatives, and IPO readiness. The consulting arrangements commenced on May 5, 2025 (the “Effective Date”) and continue until the earlier of: (i) 24 months from the Effective Date, (ii) the closing of the Company’s initial public offering on the NASDAQ or NYSE, or (iii) earlier termination in accordance with the respective consulting agreements. The fair value of the shares issued for consulting services is being recognized as stock-based compensation expense on a straight-line basis over the initial 24-month service period. Upon the successful completion of the IPO, any remaining unrecognized compensation cost associated with these awards will be recognized immediately in earnings.

•        On May 10, 2025, the Company completed a Seed Round of financing by issuing 333,330 Common Shares at a price of $0.45 per share for gross proceeds of $150,000.

•        On August 26, 2025, the Company issued 3,340,000 Common Shares to consultants in exchange for advisory and capital markets support services. The shares were measured at fair value based on the most recent arm’s-length equity transactions prior to the issuance date, which were completed at $0.45 per share, for an aggregate fair value of $1,503,000. Because the related consulting services are to be performed over a defined service period, the Company recognizes the related consulting expense over the applicable service period. As of December 31, 2025, $1,037,397 had been recognized as consulting fee expense and the unamortized balance remained included in prepaid expenses.

On November 6, 2025, three convertible notes issued in September and October 2025 converted at $1.40 per share into an aggregate of 214,284 Common Shares (Note 14).

•        On November 7, 2025, the Company completed an equity financing and issued 2,853,008 Common Shares for cash at $1.40 per share for gross proceeds of $3,994,211. Incremental and directly attributable share issuance costs of $147,000, consisting primarily of brokerage commissions and legal fees, were recorded as a reduction of share capital.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 8 — SHARE CAPITAL (cont.)

Share-based compensation included in consulting fees

In accordance with ASC 718, the Company measures equity instruments issued for services at fair value on the grant date. Where the related consulting arrangements require ongoing services over a defined service period, the Company records the unamortized portion of the grant-date fair value as a prepaid asset and recognizes the related expense over the service period.

During the six months ended December 31, 2025, the Company recognized total consulting fee expense of $1,170,853 related to equity instruments issued for consulting and advisory services.

This amount consisted of the following:

•        $1,037,397 related to the amortization of the grant-date fair value of 3,340,000 Common Shares issued to consultants on August 26, 2025, recognized over the applicable service period, and

•        $133,456 related to amortization of prepaid share-based compensation associated with stock options and Common Shares granted on May 5, 2025, which was recognized as expense during the period with a corresponding reduction of prepaid expenses.

Although the full fair value of $1,503,000 associated with the August 26, 2025 Common Share issuance was recorded as an increase to share capital, only the portion attributable to services rendered through December 31, 2025 has been recognized as consulting fee expense. The remaining unamortized balance has been recorded as prepaid expenses and will be recognized over the remainder of the service period.

The $133,456 amortization recognized during the six months ended December 31, 2025 consisted of:

•        $30,231 related to stock options granted for consulting services, and

•        $103,225 related to Common Shares issued for consulting services.

The unamortized portion of these prior-year consulting arrangements remains included in prepaid expenses as of December 31, 2025. See Note 4.

Share Options

Common Share Options

During the year ended June 30, 2025, the Company granted 355,555 stock options to a consultant in connection with advisory services. The Board of Directors reviewed and approved the specific terms of the option grant. The stock option plan under which these grants were made has not yet been formally finalized. However, each award was approved by the Board with defined terms and conditions. Management believes that the absence of a formally adopted plan does not impact the accounting for the awards under ASC 718.

Compensation expense for share-based payment awards has been recognized in accordance with ASC 718, based on the grant-date fair value of the awards and the approved terms and conditions.

The options vested immediately upon grant and are exercisable immediately; however, the related compensation cost is recognized over the applicable service period, as the options were granted in exchange for services to be provided over time under the related consulting arrangement.

During the six months ended December 31, 2025, the Company recognized $30,231 of amortization related to the May 5, 2025 option grant, with the offset recorded as a reduction of prepaid expenses.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 8 — SHARE CAPITAL (cont.)

During the year ended June 30, 2025, the fair value of the options granted was estimated on the grant date using the Black-Scholes option-pricing model. The fair value was measured at the grant date of May 5, 2025. Accordingly, the valuation assumptions are based on conditions existing as of that date.

Common share option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance, June 30, 2024	—	$—	—
Granted	355,555	0.45	2.85
Exercised	—	—	—
Cancelled	—	—	—
Balance, June 30, 2025	355,555	$0.45	2.85
Options exercisable, June 30, 2025	355,555	$0.45	2.85
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	—	—
Balance, December 31, 2025	355,555	$0.45	2.35
Options exercisable, December 31, 2025	355,555	$0.45	2.35

A summary of the Common Share options outstanding at December 31, 2025, is as follows:

Options Outstanding	Options Exercisable	Exercise Price	Expiry Date
355,555	355,555	$0.45	May 5, 2028

NOTE 9 — RELATED PARTY TRANSACTIONS AND BALANCES

Related parties include directors, officers, key management personnel, significant shareholders, and entities controlled by, or subject to significant influence by, such individuals. Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company, directly or indirectly.

The related party transactions during the period primarily relate to management, consulting, professional, and advisory services provided by directors, officers, founders, and related entities in support of the Company’s operational, strategic, capital markets, and corporate development activities.

Management fees relate primarily to executive and management services provided by key management personnel. Professional fees relate primarily to consulting, advisory, and strategic support services provided by related parties.

As of December 31, 2025 and June 30, 2025, amounts of $35,670 and $180,694, respectively, were owing to directors, officers, and related parties of the Company and have been included in accounts payable and accrued liabilities. These balances are non-interest bearing, unsecured, and due on demand. The decrease from June 30, 2025 to December 31, 2025 primarily reflects the partial settlement of balances outstanding at the end of the prior fiscal year. The remaining balance as of December 31, 2025 relates to unpaid amounts arising in the ordinary course of management, professional, and advisory arrangements.

The Company considers that transactions with related parties are carried out on terms consistent with those that would be entered into with independent third parties, having regard to the nature of the services provided.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 9 — RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

During the six months ended December 31, 2025 and 2024, the Company incurred the following transactions with related parties:

	For the six months ended December 31, 2025	For the six months ended December 31, 2024
Management fees	$63,787	$45,631
Professional fees	43,661	38,026
Total related party transactions	$107,448	$83,657

NOTE 10 — CAPITAL DISCLOSURE AND MANAGEMENT

The Company defines its capital as all components of stockholders’ equity. The Company’s objective when managing capital is to maintain sufficient financial flexibility to continue as a going concern, to fund ongoing research and development activities, and to support its capital markets initiatives, including a potential public offering.

The Company manages its capital structure through the issuance of common shares and other equity instruments, including share-based compensation arrangements. During the six months ended December 31, 2025, the Company strengthened its capital base through the completion of an equity financing that generated gross proceeds of $3,994,211, as well as through the conversion of $300,000 of non-interest-bearing convertible notes into common shares.

The Company monitors its capital resources primarily through cash flow forecasting and liquidity analysis. The Company does not utilize formal quantitative capital management ratios and is not subject to externally imposed capital requirements.

NOTE 11 — LIQUIDITY RISK

Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company is in the development stage and has not yet generated revenues from operations.

As of December 31, 2025, the Company had cash of $3,230,952 and current liabilities consisting primarily of accounts payable and accrued liabilities, including related party balances. The Company’s liquidity position improved during the six months ended December 31, 2025 as a result of completed financing activities. However, the Company continues to incur operating cash expenditures to support its development-stage activities, regulatory and strategic workstreams, and execution of its business plan.

The Company manages its liquidity risk by preparing cash flow forecasts, monitoring actual and projected cash requirements, and reviewing the timing and nature of operating, investing, and financing activities. Management and the Board of Directors are actively involved in the review, planning, and approval of significant expenditures and commitments.

The Company’s ability to continue funding its operations and development activities is dependent on its available cash resources and its ability to obtain additional financing. As of the date of issuance of these financial statements, the Company did not have committed financing arrangements in place. Accordingly, management considered these matters in its going concern assessment. Refer to Note 3 - Going Concern.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 11 — LIQUIDITY RISK (cont.)

Contractual undiscounted cash flow requirements for financial liabilities as of December 31, 2025 are as follows:

	≤1 Year	>1 Year	Total
Accounts payable and accrued liabilities	$95,086	$—	$95,086
	$95,086	$—	$95,086

Contractual undiscounted cash flow requirements for financial liabilities as of June 30, 2025, are as follows:

	≤1 Year	>1 Year	Total
Accounts payable and accrued liabilities	$188,201	$—	$188,201
	$188,201	$—	$188,201

NOTE 12 — NET LOSS PER SHARE

Net loss per common share has been computed on the basis of the weighted-average number of common shares outstanding during the six months ended December 31, 2025 and December 31, 2024. Since the Company was in a loss position for both periods presented, basic and diluted net loss per share are the same.

The following table sets forth the computation of (loss) earnings per share:

	For the six months ended December 31, 2025	For the six months ended December 31, 2024
Numerator
Net loss – basic and diluted	$(1,945,868)	$(83,657)

Denominator
Weighted average shares used to compute net loss per share, basic and diluted	27,352,329	30,000,000
Net loss per share – basic and diluted	$(0.071)	$(0.003)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

	For the six months ended December 31, 2025	For the six months ended December 31, 2024
Common Share options	355,555	—
Total anti-dilutive options	355,555	—

NOTE 13 — COMMITMENTS AND CONTINGENCIES

The Company is engaged in the normal course of business in arrangements with service providers, including consulting, legal, and advisory agreements, which may include ongoing service commitments.

During the six months ended December 31, 2025, the Company entered into an exclusivity agreement, dated December 17, 2025, to acquire certain assets of Moltex Energy Limited (in administration) for a purchase price of £6,183,793 (equivalent to CAD $11,500,000) (the “Moltex Acquisition”). In consideration for the exclusivity rights, the Company paid a non-refundable exclusivity fee of £268,861 (equivalent to CAD $500,000).

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 13 — COMMITMENTS AND CONTINGENCIES (cont.)

Under the terms of the agreement, Moltex Energy Limited (acting through its joint administrators) agreed to cease all third-party negotiations and to negotiate exclusively with the Company. The Company committed to use reasonable endeavors to complete due diligence and to finalize a definitive agreement prior to the expiry of the exclusivity period. The Company may also be required to provide additional funding to support the business and assets during the exclusivity period, if requested by the joint administrators.

During the six months ended December 31, 2025, the Company recognized $363,608 (CAD $500,000) of strategic transaction costs related primarily to the non-refundable exclusivity fee and related advisory and legal costs incurred in connection with this contemplated transaction. As no definitive sale and purchase agreement had been executed as of December 31, 2025 and no identifiable intangible asset had been acquired or controlled by the Company as of that date, such amounts were expensed as incurred.

In December 2025, the Company entered into a research collaboration agreement with Ontario Tech University with a total contractual value of CAD 42,000. Under the terms of the agreement, CAD 21,000 was payable upon execution of the agreement and the remaining CAD 21,000 is payable upon completion of the project.

As of December 31, 2025, CAD 21,000 (USD equivalent) had been accrued in accounts payable and accrued liabilities, and the remaining CAD 21,000 represents a contractual commitment of the Company.

The Company is not currently subject to any material legal proceedings, claims, or contingencies that, in the opinion of management, would require recognition or disclosure under U.S. GAAP.

NOTE 14 — CONVERTIBLE DEBT

On September 29, 2025 and October 2, 2025, the Company issued two unsecured convertible promissory notes in the principal amount of $100,000 per note, bearing no interest. The notes convert automatically into common shares of the Company upon the closing of a Qualified Financing at a fixed price of $1.40 per share. Notwithstanding the foregoing, if the Company raises aggregate proceeds of $3,000,000 or more through a Qualified Financing within 90 days of the note date, the Company is required to repay the outstanding principal in full in lieu of conversion. The Company has assessed the convertible notes under ASC Topic 815, Subtopic 815-15, and has identified the conversion option and the contingent mandatory repayment provision as potential embedded features requiring evaluation. The conversion feature was evaluated under ASC 815-40, and it was determined that it met equity classification. The mandatory repayment provision was further determined to be clearly and closely related to the debt host and does not require separate recognition. Accordingly, the convertible notes are recorded as a debt obligation at its face value of $100,000, with no separately recognised embedded derivative.

On September 30, 2025, the Company issued an unsecured convertible promissory note in the principal amount of US$100,000 (the “Third Note”), bearing no interest. The Third Note converts automatically into common shares of the Company upon the closing of a Qualified Financing at a price per share equal to the lesser of (i) US$1.40 or (ii) the per-share price paid by cash investors in the Qualified Financing. In addition, if the Qualified Financing includes price-based anti-dilution protection or warrant coverage for cash investors, the holder of the Third Note is entitled to receive equivalent protection or warrant coverage on the same terms. Notwithstanding the foregoing, if the Company raises aggregate proceeds of US$3,000,000 or more through a Qualified Financing within 90 days of the note date, the Company is required to repay the outstanding principal in full in lieu of conversion. The Company evaluated the embedded features, under ASC 815, and concluded that they do not qualify for equity classification under ASC 815-40 due to variable settlement terms, including the “lesser of” conversion price and anti-dilution and warrant coverage provisions. As a result, the features would require liability classification. The Company elected to account for the Third Note at fair value under the allowable fair value option election, as the fair value option election eliminates the need to separately account for the embedded features. As such, the Company initially recognized the Third Note at its fair value and will subsequently measure the note at fair value with changes in fair value recorded in current period earnings.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 14 — CONVERTIBLE DEBT (cont.)

The third convertible note was classified within Level 3 of the fair value hierarchy at the initial measurement date, due to the use of unobservable inputs. The key inputs into the closed form model used, were as follows at issuance.

September 28, 2025 (issuance)
Risk-free interest rate	4.15%
Expected term (years)	0.1
Stock price	$1.40
Volatility	40%
Discount rate	25%
Probability of qualified financing	100%

On issuance the Third Note, it was valued at $103,000 and on conversion, November 6, 2025, the fair value of the note was $100,000. The change in fair value had no financial impact on the Consolidated Statement of Loss for the six months ended December 31, 2025. Upon conversion, the carrying amount of the notes were reclassified from liabilities to equity.

NOTE 15 — SUBSEQUENT EVENTS

The Company evaluated subsequent events through April 10, 2026, the date these financial statements were available to be issued, in accordance with ASC 855, Subsequent Events.

Proposed Moltex Transaction

As of December 31, 2025, the Company had not completed the contemplated acquisition of certain assets of Moltex Energy Ltd., and no definitive sale and purchase agreement had been executed.

Subsequent to December 31, 2025, the Company continued its due diligence review and negotiations in respect of the contemplated transaction. On March 31, 2026, the Company entered into an extension agreement in respect of the exclusivity arrangements originally granted under the December 17, 2025 exclusivity agreement. The extension provided for continuation of the exclusivity period to May 8, 2026 and for a non-refundable extension fee of approximately GBP 110,000, which was paid on March 31, 2026.

As of the date these financial statements were available to be issued, no definitive sale and purchase agreement had been executed, and the contemplated transaction had not been completed. The final structure, timing, accounting treatment, and completion of the contemplated transaction remain subject to ongoing negotiations, regulatory review, and execution of definitive agreements. Management’s preliminary conclusion that the contemplated transaction would not constitute the acquisition of a business remains subject to change based on the final transaction structure and the assets and obligations, if any, ultimately acquired.

As of the date these financial statements were available to be issued, management had not recognized any liability in respect of possible future funding obligations under the exclusivity extension arrangements, as no such obligation had been triggered or become probable and estimable.

No adjustment has been recorded in the accompanying financial statements in respect of these post-period developments.

Shares Issued to Consultants — January 2026

On January 26, 2026, the Company issued 3,250,000 Common Shares to consultants in connection with advisory and capital markets support services. The shares were issued at a fair value of $1.40 per share, consistent with the most recent arm’s-length private placement transaction completed in November 2025. The aggregate fair value of the shares issued was approximately $4,550,000.

NUCLEA ENERGY INC.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 15 — SUBSEQUENT EVENTS (cont.)

As the issuance occurred after December 31, 2025, no amounts related to these shares have been recognized in the accompanying financial statements.

The issuance increased the number of issued and outstanding Common Shares and, upon recognition, would increase share capital and stockholders’ equity. Because the shares were issued as non-cash consideration for services, the transaction did not provide cash proceeds to the Company and therefore did not improve the Company’s liquidity position.

Lease Agreement — January 2026

On January 19, 2026, the Company entered into a binding agreement to lease industrial and office premises located at 2425 Skymark Avenue, Mississauga, Ontario. The leased premises comprise approximately 5,166 rentable square feet and are intended to support the Company’s research, development, testing, fabrication, and related office and engineering activities.

The lease term is three years, commencing on March 1, 2026 and expiring on February 28, 2029. Annual base rent is payable at rates ranging from $17.50 to $18.84 per square foot over the term, plus additional rent, utilities, and applicable taxes. The agreement also provides for a three-month basic rent-free period at the beginning of the term, during which the Company remains responsible for additional rent and other amounts payable under the lease.

In connection with the lease, the Company is required to provide a security deposit of $13,633 and prepaid rent of $27,266 in accordance with the lease terms. As the lease was entered into after December 31, 2025, no amounts related to this arrangement have been recognized in the accompanying financial statements. The Company will assess the accounting impact of this lease, including recognition under ASC 842, in the period commencing after the lease start date.

Ontario Tech Agreement

In January 2026, the Company received an invoice for CAD 21,000 representing the first installment due under the Ontario Tech University research collaboration agreement described in Note 13. The Company paid this amount on January 20, 2026. As this obligation arose upon execution of the agreement in December 2025, the related amount had been accrued in accounts payable and accrued liabilities as of December 31, 2025.

Nuclea Energy Canada Inc.

On February 12, 2026, the Company incorporated a wholly owned subsidiary in British Columbia under the name 1577533 B.C. LTD. On February 26, 2026, the subsidiary changed its name to Nuclea Energy Canada Inc. As the subsidiary was incorporated after December 31, 2025, no amounts related to this entity have been recognized in the accompanying financial statements.

Management has determined that no other material subsequent events occurred that require adjustment to or disclosure in these financial statements.

Regulatory Engagement Plan

In January 2026, the Company entered into a consulting arrangement with NUMARK Associates, Inc. to support the preparation of a Regulatory Engagement Plan (“REP”) for the Company’s engagement with the U.S. Nuclear Regulatory Commission in respect of its Morpheus microreactor design. The consulting arrangement was executed on January 22, 2026 and provides for fixed-fee services of $59,375. The REP is intended to support the Company’s anticipated pre-application regulatory activities with the NRC. As this arrangement was entered into after December 31, 2025, no amounts related to this engagement have been recognized in the accompanying financial statements.

5,555,556 Common Shares

NUCLEA ENERGY INC.

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PROSPECTUS

____________________________

Joseph Gunnar & Co., LLC

[    ] , 2026

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS — SUBJECT TO COMPLETION, DATED APRIL 10, 2026

2,817,294 Common Shares

NUCLEA ENERGY INC.

This prospectus relates to 2,817,294 Common Shares that may be sold from time to time by the Selling Shareholders named in this prospectus.

Currently, there is no public market for our Common Shares. We intend to apply to list our Common Shares on the NYSE under the symbol “NCLA” in connection with an initial public offering of our Common Shares. We believe that upon the completion of the initial public offering, we will meet the standards for listing, and the closing of the initial public offering is contingent upon such listing. Since there is currently no public market established for our Common Shares, the Selling Shareholders will sell at the price at which we sell shares in our initial public offering pursuant to the registration statement of which this prospectus forms a part, which is expected to be between $8.00 and $10.00 per share. Once, and if, our Common Shares are listed on the NYSE and there is an established market for our Common Shares, the Selling Shareholders may sell their shares from time to time at the market price prevailing on the NYSE at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. See “Plan of Distribution” for a more complete description of the ways in which the Common Shares may be sold. We will not receive any proceeds from the sales of outstanding Common Shares by the Selling Shareholders.

As of the date of this prospectus, each of Mr. Sagar Sanghera, our President and Chairman of the Board, and Mr. Vinayak Ashok Gunda, beneficially owns an aggregate of approximately 29.6% of our Common Shares and each is expected to own approximately 25.4% our Common Shares upon the completion of this offering assuming no exercise of the Underwriter’s over-allotment option. Due to his ownership of a material percentage of our outstanding Common Shares, Mr. Sanghera and/or Mr. Gunda could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. In addition, if Mr. Sanghera and Mr. Gunda act together, they will control the management and affairs of the company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

Investing in the Shares involves risks. See section titled “Risk Factors” of this prospectus.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer’” of the Primary Offering Prospectus for additional information.

Investing in our Common Shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our Common Shares under the heading “Risk Factors” beginning on page 16 of the Primary Offering Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

The date of this prospectus is         , 2026

The Offering

Shares offered by the Selling Shareholders:	This prospectus relates to 2,817,294 Common Shares that may be sold from time to time by the Selling Shareholders named in this prospectus.
Shares outstanding(1):	39,308,175 Common Shares (or 40,141,508 Common Shares if the underwriters in the initial public offering exercise the over-allotment option in full).
Use of proceeds:	We will not receive any proceeds from the sales of outstanding Common Shares by the Selling Shareholders.
Risk factors:

Investing in our Common Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 16 of the Primary Offering Prospectus.

Trading market and symbol:	We intend to apply to list our Common Shares on the NYSE under the symbol “NCLA.” The closing of our initial public offering is contingent upon such listing.

____________

(1)      The number of Common Shares outstanding assumes the issuance by us of Common Shares in the initial public offering.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Shares by the Selling Shareholders.

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SELLING SHAREHOLDERS

The Common Shares being offered by the Selling Shareholders are those restricted shares previously issued to the Selling Shareholders. We are registering the shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. No Selling Shareholder is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the Selling Shareholders and other information regarding the ownership of the Common Shares by each of the Selling Shareholders. The second column lists the number of Common Shares owned by each Selling Shareholder. The third column lists the Common Shares being offered by this prospectus by the Selling Shareholders. The fourth column assumes the sale of all of the Common Shares offered by the Selling Shareholders pursuant to this prospectus. None of the Selling Shareholders has held any position or office, or had any other material relationship, with the Company or any of its predecessors or affiliates.

Certain of the Selling Shareholders acquired their Common Shares on November 7, 2025, in connection with a Company financing round in which it issued 2,853,008 Common Shares at US$1.40 per share for gross proceeds of approximately US$4,000,000 to a number of unaffiliated non-US and US accredited investors.

The Selling Shareholders may sell all, some or none of their shares in this offering. Each Selling Shareholder has executed a lock-up agreement with the Company. See “Plan of Distribution.” No Selling Shareholder currently owns 5% or more of the outstanding Common Shares.

Name of Selling Shareholder	Common Shares Beneficially Owned Prior to this Offering	Number of Shares Being Offered	Common Shares Beneficially Owned After this Offering
			Shares	Percent(1)
AAT SERVICES LTD.	10,714	10,714	0	0%
ANDROS CAPITAL CORP.	35,721	35,721	0	0%
ARSTREND OU	35,714	35,714	0	0%
AZINCOURT ENERGY CORP	35,714	35,714	0	0%
DARRYL CARDEY	35,714	35,714	0	0%
FUNICULAR FUNDS, LP	214,286	214,286	0	0%
GB CAPITAL LTD.	17,857	17,857	0	0%
MATTHEW HAMILTON	42,857	42,857	0	0%
OLEKSANDR HAVRYLOV	25,000	25,000	0	0%
HAYWOOD SECURITIES INC.	299,285	299,285	0	0%
LAURENS HOUTMAN	71,429	71,429	0	0%
JUNEAU EXPLORATION COMPANY	357,143	357,143	0	0%
NISHAL KUMAR	21,429	21,429	0	0%
DAVID LAZAR	71,429	71,429	0	0%
ROMAN LUBAVIN	71,429	71,429	0	0%
MGK CONSULTING INC.	7,143	7,143	0	0%
TAYLOR MOFFATT	71,429	71,429	0	0%
MIKHAIL MUYINGO	35,714	35,714	0	0%
JOHN NASH	714,286	714,286	0	0%
NORTHSTRIVE COMPANIES INC.	35,714	35,714	0	0%
OPTIMA HOLDINGS CORP.	18,000	18,000	0	0%
KYLE PERMUT	71,429	71,429	0	0%
PMGC CAPITAL LLC	89,286	89,286	0	0%
JULIAS QUASHIE	25,000	25,000	0	0%
ALAN REYF	71,429	71,429	0	0%
RTHT LLC	35,714	35,714	0	0%
RUTH CONSULTING UG	7,143	7,143	0	0%
S2S TRADING LLC	71,429	71,429	0	0%
VENTUM FINANCIAL CORP.	217,857	217,857	0	0%
TOTAL	2,817,294	2,817,294	0	0%

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(1)      Applicable percentage ownership after this offering is based on Common Shares outstanding after the initial public offering. As noted above, for purposes of computing percentage ownership after this offering, we have assumed that all Common Shares offered by the Selling Shareholders will be sold in this offering.

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PLAN OF DISTRIBUTION

There is currently no public market established for our Common Shares. The Selling Shareholders will sell at the price at which we sell shares in our initial public offering pursuant to the registration statement of which this prospectus forms a part, which is expected to be between $8.00 and $10.00 per share. Once, and if, our Common Shares are listed on the NYSE and there is an established market for our Common Shares, the Selling Shareholders may sell their shares from time to time at the market price prevailing on the NYSE at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. A Selling Shareholder may use any one or more of the following methods when selling the Common Shares:

*       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

*       block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

*       an exchange distribution in accordance with the rules of the applicable exchange;

*       privately negotiated transactions;

*       settlement of short sales;

*       in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

*       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

*       a combination of any such methods of sale; or

*       any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. Each Selling Shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Shareholders, but excluding brokerage commissions or underwriter discounts.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing

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of purchases and sales of any of the shares by, the Selling Shareholders or any other such person. In the event that any of the Selling Shareholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the Selling Shareholders will not be permitted to engage in short sales of common shares. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Shareholders will not be permitted to engage in a short sale of our shares. All of these limitations may affect the marketability of the shares.

If a Selling Shareholder notifies us that it has a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Shareholder and the broker-dealer.

Lock-Up Agreements

Company Lock-Up.    We agreed that for a period of 180 days after the closing of this offering (the “Lock-Up Period”) we will not, without the prior written consent of the representative and subject to certain exceptions, directly or indirectly:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, whether now owned or hereafter acquired by the Company or with respect to which the Company has or hereafter acquires the power of disposition, except that the Company may grant awards under its equity incentive plan in the ordinary course of business as long as the Company does not file a Form S-8 or other registration statement covering Common Shares underlying the awards or otherwise issues as awards during the Lock-up Period;

•        file or caused to be filed any registration statement with the Securities and Exchange Commission related to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares;

•        complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank;

•        file or caused to be filed any registration statement with SEC relating to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares;

•        complete any offering of debt securities, other than entering into a line of credit with a traditional bank;

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Common Shares, whether any such transaction, including the transactions described in the preceding bullet points, is to be settled by delivery of Common Shares or such other securities, in cash or otherwise;

•        make any demand for or exercise any right with respect to the registration of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares; or

•        publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares.

Shareholder Lock-Up.    Each of our directors, executive officers and 10%+ shareholders, who hold an aggregate of 22,222,220 Common Shares, is expected, prior to the closing of this Offering, to sign a lock-up agreement for a duration of 180 days. These lock-up agreements will have no leak-out provisions. Holders of between 3% and 10% of our Common Shares, who hold an aggregate of 6,074,459 Common Shares, are expected, prior to the closing of this Offering, to sign lock up agreements, also for a duration of 180 days. The lock-up agreements which are to be signed by these shareholders contain leak-out provisions which are described in the section “Underwriting — Lock Up Agreements”. Lastly, our Selling Shareholders, who hold an aggregate of 2,817,294 Common Shares, have already signed lock-up agreements as part of their initial subscription. These agreements lock-up their shares for a period of 180 days, with leak-out provisions, as described in the section “Underwriting — Lock Up Agreements”. In aggregate holders of 31,113,973 of our Common Shares have entered into, or are expected to enter into, lock-up agreements, of which holders of 8,891,753 of our Common Shares have leak-out provisions.

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Shareholder Lock-Up Leak-Out Provisions.    Pursuant to such agreements with our 3% to 10% shareholders and with the Selling Shareholders (but not with our officers and directors and 10% shareholders), we have agreed that if during the Lock-Up Period (i) the high bid price per Common Share exceeds $7.50 for ten (10) consecutive trading days, with at least 100,000 Common Shares traded on each such trading day, such shareholder may sell an aggregate of 33% of its Common Shares, subject to a maximum sale on any trading day of 3% of the daily volume; (ii) the high bid price per Common Share exceeds $10.00 for ten (10) consecutive trading days, with at least 300,000 Common Shares traded on each such trading day, such shareholder may sell an aggregate of 66% of its Common Shares, subject to a maximum sale on any trading day of 3% of the daily volume; and (iii) the high bid price per Company Share exceeds $15.00 for ten (10) consecutive trading days, with at least 500,000 Common Shares traded on each such trading day, such shareholder may sell all of its Common Shares, subject to a maximum sale on any trading day of 3% of the daily volume.

These lock-up parties have agreed that for the Lock-Up Period without the prior written consent of the representative and subject to certain exceptions, they will not directly or indirectly:

•        offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, whether now owned or hereafter acquired by the shareholder or with respect to which the shareholder has or hereafter acquires the power of disposition, except that the Company may grant awards under its equity incentive plan in the ordinary course of business as long as the Company does not file a Form S-8 or other registration statement covering Common Shares underlying the awards or otherwise issues as awards during the Lock-up Period;

•        file or caused to be filed any registration statement with the Securities and Exchange Commission related to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares;

•        complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank;

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, whether any such transaction, including the transactions described in the preceding bullet points, is to be settled by delivery of Common Shares or such other securities, in cash or otherwise;

•        make any demand for or exercise any right with respect to the registration of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares; or

•        publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares.

In addition, during the Lock-Up Period, the lock-up parties may not transfer securities subject to their respective lock-up agreements unless permitted to do so under the terms thereof. The lock-up parties may transfer their securities as follows:

(a)     transactions relating to lock-up securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 13 or Section 16(a) of the Exchange Act, or other public announcement shall be required or shall be voluntarily made during the Lock-Up Period in connection with subsequent sales of lock-up securities acquired in such open market transactions;

(b)    transfers of lock-up securities (i) as a bona fide gift, or for bona fide estate planning purposes, (ii) to an immediate family member (as defined below) or to any trust for the direct or indirect benefit of the lock-up party or his or her immediate family member, or (iii) by will or intestacy or to a family member or trust for the benefit of the lock-up party or a family member (for purposes of the lock-up agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin);

(c)     transfers of lock-up securities to a charity or educational institution;

(d)    if the lock-up party, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of lock-up securities to any shareholder, partner or member of, or owner of similar equity interests in, the lock-up party, as the case may be;

(e)     if the lock-up party is a corporation, partnership, limited liability company, trust, or other business entity, transfers or distributions of lock-up securities to current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates, including such entities under common control, (within the meaning of Rule 405 under the Securities Act) of the lock-up party or to the estates of any of the foregoing;

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(f)     the transfer of lock-up securities that occurs by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, settlement agreement or other court order;

(g)    any transfer of lock-up securities to the Company pursuant to arrangements under which the Company has the option to repurchase such shares or a right of first refusal with respect to transfers of such shares or in connection with the death, disability or termination of employment or service;

(h)    the sale by the Company (on behalf of the lock-up party) of up to such number of lock-up securities solely necessary to raise funds to satisfy the Company’s income and payroll tax withholding obligations in connection with the vesting, exercise or settlement of restricted stock units held by the lock-up party that are outstanding as of the date of such lock-up agreement; provided that if the lock-up party is required to file a report under Section 16(a) of the Exchange Act during the Lock-Up Period, such lock-up party shall include a statement in any such report to the effect that such transfer was solely pursuant to the circumstances described in this clause;

(i)     no other Common Shares were sold and that the lock-up party’s securities are subject to a lock-up agreement with the Underwriters;

(j)     pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined in the lock-up agreements); or

(k)    transfers of Lock-Up Securities to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (b), (c), (d), (e) and (g) above; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c), (d), (e) and (j), it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of the lock-up agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party thereto; (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and will agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period; (iii) in the case of any transfer pursuant to the foregoing clauses (e), (f) or (g), it will be a condition to any such transfer that no public filing, report or announcement will be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of lock-up securities in connection with such transfer or distribution will be legally required during the Lock-Up Period, such filing, report or announcement will clearly indicate in the footnotes thereto the nature and conditions of such transfer; and (iv) the lock-up party notifies the Underwriters at least two (2) business days prior to the proposed transfer or disposition.

The foregoing restrictions will not apply to (i) the exercise or vesting of stock options or other equity awards granted pursuant to the Company’s equity incentive plans; provided that it will apply to any of the lock-up party’s Common Shares issued upon such exercise, (ii) the conversion or exercise of convertible debt or warrants; provided that it will apply to any of the lock-up party’s Common Shares issued upon such exercise, or (iii) the establishment of any new plan (a “New Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the lock-up party’s securities will be made pursuant to a New Plan prior to the expiration of the Lock-Up Period (as such may have been extended pursuant to the terms of the lock-up agreement), and such New Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the lock-up party, the Company or any other person, will be required, and no such announcement or filing is made voluntarily, by the lock-up party, the Company or any other person, prior to the expiration of the Lock-Up Period (as such may have been extended).

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LEGAL MATTERS

The validity of the Shares offered by the Selling Shareholders and certain other legal matters as to the laws of the Province of British Columbia and the federal laws of Canada will be passed upon for us by Oakridge Law LLP, our Canadian counsel. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Loeb & Loeb LLP, New York, New York.

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2,817,294 Common Shares

TO BE SOLD BY THE SELLING SHAREHOLDERS

NUCLEA ENERGY INC.

PRELIMINARY PROSPECTUS

________, 2025

Until [*], 2026 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Section 160 of the BCBCA authorizes companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) unless such individual did not act honestly and in good faith with a view to the best interests of the company and, in the case of a proceeding other than a civil proceeding, if such individual did not have reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.

Our Articles provide that each director of the registrant shall be (and each officer may be) indemnified out of the assets of the registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trust subject to the limitations contained in the BCBCA, including where such individual failed to act honestly and in good faith with a view to the best interests of the company.

Our Articles also permit us to purchase and maintain insurance for the benefit of any person who is or was a director, officer, employee or agent of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Unless otherwise indicated, all share numbers and per-share prices disclosed in this section are presented on a post-stock-split basis, reflecting the Company’s 10-for-1 stock split effected on April 7, 2025.

Set forth below is information regarding Common Shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

The Company was incorporated on August 24, 2023 under the laws of British Columbia, Canada, under the name Raise AI Technologies.

On August 24, 2023, in connection with incorporation, the Company issued 30,000,000 Common Shares at CAD$0.000001 per share for gross proceeds of US$22 (CAD$30) to founders and initial shareholders.

On March 11, 2025, the Company repurchased 20,000,000 Common Shares at the original issuance price of CAD $0.000001 for total consideration of $15 (CAD $20) from former Directors who left the Company. The repurchased shares were retired and cancelled, and the transaction was recorded as a reduction of shareholders’ equity in accordance with the Company’s accounting policies.

On March 13, 2025, the Company issued 12,222,220 Common Shares at the original issuance price of CAD$0.000001 per share for total proceeds of US$9 (CAD$12).

On April 7, 2025, the Company effected a 10-for-1 stock split of its common shares.

On April 8, 2025, the Company completed a founders financing round and issued 622,221 Common Shares at CAD$0.000001 per share for gross proceeds of approximately US$0.50 (CAD$0.62).

On May 5, 2025, the Company issued 917,556 Common Shares to non-US consultants as consideration for capital markets, NASDAQ initiatives, and IPO readiness services. The grant date fair value of the shares was approximately US$412,900. The consulting arrangements commenced on May 5, 2025 and continue until the earlier of (i) 24 months from the effective date, (ii) the closing of the Company’s initial public offering on NASDAQ or NYSE, or (iii) earlier termination pursuant to the consulting agreements to a number of unaffiliated non-US investors.

On May 10, 2025, the Company completed a seed financing round and issued 333,330 Common Shares at US$0.45 per share for gross proceeds of US$150,000.

On August 26, 2025, the Company approved the issuance of up to 3,340,000 Common Shares to consultants engaged to provide capital markets advisory services in connection with the Company’s IPO preparation.

On September 29, 2025, the Company issued a non-interest bearing convertible note for US$100,000 to an unaffiliated non-US investor, which automatically converted into 71,428 Common Shares on November 6, 2025, immediately prior to the closing of the November 7, 2025 financing.

On September 30, 2025, the Company issued a non-interest bearing convertible note for US$100,000, which automatically converted into 71,428 Common Shares on November 6, 2025.

On October 2, 2025, the Company issued a non-interest bearing convertible note for US$100,000 to an unaffiliated non-US investor, which automatically converted into 71,428 Common Shares at US$1.40 per share on November 6, 2025.

On November 7, 2025, the Company completed a financing round and issued 2,853,008 Common Shares at US$1.40 per share for gross proceeds of approximately US$4,000,000 to a number of unaffiliated non-US and US accredited investors. The net proceeds are intended to be used for general corporate purposes. In connection with any future U.S. listing or initial public offering, the Common Shares sold in this private placement will be subject to contractual transfer restrictions, including an initial six month lock up period following listing, subject to early release provisions tied to specified trading price and volume thresholds.

On January 26, 2026, the Company issued an aggregate of 3,250,000 Common Shares at US$1.40 per share to nine consultants as compensation for their services.

All of the securities described above were issued in transactions exempt from registration under the Securities Act of 1933, as amended. The issuances were made in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and, where applicable, Regulation S, as transactions not involving a public offering. The securities were issued only to founders, directors, officers, consultants, and accredited investors, for cash consideration or in exchange for services rendered to the Company. No general solicitation or advertising was used in connection with the issuances, and all recipients represented their intent to acquire the securities for investment only and not with a view to distribution.

Item 8. Exhibits.

(a)     The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement*
3.1	Notice of Articles and Articles of the Company, as currently in effect†
3.2	Amended and Restated Notice and Articles of Nuclea Energy Inc. to be effective as of the closing of the offering.*
4.1	Specimen Share Certificate†
5.1	Opinion of Oakridge Law LLP as to the validity of the Common Shares†
10.1	Independent Consulting Agreement, dated as of December 19, 2025, between Nuclea Energy Inc. and Josef Freundorfer†
10.2	Consulting Agreement, dated as of December 9, 2025, between Nuclea Energy Inc. and NxtEra Consulting Ltd.†
10.3	Amendment to Consulting Agreement, dated as of February 28, 2026, between Nuclea Energy Inc. and NxtEra Consulting Ltd.†
10.4	Consulting Agreement, dated as of March 30, 2026, between Nuclea Energy Inc. and Sagar Sanghera†
10.5	Consulting Agreement, dated as of February 25, 2026, between Nuclea Energy Inc. and Irydyum Scientific Inc.†
10.6	Industry Funded Research Collaboration Agreement, dated December 9, 2025, between University of Ontario Institute of Technology and Nuclea Energy Inc.†
10.7	Form of Lock-up agreement with the Company’s directors and executive officers and 10% shareholders†
10.8	Form of Lock-up agreement with the Company’s 3% to 10% shareholders†
10.9	Form of Subscription Agreement for Nuclea Energy Inc. November 7, 2025 financing round†

14.1	Code of Business Conduct and Ethics†
21.1	List of Subsidiaries†
23.1	Consent of Reliant CPA PC†
23.2	Consent of Oakridge Law LLP (included in Exhibit 5.1)†
24.1	Power of Attorney (included on signature page to the registration statement)†
99.1	Charter of the Audit Committee†
99.2	Charter of the Compensation Committee†
99.3	Charter of the Nominating and Corporate Governance Committee†
99.4	Consent of Director Nominee Subhash Paluru†
99.5	Consent of Director Nominee John McVey†
99.6	Consent of Director Nominee Magaly Bianchini†
99.7	Consent of Director Nominee George Kovalyov†
107	Registration Fee Table†

____________

*        To be filed by amendment.

†        Filed herewith.

(b)    Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)     to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(b)    insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(c)     for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(d)    for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on April 10, 2026.

Nuclea Energy Inc.
By:	/s/ Josef Freundorfer
Name:	Josef Freundorfer
Title:	Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sagar Sanghera his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstituting, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Josef Freundorfer	Chief Executive Officer	April 10, 2026
Josef Freundorfer	(Principal executive officer)
/s/ Sagar Sanghera	Chairman of the Board of Directors and President	April 10, 2026
Sagar Sanghera
/s/ Anna Skowron	Chief Financial Officer	April 10, 2026
Anna Skowron	(Principal financial and accounting officer)

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Nuclea Energy Inc., has signed this registration statement in New York, on April 10, 2026.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice-President on behalf of Cogency Global Inc.